                                           As filed pursuant to Rule 424(b)(5)
                                           under the Securities Act of 1933
                                           Registration No. 33-73508



           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 26, 1996

                    FREMONT SMALL BUSINESS LOAN MASTER TRUST

               VARIABLE RATE ASSET BACKED CERTIFICATES, SERIES D
                       $100,000,000 CLASS A CERTIFICATES
                            ------------------------

                              FREMONT FUNDING INC.
                                   TRANSFEROR

                         FREMONT FINANCIAL CORPORATION
                                    SERVICER
                            ------------------------

    The Fremont Small Business Loan Master Trust (the "Trust") will issue Variable Rate Asset Backed Certificates, Series D (the "Series D Certificates") in an aggregate principal amount of $109,260,000. The Series D Certificates will consist of $100,000,000 in aggregate principal amount of Variable Rate Asset Backed Certificates, Series D, Class A (the "Class A Certificates") and $9,260,000 in aggregate principal amount of Variable Rate Asset Backed Certificates, Series D, Class B (the "Class B Certificates"). The Class A Certificates are the only Certificates offered hereby. Information herein contained relating to the Class B Certificates is provided only to provide more complete information with respect to the Class A Certificates. Each Series D Certificate will represent an undivided interest in the Trust created pursuant to an Amended and Restated Pooling and Servicing Agreement dated as of April 1, 1997 (the "Pooling and Servicing Agreement"), among Fremont Funding Inc., as transferor (the "Transferor"), Fremont Financial Corporation, as servicer (the "Servicer"), and LaSalle National Bank, as trustee (the "Trustee"), as supplemented by the Series D Supplement thereto (the "Series D Supplement"). The property of the Trust includes, among other things, the right to repayment of loan advances (such rights, the "Advances") generated from time to time in a portfolio of revolving commercial finance loans (and related cross-collateralized term loans) ("Contracts"), monies on deposit in the Excess Funding Account and all monies due or to become due in payment of the Advances. An undivided interest in the assets of the Trust (the "Trust Assets") will be allocated to the Series D Certificateholders, including the right to receive a varying percentage of each month's collections with respect to the Advances, at the times and in the manner described herein. The Transferor will own the remaining undivided interest in the Trust not represented by any series of certificates. The Transferor from time to time may offer (so long as the requirements set forth herein are satisfied) other series of certificates that evidence undivided interests in certain assets of the Trust. The Trust has also issued a variable funding certificate (the "Variable Funding Certificate") which represents a fluctuating undivided interest in the Trust Assets. See "Description of the Variable Funding Certificate" in this Prospectus Supplement.

    Interest will accrue on the Class A Certificates at a variable annual rate of interest (the "Class A Certificate Rate") equal to the lesser of (a) LIBOR + 0.23% and (b) the Weighted Average Coupon (each as defined and determined herein and subject to adjustments under certain circumstances). The Class A Certificate Rate will be determined on a monthly basis. Interest with respect to the Class A Certificates will be distributed on May 15, 1997 and on the 15th day of each month thereafter (or, if any such 15th day is not a business day, the next succeeding business day, each a "Payment Date"). Principal is scheduled to be distributed with respect to the Class A Certificates beginning on the April 2002 Payment Date (the "Series D Amortization Period Commencement Date") or earlier in certain circumstances described herein. However, the timing of the principal payments on the Class A Certificates will be uncertain and can occur at any time during the Amortization Period (which is the period from the Series D Amortization Period Commencement Date until April 15, 2004 (the "Series D Termination Date")) or earlier upon the occurrence of certain Events of Termination. See "Maturity Assumptions," "Description of the Class A Certificates -- Principal Payments" and "Pooling and Servicing
Agreement -- Events of Termination" in this Prospectus Supplement.

    There currently is no secondary market for the Class A Certificates and there can be no assurance that one will develop.

                            ------------------------

THE CLASS A CERTIFICATES REPRESENT BENEFICIAL INTERESTS IN THE TRUST ONLY AND DO
   NOT REPRESENT INTERESTS IN OR RECOURSE OBLIGATIONS OF THE TRANSFEROR, THE SERVICER OR ANY AFFILIATE THEREOF. POTENTIAL INVESTORS SHOULD CONSIDER, AMONG
OTHER THINGS, THE INFORMATION SET FORTH IN "RISK FACTORS." COMMENCING AT PAGE 12
       OF THE PROSPECTUS AND AT PAGE S-10 OF THIS PROSPECTUS SUPPLEMENT.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                                              UNDERWRITING            PROCEEDS TO
                                    PRICE TO PUBLIC(1)         DISCOUNT(2)         TRANSFEROR(1)(3)
                                   ---------------------  ---------------------  ---------------------
Per Class A Certificate..........        100.000%                0.375%                 99.625%
Total............................      $100,000,000             $375,000              $99,625,000

---------------

(1) Plus accrued interest, if any, from April 14, 1997.

(2) The Transferor and the Servicer have agreed to indemnify Goldman, Sachs & Co. (the "Underwriters") against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

(3) Before deduction of expenses estimated to be $200,000 payable by the Transferor.

                            ------------------------

    The Class A Certificates are offered subject to receipt and acceptance by the Underwriters and to their right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Class A Certificates will be made in book-entry form only through the facilities of The Depository Trust Company ("DTC"), Cedel Bank, societe anonyme, and the Euroclear System on or about April 14, 1997, against payment therefor in immediately available funds.

                              GOLDMAN, SACHS & CO.
                            ------------------------

            The date of this Prospectus Supplement is April 3, 1997.

     This Prospectus Supplement does not contain complete information about the offering of the Class A Certificates. Additional information is contained in the Prospectus dated January 26, 1996 (the "Prospectus"), a copy of which is attached hereto, and purchasers are urged to read both this Prospectus Supplement and the Prospectus in full. Sales of the Class A Certificates may not be consummated unless the purchaser has received both this Prospectus Supplement and the Prospectus.
                               ------------------

                     REPORTS TO CLASS A CERTIFICATEHOLDERS

     Unless and until Definitive Certificates are issued, monthly reports, containing information concerning the Trust and prepared by the Servicer, will be sent on behalf of the Trust to Cede & Co. ("Cede"), as nominee of DTC and registered holder of the Class A Certificates, pursuant to the Pooling and Servicing Agreement. Such reports may be available to beneficial owners of Class A Certificates in accordance with the regulations and procedures of DTC.
                               ------------------

                             AVAILABLE INFORMATION

     In addition to the locations identified under "Available Information" in the Prospectus, the Securities and Exchange Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statement and other information regarding registrants, including the Transferor, that file electronically with the Securities and Exchange Commission.
                               ------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A CERTIFICATES, INCLUDING OVER-ALLOTMENT, STABILIZING, AND SHORT-COVERING TRANSACTIONS IN SUCH CERTIFICATES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING OF THE CLASS A CERTIFICATES. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus Supplement and the attached Prospectus. Certain capitalized terms used herein are defined elsewhere in this Prospectus Supplement or the Prospectus. See the "Index of Key Terms" in the Prospectus and in this Prospectus Supplement for the location therein and herein of certain capitalized terms. This Prospectus Supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"). Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth under the heading "Risk Factors" in the Prospectus and this Prospectus Supplement.

Offered Securities.........  $100,000,000 Variable Rate Asset Backed
                             Certificates, Series D, Class A.

Transferor.................  Fremont Funding Inc. (the "Transferor"). The
                             principal executive offices of the Transferor are located at 2020 Santa Monica Boulevard, Suite 500, Santa Monica, California 90404-2023, telephone number (310) 315-3988.

Series D Certificates......  The Fremont Small Business Loan Master Trust (the
                             "Trust") will issue Variable Rate Asset Backed Certificates, Series D (the "Series D Certificates") in an aggregate principal amount of $109,260,000. The Series D Certificates will consist of $100,000,000 in aggregate principal amount of Variable Rate Asset Backed Certificates, Series D, Class A (the "Class A Certificates") and $9,260,000 in aggregate principal amount of Variable Rate Asset Backed Certificates, Series D, Class B (the "Class B Certificates"). The Class A Certificates are the only Certificates offered hereby. Information herein contained relating to the Class B Certificates is provided only to provide more complete information with respect to the Class A Certificates. The Class A Certificates will be available for purchase in minimum denominations of $1,000 and in integral multiples in excess thereof. The Class A Certificates initially will be represented by one or more certificates registered in the name of Cede, as the nominee of DTC. As used herein, the term "Class A Certificateholders" refers to Holders of the Class A Certificates. The Holders of beneficial interests in the Class A Certificates will not be entitled to receive definitive certificates representing their respective interests unless Definitive Certificates are issued under the limited circumstances described in the Prospectus. See "Description of the Certificates -- Definitive Certificates" in the Prospectus. Rights in the Trust's assets will be allocated among (i) the interest of the Holders of Series C Certificates (the "Series C Certificateholders' Interest"), (ii) the interest of the Holders of Series D Certificates (the "Series D Certificateholders' Interest"), (iii) the interest of the Holders of Series 1995-1 Certificates (the "Series 1995-1 Certificateholders' Interest"), (iv) the interest of the Holders of any other Series issued in the future pursuant to the Pooling and Servicing Agreement (together with the Series C Certificateholders' Interest, the Series D Certificateholders' Interest, and the Series 1995-1 Certificateholders' Interest, the "Investor Interest"), (v) the interest of the Holder of the Variable Funding Certificate (the "Issuer Interest"), and (vi) the interest of the Transferor (the "Transferor Interest"), as described below. The principal amount of the Transferor Interest fluctuates as the amount of outstanding Advances in the Trust and the amount on deposit in the Excess Funding Account change from time to time. The Transferor Interest represents rights in the assets of the Trust not allocated to the Investor Interest or to the Issuer Interest.

                             No reduction of the aggregate principal amount of the Class A Certificates is expected during the "Series D Non-Amortization Period" (the period beginning on the date of the issuance of the Series D Certificates (the "Closing Date") and ending on the day prior to the Series D Amortization Period Commencement Date, or earlier upon the occurrence of an Event of Termination with respect to the Series D Certificates); provided, however, that the aggregate principal amount of the Class A Certificates may be reduced during the Non-Amortization Period due to the allocation of Charge-Off Amounts (as defined in the Prospectus) to the Class A Certificates or upon the optional repurchase of the Series D Certificates by the Transferor. Charge-Off Amounts that are allocated to the Series D Certificates shall be allocated as follows: first, to the Series D Subordinated Transferor Amount until such amount has been reduced to zero, second, to the Class B Invested Amount until such amount has been reduced to zero, and finally, to the Class A Invested Amount. On each Payment Date beginning on the Series D Amortization Period Commencement Date, until the earlier of the date the Class A Certificates are paid in full or the Series D Termination Date (the "Series D Amortization Period"), principal of the Series D Certificates will be payable to the extent Gross Collections allocable to the Series D Certificates are available after payment of certain non-principal amounts with respect to the Series D Certificates. Payments of principal of the Class B Certificates are subordinated in right of payment to payments of principal then due and owing in respect of the Class A Certificates. As a result, payments of principal allocable to the Series D Certificates shall first be made to the Class A Certificateholders until the Class A Invested Amount has been reduced to zero, and thereafter to the Class B Certificateholders. In any event, funds allocated to the Series D Certificates will be applied to Servicing Fees and payments of interest then due and payable in respect of the Class A Certificates and the Class B Certificates, prior to any allocation to principal of the Class A Certificates. See "Description of the Class A Certificates -- Principal Payments."

                             The Class A Certificates will evidence undivided interests in the assets of the Trust designated as the "Class A Certificateholders' Interest." Such Class A Certificates will represent the right to receive from such assets funds, up to (but not in excess of): (i) the amounts required to make payments of interest on the Class A Certificates at a variable annual rate equal to the Class A Certificate Rate which is equal to the lesser of
                             (a) one-month LIBOR (as defined and determined herein) + 0.23% and (b) the weighted average of the finance charges and fees that accrued on the Advances during the relevant monthly period (the "Settlement Period") minus the Servicing Fee Percentage (as defined) (the "Weighted Average Coupon"), and (ii) at any time during the Series D Amortization Period, the payment of principal, to the extent of the Class A Invested Amount (which is generally equal to the unpaid principal amount of the Class A

                             Certificates, reduced to reflect unreimbursed Charge-Off Amounts allocated to the Class A Certificates). The "Monthly Servicing Fee" relating to the Series D Investor Interest shall equal the product of the Series D Invested Amount as of the first day of the related Settlement Period and the Servicing Fee Percentage multiplied by a fraction, the numerator of which is equal to the actual number of days in the related Settlement Period and the denominator of which is equal to 360. The "Servicing Fee Percentage" will be equal to 2%. See "Description of the Class A
                             Certificates -- General."

Interest...................  Interest on the Class A Certificates will be distributed commencing on May 15, 1997, and on the 15th day of each month thereafter, or if such day is not a Business Day (as such term is defined in the Pooling and Servicing Agreement), on the next succeeding Business Day (each, a "Payment Date"), in an amount equal to the product of (i) LIBOR
                             + 0.23% per annum in the case of the first Payment Date, or (ii) the Class A Certificate Rate in the case of all other Payment Dates, and the Class A Invested Amount as of the immediately preceding Payment Date (after giving effect to any payments on, or reductions of, the Class A Invested Amount on such Payment Date, or in the case of the first Payment Date, the initial Class A Invested Amount) multiplied by a fraction, the numerator of which is equal to the actual number of days in the related Interest Accrual Period (as defined below), and the denominator of which is 360. Interest will accrue from, and including, the Closing Date to, and including, May 14, 1997 at a rate per annum equal to LIBOR (determined as of two London business days prior to the Closing Date) + 0.23%. Thereafter interest will accrue at the Class A Certificate Rate from, and including, each Payment Date to, and including, the calendar day immediately preceding the next succeeding Payment Date (each an "Interest Accrual Period"). Payments of interest on the Class B Certificates are subordinated in right of payment to payments of interest then due and owing in respect of the Class A Certificates.

Series D Amortization
Period Commencement Date...  April 2002 Payment Date.

Series D Termination
Date.......................  April 2004 Payment Date.

Principal Payments

A. Series D
Non-Amortization Period....  No principal will be payable to the Class A
                             Certificateholders until the Series D Amortization Period Commencement Date or earlier upon the occurrence of an Event of Termination. During the Series D Non-Amortization Period, Gross Collections (other than amounts required to be deposited into the Collection Account (i) to pay interest on and principal of any outstanding Series, (ii) to make daily deposits with respect to the Variable Funding Certificate, (iii) to pay the Servicing Fee, and
                             (iv) to make required deposits to be allocated to the Excess Funding Account or payments with respect to any Enhancements) will, subject to certain limitations, be used on behalf of the Transferor to purchase additional Advances from Fremont Financial or be paid from the Trust to the Holder of the Transferor Certificate.

B. Series D Amortization
Period ..................... Principal payments will be made in respect of the
                             Class A Certificates (i) during the Series D
                             Amortization Period, (ii) under certain
                             circumstances after a Partial Amortization Event, or (iii) pursuant to an optional repurchase by the Transferor on or after the April 2001 Payment Date. Payments of principal of the Class B Certificates will be subordinated in right of payment to payments of principal then due and owing in respect of the Class A Certificates. In any event, funds allocated to the Series D Certificates will be applied to Servicing Fees and payments of interest then due and payable in respect of the Class A Certificates and the Class B Certificates, prior to any allocation to principal of the Class A Certificates. See "Description of the Class A Certificates -- Principal Payments."

Series B Certificates......  On November 9, 1993, the Transferor issued $100 million principal amount of Series B Certificates. The Transferor has elected to repurchase the outstanding Series B Certificates and intends to repurchase all of the Series B Certificates contemporaneously with the issuance of the Series D Certificates. See "Description of Repurchase" and "Use of Proceeds."

Series C Certificates......  On February 14, 1996, the Transferor issued $135 million principal amount of Series C Certificates. See "Description of Outstanding Investor Certificates."

Variable Funding
Certificate................  The Trust has issued the Variable Funding
                             Certificate. The outstanding principal balance of the Variable Funding Certificate may fluctuate from time to time to absorb a portion of any increases or decreases in the aggregate outstanding principal balance of the Advances. The Holder of the Variable Funding Certificate owns an undivided interest in the Trust that is pari passu with the interests of all Holders of the Series C Certificates, the Series D Certificates and any other unsubordinated Series of Investor Certificates that may be issued in the future. Generally, payments of principal of and interest on the Variable Funding Certificate may be made more frequently than payments with respect to the Series C Certificates, the Series D Certificates and any other outstanding Series of Investor Certificates. However, following an Event of Termination, payments with respect to the Variable Funding Certificate will only be made on a pro rata basis with the Series C Certificates, the Series D Certificates and any other outstanding unsubordinated Series of Investor Certificates. See "Description of the Variable Funding Certificate."

Series 1995-1
Certificates...............  The Trust has issued an aggregate of $30 million principal amount of Subordinated Variable Rate Asset Backed Certificates, Series 1995-1 (the "Series 1995-1 Certificates," and together with certificates of any other similar subordinated series, "Subordinated Investor Certificates"). Payments of principal and interest to the Holders of the Subordinated Investor Certificates will be subordinated to the Investor Interests of the Holders of the Series C Certificates and any other Series of Investor Certificates to which such Subordinated Investor Certificates are expressly subordinated and the Holder of the Variable Funding Certificate, as each may be increased or decreased from time to time, to the extent set forth in the related Supplement.

                             The Subordinated Investor Certificates will not be expressly subordinated to the Series D Certificates and therefore the Subordinated Investor Certificates will not provide any credit enhancement to the Series D Certificates, and references to the Subordinated Investor Certificates in the Prospectus should be interpreted accordingly. The credit enhancement for the Class A Certificates will be provided by the portion of the Subordinated Transferor Interest allocated to the Series D Certificates (which is referred to as the "Series D Subordinated Transferor Amount") and the subordination of the Class B Invested Amount. The only credit enhancement for the Class B Certificates will be provided by the Series D Subordinated Transferor Amount. Thus, the Class B Certificates will provide credit enhancement for the benefit of the Class A Certificates only and will not constitute "Subordinated Investor Certificates." See "Description of Outstanding Investor Certificates."

Transferor Certificate.....  The Transferor holds the Transferor Certificate which represents its retained interest (the
                             "Transferor Interest") in the Trust. The Transferor has the right under the Pooling and Servicing Agreement, subject to satisfying certain conditions specified therein (including confirmation that such issuance will not result in any Rating Agency reducing or withdrawing its rating of any outstanding Series or Class of Investor Certificates), to cause the Trust to issue additional Series or Classes of Investor Certificates or reissue the Variable Funding Certificate or to increase the Invested Amount or the Issuer Amount of any outstanding Series or Class of Investor Certificates or the Variable Funding Certificate, in each case to the extent provided in the related Supplement. See "Pooling and Servicing Agreement -- New Certificates" in the Prospectus and "Description of the Class A Certificates -- Issuance of Additional Class A Certificates" herein.

                             As the Holder of the Transferor Certificate, the Transferor is entitled to receive, on each Business Day, the amount of Gross Collections available for such day that are not required to be deposited into the Collection Account or used on behalf of the Transferor to acquire additional Advances from Fremont Financial; provided, however, that such amount may not exceed the excess of the Transferor Amount over the sum of (i) the Aggregate Subordinated Minimum Transferor Amount and (ii) any Defaulted Amounts for the current Settlement Period, as determined in accordance with the Pooling and Servicing Agreement. The Transferor's right to receive such amounts is subject to the subordination of the Transferor Interest as described in the Prospectus.

Events of Termination......  Upon an Event of Termination, a partial or complete amortization of the Series D Certificates will occur. In this event, payments of principal of the Class B Certificates will be subordinated in right of payment to payments of principal then due and owing in respect of the Class A Certificates. However, funds allocated to the Series D Certificates will be applied to Servicing Fees and payments of interest then due and payable in respect of the Class A Certificates and the Class B Certificates, prior to any allocation to principal of the Class A Certificates and the Class B Certificates. See "Pooling and Servicing

                             Agreement -- Events of Termination" and
                             "Description of the Class A
                             Certificates -- Principal Payments."

Cash Collateral Maintenance
  Amount...................  The Cash Collateral Maintenance Amount (as defined herein) is to be funded out of Gross Collections upon an Amortization of the Series D Certificates and will be held on deposit in the Cash Collateral Account pursuant to the terms of the Pooling and Servicing Agreement. Thereafter, to the extent that Gross Collections allocated to the Series D Certificates are insufficient to pay interest on, and the Monthly Servicing Fee with respect to, the Series D Certificates, a withdrawal will be made from the Cash Collateral Account for such purpose. See "Pooling and Servicing Agreement."

Credit Enhancement for the
  Series D Certificates....  The Aggregate Subordinated Transferor Amount will provide credit enhancement to all Series of Investor Certificates and the Variable Funding Certificate. All Charge-Off Amounts allocable to the Series D Certificates will first be allocated to reduce to zero the portion of the Subordinated Transferor Interest allocable to the Series D Certificates. Charge-Off Amounts allocated to the Series D Certificates will then be further allocated to reduce to zero the Class B Invested Amount, prior to any allocation to the Class A Certificates. See "Pooling and Servicing Agreement -- Determination and Allocation of Charge-Offs and Subordination Amounts" and
                             "-- Deposits to Collection Account" in the
                             Prospectus.

Excess Funding Account.....  On each Business Day, the Servicer will allocate to the Excess Funding Account an amount (the "Excess Funding Amount") which shall be equal, on any date of determination, to the amount, if any, by which
                             (i) the sum of (A) the Invested Amount for each outstanding Series, (B) the Issuer Amount, and (C) the Aggregate Subordinated Minimum Transferor Amount exceeds (ii) the sum of (A) the aggregate unpaid principal balances of the Eligible Advances (the "Aggregate Eligible Principal Advances"), (B) the amount on deposit in the Excess Funding Account, (C) the amounts on deposit in the Collection Account in excess of any amounts allocated for the payment of interest or servicing fees on any Series of Investor Certificates or the Variable Funding Certificate, and (D) the amounts on deposit in the Concentration Accounts (subject to a maximum amount equal to 3% of the Aggregate Eligible Principal Advances, which may be increased to 5% with the prior approval of each Rating Agency).

                             The Excess Funding Account is designed to hold Gross Collections not deposited in the Collection Account until such amount can be invested on behalf of the Transferor in additional Advances. Funds on deposit in the Excess Funding Account may be withdrawn and paid to the Transferor (subject to the limitations described herein) or allocated to one or more Series. In addition to the foregoing, the Transferor may, at its option on any Business Day, deposit funds in the Excess Funding Account to the extent necessary to maintain the Aggregate Subordinated Minimum Transferor Amount.

Optional Repurchase........  The Invested Amount of the Series D Certificates
                             will be subject to optional repurchase by the Transferor on any Payment Date on or after the April 2001 Payment Date. Upon such optional repurchase, the Class A Certificateholders will receive in cash an amount equal to the Class A Invested Amount plus accrued and unpaid interest on such Invested Amount through the day preceding the Payment Date on which the repurchase occurs. The Class B Certificateholders would receive in cash an amount equal to the Class B Invested Amount plus accrued and unpaid interest on the Class B Certificates through the day preceding the Payment Date on which the repurchase occurs. The Transferor may not effect an optional repurchase of the Class A Certificates unless all outstanding Series D Certificates (including the Class B Certificates) are concurrently repurchased.

Certain Federal Income Tax
  Considerations...........  In the opinion of Hunton & Williams, special tax counsel to the Transferor ("Tax Counsel"), the Class A Certificates will be characterized as debt for federal income tax purposes. See "Certain Federal Income Tax Consequences -- Characterization of the Investor Certificates as Indebtedness" in the Prospectus. Under the Pooling and Servicing Agreement, the Transferor, the Trustee and the Servicer will agree to treat the Class A Certificates as debt for federal income tax purposes. In addition, by acceptance of a Class A Certificate, each Class A Certificateholder will be deemed to have agreed to treat such Class A Certificate as a debt instrument for purposes of federal and state income tax, franchise tax and any other tax measured in whole or in part by income. Nonetheless, no ruling from the Internal Revenue Service (the "Service") on the federal income tax characterization of the arrangement between the Transferor and the Class A Certificateholders has been or will be sought. As a result, there can be no guarantee that the Service will agree with Tax Counsel's opinion of the characterization of that arrangement. See "Certain Federal Income Tax Consequences" in the Prospectus. At the offering price set forth on the cover page hereof, the Class A Certificates will not be issued with original issue discount.

ERISA......................  The Employee Retirement Income Security Act of
                             1974, as amended ("ERISA") imposes certain restrictions on those pension, profit sharing, and other employee benefit plans to which it applies ("Plans"). Any Plan fiduciary who proposes to cause a Plan to purchase Class A Certificates should consult with its counsel with respect to the potential applicability of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), to such investment. See "Employee Benefit Plan Considerations" in the Prospectus.

Class A Certificate
Ratings....................  It is a condition to the issuance of the Class A
                             Certificates that they be rated "AAA" by Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., and by Duff & Phelps Credit Rating Co. (collectively, the "Rating Agencies"). See "Rating of the Class A Certificates" herein and "Risk
                             Factors -- Certificate Rating" in the Prospectus.

                                  RISK FACTORS

     In addition to the other information in this Prospectus Supplement and the Prospectus, the following should be considered carefully in evaluating an investment in the Class A Certificates. See "Risk Factors" and "Certain Legal Aspects of the Advances" in the Prospectus. This Prospectus Supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and elsewhere in this Prospectus Supplement and the Prospectus.

     REPAYMENT OF SERIES C CERTIFICATES BEFORE SERIES D CERTIFICATES; SECOND IN TIME. Principal is scheduled to be distributed to the Holders of Series C Certificates beginning on the Series C Amortization Period Commencement Date which is the May 2000 Payment Date. Thus, principal payments on the Series C Certificates are scheduled to commence one year and eleven months prior to the scheduled commencement of principal payments on the Series D Certificates and could reduce the Trust's funds before principal becomes due on the Series D Certificates. Also, the Series C Certificates are subject to optional repurchase by the Transferor on and after the May 1999 Payment Date. The outstanding Issuer Amount of the Variable Funding Certificate may fluctuate from time to time and payments of principal on the Variable Funding Certificate may be due and payable on any Payment Date. Thus, principal payments on the Variable Funding Certificate could be made at any time and could reduce the Trust's funds before principal becomes due on the Series D Certificates. See "Description of the Certificates -- Variable Funding Certificate" in the Prospectus. Fremont Financial will continue to need one or more internal or external sources of working capital in order to fund the Advances and continue its operations. Fremont Financial should be able to obtain a portion of such capital from the sale of Advances to the Transferor and the Trust if the Trust is able to issue additional Investor Certificates of a new or existing Series or Class or increase the Variable Funding Certificate. If the Trust were unable to issue additional Investor Certificates or increase the Variable Funding Certificate or if other internal or external sources of capital were unavailable or insufficient for Fremont Financial's working capital needs, Fremont Financial would need to seek an alternative source of capital. If Fremont Financial were unable to obtain an alternative source of capital, sufficient to continue to make advances to its Obligors after a Series or Class of Certificates commenced amortization, payments by Obligors could be adversely affected and an Event of Termination could occur. See "Maturity Assumptions" herein and in the Prospectus. If the Transferor were unable to issue additional Investor Certificates or increase the Variable Funding Certificate, the Transferor might seek, as an alternative source of funding, to sell a portion of the assets in the Trust sufficient to pay principal of and accrued and unpaid interest on all then-outstanding Investor Certificates and the Variable Funding Certificate. There can be no assurance that such a strategy would be effective or would yield sufficient proceeds to repay all then-outstanding Investor Certificates, or that alternate financing would be available.

     PAYMENTS AND MATURITY. The Advances may be paid at any time, and there is no assurance that there will be any additional Advances created under the Contracts (or that new Contracts will be created) or that any particular pattern of Obligor repayments will occur. The full payment of the Series D Invested Amount on any Payment Date on or after the Series D Amortization Period Commencement Date is primarily dependent on the rate of repayment of the Advances by Obligors and other factors described under "Maturity Assumptions" herein and in the Prospectus. As a result, no assurance can be given that the Class A Invested Amount will be paid on or before any particular date prior to the Series D Termination Date. See "Description of the Class A
Certificates -- Principal Payments."

     VOLATILITY OF LIBOR; BASIS RISK. The Class A Certificate Rate and the Class B Certificate Rate may fluctuate from one Interest Accrual Period to another in response to changes in LIBOR. From January 1987 to December 1996, LIBOR ranged between a high of 10.31% and a low of 3.06%. The Transferor believes that LIBOR will continue to fluctuate and no representation can be made as to what LIBOR will be in the future. In addition, the Advances bear interest at the prime rate plus a margin, while the Series D Certificates bear interest at a floating rate based on LIBOR. To the extent that the prime rate decreases or does not increase as fast as LIBOR, the interest rate payable on the Class A Certificates may be limited to the Weighted Average Coupon rate received on the Advances and in the event such circumstances continue for more than three consecutive Payment Dates, an Event of Termination will occur. See "Pooling and Servicing
Agreement -- Events of Termination." Further, if there is a decline in the prime rate, the amount of finance charges and fees in the Trust may be reduced and, even if there is a similar reduction in the floating rate applicable to any Series or Class, there will not necessarily be a similar reduction in the other amounts required to be funded out of such finance charges and fees (such as Defaulted Amounts (as defined herein)). See "Description of the Class A Certificates -- Interest Payments" and "Pooling and Servicing
Agreement -- Determination and Allocation of Charge-Offs and Subordinated Amounts -- Defaulted Amount" in this Prospectus Supplement.

     CERTAIN LEGAL ASPECTS; BANKRUPTCY CONSIDERATIONS. As described in the Prospectus under "Risk Factors -- Certain Bankruptcy Considerations" and "Certain Legal Aspects of the Advances," the transfer of Advances from Fremont Financial to the Transferor is intended to be, and has been structured as, an "absolute conveyance" or "true sale" of the Advances to the Transferor. In Octagon Gas Systems, Inc. v. Rimmer (In re Meridian Reserve, Inc.), 995 F.2d 948 (10th Cir. 1993), cert. denied, 114 S.Ct. 554 (1993), the United States Court of Appeals for the Tenth Circuit suggested that even a sale of accounts generally constitutes a secured financing, and therefore, the accounts would be considered property of the seller's estate in a bankruptcy of the seller. In June 1994, the Permanent Editorial Board ("PEB") of the Uniform Commercial Code issued an official comment, PEB Commentary No. 14, which criticized the Octagon decision, but such commentary does not have the force of law. If a challenge were made to the characterization of the transfer of Advances to the Transferor as an "absolute conveyance" or a "true sale", a court could follow the Octagon analysis or otherwise recharacterize the sale of the Advances, with the result that the Advances would be considered property of Fremont Financial, and subject to claims of creditors of Fremont Financial. In any such case, a court would likely balance a number of factors to determine whether the substance of the transaction warranted recharacterization. The court's analysis would probably take into consideration the intent of the parties to treat the transaction as a sale and the structure of the transaction as a sale. However, no assurance can be given that such intent would be controlling. If the foregoing position were to be argued before a court, such arguments, even if ultimately unsuccessful, could prevent timely payments of amounts due on the Series D Certificates, and if ultimately successful, could result in payment of reduced amounts on the Series D Certificates.

                                   THE TRUST

     The assets of the Trust include, among other things, the Advances, monies on deposit in the Excess Funding Account, and all monies due or to become due in payment of the Advances. As of December 31, 1996, the balance of the Excess Funding Account was approximately $15 million. Upon the closing of this offering and the repurchase of the Series B Certificates, the balance of the Excess Funding Account is expected to be approximately $10 million.

                              THE TRUST PORTFOLIO

     The Trust Portfolio consists of Advances arising under Contracts originated or purchased by Fremont Financial that have been transferred to the Trust. See "The Transferor and Fremont Financial," "Asset-Based Lending" and "The Advances" in the Prospectus.

     As of December 31, 1996, with respect to the Advances in the Trust
Portfolio: (a) there were 135 Obligors with an aggregate principal balance of $304.6 million under total lines of credit of $506.9 million; (b) the average credit line per Obligor was $3.75 million and the average balance of principal Advances per Obligor was $2.26 million; and (c) the length of time until maturity of the Contracts with respect to the Advances ranged from 1 month to 49 months. For the year ended December 31, 1996, the average interest yield (net of fees) over the average prime rate was 3.65%. At December 31, 1996, the prime rate was 8.25%. See "Asset-Based Lending -- General" in the Prospectus.

COMPOSITION OF ADVANCES BY CLASSIFICATION OF PRIMARY COLLATERAL

     As of December 31, 1996, the composition by classification of Primary Collateral of the Advances in the Trust Portfolio as a percentage of the total principal outstanding on that date was as follows: 50.6% accounts receivable; 28.5% inventory; 15.0% machinery and equipment; and 5.7% real estate. In addition, 0.2% of the Advances were classified as non-accrual.

     The following table sets forth the composition of the Advances in the Trust Portfolio by classification of Primary Collateral at the end of each indicated month and as a percentage of the total principal outstanding at the dates indicated.

                        ACCOUNTS                MACHINERY AND                                TOTAL TRUST
                       RECEIVABLE   INVENTORY     EQUIPMENT     REAL ESTATE   NON-ACCRUAL     PORTFOLIO
                       ----------   ---------   -------------   -----------   -----------   -------------
March 1993...........     64.8%        22.3%         10.4%          2.5%          0.0%      $ 207,581,000
June 1993............     63.5%        24.3%          9.8%          2.4%          0.0%        224,082,000
September 1993.......     59.0%        24.6%         13.9%          2.3%          0.2%        265,398,000
December 1993........     60.8%        23.2%         13.1%          2.7%          0.2%        302,845,000
March 1994...........     57.1%        25.3%         13.9%          3.5%          0.2%        289,093,000
June 1994............     56.6%        24.4%         14.9%          4.0%          0.1%        331,841,000
September 1994.......     57.4%        23.6%         15.1%          3.8%          0.1%        342,431,000
December 1994........     56.0%        25.9%         14.6%          3.5%          0.0%        356,881,000
March 1995...........     55.8%        26.4%         14.7%          3.0%          0.1%        348,213,000
June 1995............     56.2%        26.6%         13.0%          4.1%          0.1%        369,856,000
September 1995.......     55.5%        26.5%         13.2%          4.7%          0.1%        364,736,000
December 1995........     52.8%        25.4%         15.2%          6.4%          0.2%        308,716,000
March 1996...........     50.4%        28.5%         14.3%          6.7%          0.1%        314,114,000
June 1996............     50.3%        28.4%         14.8%          6.2%          0.3%        335,116,000
September 1996.......     54.1%        25.9%         13.2%          6.6%          0.2%        351,624,000
December 1996........     50.6%        28.5%         15.0%          5.7%          0.2%        304,559,000

     The Primary Collateral is the collateral that Fremont Financial gives the most emphasis in determining the amount to be advanced to a borrower. A loan, or a portion thereof, is classified as non-accrual when, in Fremont Financial's opinion, amounts due under the related contract may not be fully collected because the value of the underlying collateral is insufficient and/or the financial condition of the relevant borrower is uncertain. No assurance can be given that Fremont Financial has correctly characterized the collectibility of the Advances.

     The table set forth above reflects the composition of the Trust Portfolio, which has differed from time to time and may differ from the results for the Fremont Portfolio, as described under "Asset-Based Lending" in the Prospectus. The outstanding balance of the Trust Portfolio may increase or decrease based upon such factors as the number of new Contracts added to the Trust, the number of Contracts removed from the Trust, the number of Contracts paid off and terminated by Obligors, and fluctuations in the amounts borrowed by existing Obligors (which fluctuations may be due to various factors, including seasonality and general business or industry specific conditions). For example, under the Trust's concentration limits, any Advance constituting 3% or more of the Aggregate Eligible Principal Advances will not be considered an Eligible Advance to the extent of such excess. See "Pooling and Servicing
Agreement -- Representations and Warranties" in the Prospectus. Larger Advances may therefore be retained by Fremont Financial rather than being sold to Fremont Funding and transferred to the Trust or, if initially transferred to the Trust, may be subsequently removed from the Trust. From the inception of the Trust through December 31, 1996, Advances arising under five Contracts have been removed from the Trust (in accordance with the conditions described in "Pooling and Servicing Agreement -- Removal of Contracts" in the Prospectus). One of these loans, in the principal amount of approximately $13.8 million, was removed from the Trust in 1995, was assigned non-accrual status shortly thereafter and subsequently a portion of the loan was charged off by Fremont Financial. This resulted in an increase in the percentage of Advances on non-accrual status in the Fremont Portfolio as well as an increase in the net charge-off percentage for the Fremont Portfolio, but did not adversely impact the non-accrual and net charge-off percentages for the Trust Portfolio. However, had the loan remained in the Trust Portfolio, it would have adversely affected the non-accrual and net charge-off percentages for the Trust Portfolio. See "Pooling and Servicing Agreement -- Removal of Contracts," "Risk Factors -- Competition in the Small Business and Middle Market Loan Industry," "Asset-Based Lending -- Composition of Collateral of the Advances in the Fremont Portfolio" and "The Advances -- General" in the Prospectus.

COMPOSITION OF ADVANCES BY LOAN BALANCE

     The following table sets forth, as of December 31, 1996, with respect to the Advances in the Trust Portfolio the number of Obligors with Advances within certain defined ranges and the size of those Advances as a percentage of the Trust Portfolio.

                                        NUMBER OF
          LOAN BALANCE RANGE            OBLIGORS      PERCENTAGE     TOTAL ADVANCES(1)     PERCENTAGE
--------------------------------------  ---------     ----------     -----------------     ----------
Under $1 Million......................      32            24%         $    18,046,000           6%
$1 Million to $2 Million..............      54            40%              75,785,000          24%
$2 Million to $3 Million..............      22            16%              53,747,000          18%
$3 Million to $4 Million..............       5             4%              18,028,000           6%
$4 Million to $5 Million..............       8             6%              35,931,000          12%
$5 Million and above..................      14            10%             103,022,000          34%
                                           ---            ---            ------------          ---
  Total...............................     135           100%         $   304,559,000         100%
                                           ===            ===            ============          ===

---------------

(1) The largest amount of Advances outstanding to one Obligor in the Trust Portfolio as of December 31, 1996 amounted to approximately $11.4 million.

COMPOSITION OF ADVANCES BY GEOGRAPHIC DISTRIBUTION

     The following table provides the geographic distribution of the chief operating office of each Obligor for the Advances in the Trust Portfolio on the basis of Advances outstanding and the number of Obligors generating such Advances as of December 31, 1996.

                                                                                         PERCENTAGE
                                           NUMBER OF                        TOTAL         OF TOTAL
                  STATE                    OBLIGORS      TOTAL LINES      ADVANCES        ADVANCES
-----------------------------------------  ---------     -----------     -----------     ----------
                                                            (DOLLARS IN THOUSANDS)
California...............................      44        $   135,922     $    89,676        29.4%
Michigan.................................      15             82,761          45,039        14.8%
Georgia..................................       7             37,150          19,653         6.5%
Maryland.................................       6             30,700          18,480         6.1%
Minnesota................................       8             25,960          13,250         4.4%
Missouri.................................       3             17,509          13,146         4.3%
Florida..................................       2             19,000          11,960         3.9%
Texas....................................       4             20,100          11,284         3.7%
Indiana..................................       2             14,500           9,857         3.2%
New York.................................       5             12,650           9,426         3.1%
All other states(*)......................      39            110,628          62,788        20.6%
                                              ---           --------        --------        -----
                                              135        $   506,880     $   304,559       100.0%
                                              ===           ========        ========        =====

---------------

 * All other states, each with less than 3.00%.

COMPOSITION OF ACCOUNTS BY TYPE OF OBLIGOR

     The following table provides the composition of the Advances in the Trust Portfolio on the basis of the type of business in which the Obligor is involved as of December 31, 1996.

   STANDARD
  INDUSTRIAL                                                                                      PERCENTAGE
CLASSIFICATION                                                            TOTAL        TOTAL       OF TOTAL
     CODE                              CATEGORY                           LINES       ADVANCES     ADVANCES
--------------  ------------------------------------------------------  ----------   ----------   ----------
                                                                               (DOLLARS IN THOUSANDS)
    STANDARD INDUSTRIAL CLASSIFICATION CODE CATEGORIES OVER 2.00%
   519          Wholesale trade/non-durable goods/misc. non-durable
                goods.................................................  $   32,509   $   22,615        7.43%
   202          Manufacturing/food and kindred products/dairy
                products..............................................      30,350       20,692        6.79%
   346          Manufacturing/fabricated metal products/metal forging
                and stamping..........................................      28,120       18,513        6.08%
   251          Manufacturing/furniture and fixtures/household
                furniture.............................................      32,750       17,899        5.88%
   308          Manufacturing/rubber and misc. plastics products/misc.
                plastics products.....................................      25,337       15,073        4.95%
   275          Manufacturing/printing and publishing/commercial
                printing..............................................      22,840       13,834        4.54%
   503          Wholesale trade/durable goods/lumber and construction
                materials.............................................      20,600       13,661        4.49%
   267          Manufacturing/paper and allied products/misc.
                converted paper products..............................      19,640       11,508        3.78%
   571          Retail trade/furniture and home furnishings
                stores/furniture and home furnishings stores..........      20,000       11,360        3.73%
   517          Wholesale trade/non-durable goods/petroleum and
                petroleum products....................................      21,328       11,325        3.72%
   209          Manufacturing/food and kindred products/misc. food and
                kindred products......................................      19,500       11,216        3.68%
   373          Manufacturing/transportation equipment/ship and boat
                building and repairing................................      15,000       11,041        3.63%
   349          Manufacturing/fabricated metal products/misc.
                fabricated metal products.............................      12,900        8,504        2.79%
   514          Wholesale trade/non-durable goods/groceries and
                related products......................................      10,300        7,391        2.43%
   506          Wholesale trade/durable goods/electrical goods........       8,630        7,306        2.40%
                                                                                                    --------
                Sub-total.............................................  $  319,804   $  201,938       66.32%
STANDARD INDUSTRIAL CLASSIFICATION CODE CATEGORIES UNDER 2.00%........     187,076      102,621       33.68%
                                                                                                    --------
                Total.................................................  $  506,880   $  304,559      100.00%
                                                                                                    ========

CHARGE-OFFS, RECOVERIES AND NET CHARGE-OFFS AND NON-ACCRUAL LOANS

     The following table sets forth the amounts of charge-offs and non-accrual loans for the Trust Portfolio at each of the dates and for each of the periods shown. Loans, or portions thereof, are classified as non-accrual when, in Fremont Financial's opinion, amounts due under a Contract will not be collected because the value of the underlying collateral is insufficient or the financial condition of the Obligor is uncertain. A non-accrual loan, or portion thereof, is charged-off when the amount of an Advance that will not be realized becomes more certain. A recovery represents amounts realized with respect to an Advance that was charged off in any prior period. See "Risk Factors -- Competition in the Small Business and Middle Market Loan Industry" and "Asset-Based Lending" in the Prospectus. During March 1997, Fremont Financial placed one of the loans in the Trust Portfolio, in the principal amount of approximately $3.5 million, on non-accrual status and charged-off approximately $500,000 of the amount due under the Contract. It is unknown at this time if and to what extent additional charge-offs will be necessary with respect to this Contract.

                                                                      (DOLLARS IN THOUSANDS)
                                                                      ----------------------
    AS OF DECEMBER 31, 1996:
      Performing Trust Portfolio....................................         $304,049
      Portfolio on Non-Accrual Status...............................              510
                                                                             --------
         Total Trust Portfolio......................................         $304,559
                                                                             ========
      Non-Accrual Loans as a Percentage of Trust Portfolio..........            0.17%
                                                                             ========

                                                        YEARS ENDED DECEMBER 31,
                                                 ---------------------------------------
                                                   1996           1995           1994
                                                 ---------     ----------     ----------
                                                         (DOLLARS IN THOUSANDS)
    Average Performing Trust Portfolio.........  $ 318,670     $  344,116     $  318,143
    Average Trust Portfolio on Non-Accrual
      Status...................................        592            458            398
                                                 ---------     ----------     ----------
      Average Total Trust Portfolio............  $ 319,262     $  344,574     $  318,541
                                                 =========     ==========     ==========
    Charge-Offs................................  $       0     $        0     $      423
    Recoveries.................................          0            (8)           (17)
                                                 ---------     ----------     ----------
      Net Charge-Offs..........................  $       0     $      (8)     $      406
                                                 =========     ==========     ==========
      Net Charge-Off Percentage(1).............         0%       (0.002)%          0.13%
                                                 =========     ==========     ==========

---------------

(1) Net Charge-Offs as a percentage of Average Total Trust Portfolio.

                               FREMONT FINANCIAL

     Fremont Financial makes asset-based loans, to small and middle-market businesses, that are primarily secured by accounts receivable and inventory. Fremont Financial's total loan portfolio (the "Fremont Portfolio") grew from $157 million at December 31, 1990 to $565 million at December 31, 1996. As used herein, the term "Fremont Portfolio" includes information relating to all commercial finance loans held by Fremont Financial, including information relating to the Advances transferred to the Trust, as well as loan participations, stand-alone term loans and other loans owned by Fremont Financial. This growth has been achieved partly through development of Fremont Financial's customer base and partly through purchases of loans originated by others.

     Fremont Financial is a wholly-owned subsidiary of Fremont General Corporation, a publicly owned insurance and financial services holding company. Fremont Financial has its headquarters in Santa Monica, California; regional offices in Chicago, Illinois, Atlanta, Georgia, and New York, New York; and marketing offices in Boston, Massachusetts, Minneapolis, Minnesota, Cleveland, Ohio, Detroit, Michigan, St. Louis, Missouri, Richmond, Virginia, Orange County, California and San Francisco, California. Fremont Financial originates new lending relationships under $1,000,000 through its Fremont Business Credit division, which began its commercial finance operations in 1995. Fremont Business Credit's operations are located in Santa Monica, California, with two California marketing offices in Walnut Creek and Newport Beach. See "The Transferor and Fremont Financial -- Fremont Financial" and "Asset-Based Lending" in the Prospectus.

CERTAIN HISTORICAL INFORMATION RELATING TO THE FREMONT PORTFOLIO

     The following tables set forth information relating to the Fremont Portfolio with respect to all Advances outstanding as of the dates and for the periods indicated (except where expressly provided otherwise). Actual characteristics, composition, charge-off and non-accrual experience with respect to the Trust Portfolio have been, and are likely to be, different. There can be no assurance that the characteristics, composition, charge-off and non-accrual experience for the Advances included in the Trust Portfolio from time to time will be similar to the historical experience for the Fremont Portfolio set forth below. See "Asset-Based Lending" in the Prospectus.

AVERAGE INTEREST YIELD OVER PRIME RATE

     The average performing portfolio balance and gross interest yield over the prime rate of the Fremont Portfolio for each of the fiscal years 1994, 1995, and 1996 is shown below. See "Asset-Based Lending -- Certain Historical Information Relating to the Fremont Portfolio" in the Prospectus.

                                                     YEARS ENDED DECEMBER 31,
                                             ----------------------------------------
                                                1996           1995           1994
                                             ----------     ----------     ----------
                                                      (DOLLARS IN THOUSANDS)
        Average Performing Fremont
          Portfolio........................  $  580,135     $  548,820     $  430,656
        Average Prime Rate.................       8.27%          8.83%          7.14%
        Gross Interest Yield over the Prime
          Rate.............................       2.90%          3.59%          4.49%

     The gross interest yield over the average prime rate has fluctuated for the period shown above for a variety of reasons. The decrease of this yield in 1995 and 1996 for the Fremont Portfolio is due primarily to a substantial increase of participations in syndicated loans and of commercial mortgage loans in the Fremont Portfolio, which on average have a lower interest yield than other loans in the Fremont Portfolio. Such participations and loans are not included among the Advances transferred to the Trust. In addition, due to increased competitive pressures during the prior three years, Fremont Financial has reduced fees and interest charges on certain Contracts to retain certain Obligors. See "Risk Factors -- Competition in the Small Business and Middle Market Loan Industry" in the Prospectus.

COMPOSITION OF COLLATERAL OF THE ADVANCES IN THE FREMONT PORTFOLIO

     The following table sets forth the composition of the Advances in the Fremont Portfolio by classification of Primary Collateral at each of the dates shown and as a percentage of the total principal outstanding at the dates indicated. See "Asset-Based Lending -- Composition of Collateral of the Advances in the Fremont Portfolio" in the Prospectus.

                        ACCOUNTS                MACHINERY AND                                 TOTAL FREMONT
                       RECEIVABLE   INVENTORY     EQUIPMENT     REAL ESTATE   NON-ACCRUAL       PORTFOLIO
                       ----------   ---------   -------------   -----------   -----------   -----------------
December 1993........     59.8%       22.7%         10.8%           5.6%          1.1%       $    387,474,000
March 1994...........     54.7%       26.8%         11.1%           5.9%          1.5%            391,244,000
June 1994............     55.4%       24.6%         12.0%           7.3%          0.7%            449,036,000
September 1994.......     59.5%       22.8%         11.6%           5.9%          0.2%            482,648,000
December 1994........     54.3%       21.6%         10.8%          13.2%          0.1%            543,907,000
March 1995...........     54.1%       23.7%          9.7%          12.4%          0.1%            552,048,000
June 1995............     51.9%       25.6%          9.6%          12.8%          0.1%            585,875,000
September 1995.......     50.8%       25.3%          8.6%          12.9%          2.4%            599,267,000
December 1995........     48.7%       27.8%          9.9%          11.8%          1.8%            532,693,000
March 1996...........     44.3%       27.6%          9.5%          18.1%          0.5%            570,017,000
June 1996............     44.2%       27.5%         10.2%          17.4%          0.7%            584,623,000
September 1996.......     44.5%       26.6%          8.9%          19.4%          0.6%            646,773,000
December 1996........     40.8%       28.0%         10.6%          20.2%          0.4%            564,537,000

CHARGE-OFFS, RECOVERIES AND NET CHARGE-OFFS

     The following table sets forth the amounts of charge-offs, recoveries and net charge-offs at each of the dates, and for each of the periods, shown for the Fremont Portfolio. See "Asset-Based Lending -- Charge-Offs, Recoveries and Net Charge-Offs" in the Prospectus.

                                                           YEARS ENDED DECEMBER 31,
                                                  -------------------------------------------
                                                     1996            1995            1994
                                                  -----------     -----------     -----------
                                                            (DOLLARS IN THOUSANDS)
Average Total Fremont Portfolio.................  $   584,509     $   553,409     $   434,232

Charge-Offs.....................................  $     5,401     $     2,373     $     3,287
Recoveries......................................         (20)           (513)            (66)
                                                    ---------       ---------       ---------
Net Charge-Offs.................................  $     5,381     $     1,860     $     3,221
                                                    =========       =========       =========
Net Charge-Offs as a Percentage of Average Total
  Fremont Portfolio.............................        0.92%           0.34%           0.74%
                                                    =========       =========       =========

                              MATURITY ASSUMPTIONS

     Principal with respect to the Series D Certificates will not be payable until the Series D Amortization Period Commencement Date, unless an Event of Termination for the Series D Certificates has occurred. Payments of principal of the Class B Certificates are subordinated in right of payment to payments of principal then due and owing in respect of the Class A Certificates. Funds allocated to the Series D Certificates will be applied to Servicing Fees and payments of interest then due and payable in respect of the Class A Certificates and the Class B Certificates, prior to any allocation to principal of the Class A Certificates. The timing of the full amortization of the Series D Certificates following the Series D Amortization Period Commencement Date is primarily dependent on the rate of payment by Obligors of the Advances, the aggregate outstanding amount of Investor Certificates (including the Series D Certificates) and the Variable Funding Certificate, the principal repayment provisions of those Certificates and the then-current size of the Transferor Interest. The rate of payment on the Advances is unpredictable and is dependent upon, among other things, receipt by Obligors of payment on the underlying collateral and other matters relating to the business of Obligors. To the extent that an Obligor does not receive payment on the underlying collateral or is otherwise experiencing results of operations or sales performance below its projections or plans, it is likely that an Obligor's ability to pay principal and interest on the Advances would be limited. Therefore the timing of the principal payments on the Series D Certificates will be uncertain and might occur at any time during the Amortization Period. In addition to the non-payment of Advances due to defaults on the collateral underlying such Advances, payments on Advances may be affected by other circumstances. Although the Contracts state that the making of Advances by Fremont Financial is discretionary, under certain circumstances Fremont Financial might be deemed to have an obligation to continue to fund such Advances pursuant to the related Contract. In the event that Fremont Financial did not continue to fund the Advances, payments by Obligors would likely be delayed and might even be reduced or terminated. Therefore payments on the Series D Certificates could be adversely affected. See "Risk Factors -- Certain Legal Aspects; Bankruptcy Considerations" in this Prospectus Supplement and "Risk Factors -- Certain Legal Aspects of Contracts" and " -- Payments and Maturity" in the Prospectus.

     The Class A Invested Amount will also be subject to optional repurchase by the Transferor in its sole discretion on any Payment Date on or after the April 2001 Payment Date. The Transferor shall not effect an optional repurchase of the Class A Certificates unless all outstanding Series D Certificates (including the Class B Certificates) are concurrently repurchased. Funds to be used to make such repurchases shall be provided by the Transferor out of funds available to it from distributions on the Transferor Certificate or from proceeds of sales of additional Series or Classes of Investor Certificates or additional capital contributions; however, the Transferor makes no assurance that it will have sufficient funds at any time in the future to fund any such optional repurchases or that any such optional repurchases will occur. The repurchase price of the Class A Certificates will be equal to the Class A Invested Amount plus accrued and unpaid interest on such Invested Amount through the day preceding the Payment Date on which the repurchase occurs.

MONTHLY PRINCIPAL PAYMENT RATES FOR TRUST PORTFOLIO

     The following table sets forth the highest and lowest monthly payment rates for the Advances in the Trust Portfolio during any month for the years ended December 31, 1994, 1995 and 1996, and the simple average monthly payment rate for all the months during each of such periods. The payment rate with respect to any Contract is determined on a monthly basis by dividing the total payments received during a month with respect to such Contract by the total of the outstanding Advances under such Contract as of the beginning of such month. The monthly payment rates for the Advances in the Trust Portfolio generally declined in 1995 and 1996 from the payment rates experienced during 1994. Although the trend toward lower monthly payment rates illustrated below may be due to a variety of reasons, a contributing factor is the decrease in the principal amount of Advances for which accounts receivable are the primary collateral. To the extent that the primary collateral for an Advance is inventory, machinery, equipment, real estate or some other form of less liquid collateral, it is expected that the payment rate for such Advances would be slower than for Advances for which the primary collateral is accounts receivable. No assurance can be given that any specific payment rate, whether higher or lower than the current rates, will be achieved or maintained in the future. However, it can be expected that to the extent payment rates on the Advances decrease or are lower than anticipated, then the rate of payment of principal on the Series D Certificates may also be slower than anticipated. For a further discussion of these payment rates, see "Maturity Assumptions" in the Prospectus.

                                                        YEARS ENDED DECEMBER 31,
                                                    --------------------------------
                                                     1996         1995         1994
                                                    ------       ------       ------
        Lowest Month..............................  65.10%       69.73%       68.10%
        Highest Month.............................  78.20%       84.47%       88.62%
        Monthly Simple Average....................  72.45%       76.48%       79.26%

                    DESCRIPTION OF THE CLASS A CERTIFICATES

     The Class A Certificates will be issued pursuant to the Pooling and Servicing Agreement as supplemented by the Series D Supplement. Pursuant to the Pooling and Servicing Agreement and the Series D Supplement, the Transferor and the Trustee may execute additional supplements in order to issue additional Series or Classes of Investor Certificates. The following is a summary of the terms of the Class A Certificates. Copies of the Pooling and Servicing Agreement and the Series D Supplement will be available following the Closing Date from the Trustee and will be filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K within 15 days of the Closing Date. See "Pooling and Servicing Agreement" herein and in the Prospectus.

GENERAL

     The Fremont Small Business Loan Master Trust (the "Trust") will issue Variable Rate Asset Backed Certificates, Series D (the "Series D Certificates") in an aggregate principal amount of $109,260,000. The Series D Certificates will consist of $100,000,000 in aggregate principal amount of Variable Rate Asset Backed Certificates, Series D, Class A (the "Class A Certificates") and $9,260,000 in aggregate principal amount of Variable Rate Asset Backed Certificates, Series D, Class B (the "Class B Certificates"). The Class A Certificates are the only Certificates offered hereby. Information herein contained relating to the Class B Certificates is provided only to provide more complete information with respect to the Class A Certificates.

     The Class A Certificates will represent undivided interests in the assets of the Trust allocated to the Series D Investor Interest, including the right to receive Collections on the Advances in the Trust up to, but not in excess of, the amounts required to make payments of interest on and principal of the Class A Certificates.

     The Transferor owns the Transferor Certificate, which will be transferable only as described below. The Transferor Certificate represents an undivided interest in the Trust, a portion of which is subordinated to each Series of Investor Certificates and the Variable Funding Certificate (the "Aggregate Subordinated Transferor Interest"). The Aggregate Subordinated Transferor Interest represents the right to receive Collections on the Advances remaining after the allocation of the Collections to all Investor Certificates and the Variable Funding Certificate then-outstanding. Any amounts represented by the Transferor Certificate in excess of the Aggregate Subordinated Transferor Interest represent an interest that is pari passu with any outstanding unsubordinated Investor Certificates (including the Series C Certificates and the Series D Certificates) and the Variable Funding Certificate; however, this portion of the Transferor Interest is not entitled to the benefit of the subordination provided by the Subordinated Transferor Interest. The Transferor Certificate may be, subject to certain limitations and conditions set forth in the Pooling and Servicing Agreement, exchanged in part for one or more new Series of Investor Certificates or a Variable Funding Certificate and a reissued Transferor Certificate. The Transferor Certificate may not be transferred for any other purpose. See "Pooling and Servicing Agreement -- New Certificates" in the Prospectus.

     During the Series D Non-Amortization Period, the Class A Invested Amount and the Class B Invested Amount in the Trust will remain constant except under certain limited circumstances. The aggregate outstanding amount of Advances in the Trust, however, will vary each day as new Advances are created and others are paid. The amount of the Transferor Interest will fluctuate each day, therefore, to reflect the changes in the aggregate outstanding amount of the Advances in the Trust. During the Series D Amortization Period, the Class A Invested Amount and Class B Invested Amount in the Trust will decline as payments of principal are collected with respect to the Advances and held for distribution (and then distributed) to the Class A Certificateholders and the Class B Certificateholders as set forth herein. As a result, the Transferor Interest during the Series D Amortization Period will generally increase each month to reflect the reductions in the Invested Amounts of the Class A Certificates and the Class B Certificates and will also change to reflect the variations in the amount of the Advances in the Trust.

     The Class A Certificates initially will be represented by global certificates registered in the name of the nominee of DTC (together with any successor depository selected by the Transferor, the "Depository"), except as set forth below. Beneficial interests in the Class A Certificates will be available for purchase in minimum denominations of $1,000 and in integral multiples in excess thereof in book-entry form only directly or indirectly through the facilities of DTC (in the United States) or Cedel Bank, societe anonyme, or the Euroclear System (in Europe). The Transferor has been informed by DTC that DTC's nominee will be Cede. Accordingly, Cede is expected to be the holder of record of all Class A Certificates. No person acquiring a beneficial interest in the Class A Certificates (a "Class A Certificate Owner") in book-entry form will be entitled to receive a certificate representing such person's interest in the Class A Certificates unless and until Definitive Certificates are issued under the limited circumstances described in the Prospectus. In such instance, all references herein to actions by Class A Certificateholders shall refer to actions taken by the Depository upon instructions from its participating organizations, and all references herein to distributions, notices, reports, and statements to Class A Certificateholders shall refer to distributions, notices, reports, and statements to the Depository or its nominee, as the registered holder of the Class A Certificates, for distribution to Class A Certificate Owners in accordance with the Depository's procedures. See "Description of the Certificates -- Book-Entry Registration" and "Description of the Certificates -- Definitive Certificates" in the Prospectus.

INTEREST PAYMENTS

     Interest will accrue on the Class A Invested Amount from, and including, the Closing Date through the day immediately preceding the initial Payment Date at a per annum rate equal to LIBOR (determined as of the second London business day prior to the Closing Date) + 0.23%. Interest thereafter will accrue at the Class A Certificate Rate for each period from, and including, a Payment Date through the calendar day immediately preceding the next Payment Date (each, an "Interest Accrual Period"). Interest will be distributed to the Class A Certificateholders in an amount equal to the product of (i) with respect to the first Payment Date, the rate described in the first sentence of this paragraph, or (ii) with respect to all Payment Dates thereafter, the Class A Certificate Rate, each multiplied by a fraction, the numerator of which is the actual number of days in the related Interest Accrual Period, and the denominator of which is 360, and the Class A Invested Amount as of the Closing Date or the immediately preceding Payment Date, as the case may be. The "Class A Certificate Rate" will be equal to the lesser of (i) LIBOR (as defined below) + 0.23% per annum, or
(ii) the Weighted Average Coupon (as defined below), each as determined for the related Interest Accrual Period or Settlement Period as applicable.

     LIBOR for each Interest Accrual Period will be established by the Trustee as follows:

          (i) On the second London business day prior to each Payment Date (the "LIBOR Determination Date"), the Trustee will determine LIBOR for the next succeeding Interest Accrual Period which shall be equal to the rate for deposits in U.S. Dollars for a period of one month which appears on Telerate Page 3750 as of 11:00 a.m. London time on such LIBOR Determination Date. If such rate does not appear on Telerate Page 3750, the rate for that day will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by the Reference Banks (as defined) at approximately 11:00 a.m. London Time on the LIBOR Determination Date to prime banks in the London interbank market for a period of one month commencing on the first day of such Interest Accrual Period. The Trustee will request the principal London office of each of four major banks selected by the Servicer (the "Reference Banks") to provide a quotation of its rate.

          (ii) If at least two such quotations are provided, the rate for that day will be the arithmetic mean of the quotations (rounded up, if necessary, to the nearest multiple of 0.0625% per annum).

          (iii) If fewer than two quotations are provided as requested, the rate for that day will be the arithmetic mean (rounded as in (ii) above) of the rates quoted by major banks in New York City, selected by the Servicer, at approximately 11:00 a.m. New York City time on that date for loans in U.S. Dollars to leading European banks for a period of one month commencing on the first day of such Interest Accrual Period.

          (iv) If the banks selected by the Servicer are not quoting as described in (iii) above, LIBOR for such Interest Accrual Period will be LIBOR as determined on the previous LIBOR Determination Date.

     The "Weighted Average Coupon" for any Settlement Period will be equal to the weighted average of the finance charges and fees that actually accrued on the Advances minus 2% (the "Servicing Fee Percentage"). The Trustee will determine the Weighted Average Coupon for a Settlement Period by the Determination Date for such Settlement Period.

     The Class A Certificate Rate has no stated minimum. The establishment of LIBOR or the Weighted Average Coupon, as applicable, and the subsequent calculation of the interest rate for each Interest Accrual Period by the Trustee, in the absence of manifest error, will be final and binding. The interest rates applicable to the then current and the immediately preceding Interest Accrual Periods may be obtained by telephoning the Trustee at its corporate trust office at (800) 246-5761.

PRINCIPAL PAYMENTS

     During the Series D Non-Amortization Period (which begins on the Closing Date and ends on the day before the Series D Amortization Period begins), no principal payments will be made to the Class A Certificateholders. During the Series D Amortization Period, principal of the Series D Certificates will be payable monthly on each Payment Date with respect to such Amortization Period. In the event of a Partial Amortization Event with respect to the Series D Certificates, principal will be paid with respect to such Series D Certificates on the next succeeding Payment Date. In any event, principal payments with respect to the Series D Certificates shall first be allocated to the Class A Certificates until the Class A Invested Amount has been reduced to zero, and thereafter, to the Class B Certificates. Funds allocated to the Series D Certificates will be applied to Servicing Fees and payments of interest then due and payable in respect of the Class A Certificates and the Class B Certificates, prior to any allocation to principal of the Class A Certificates.

     On each Business Day during the Series D Amortization Period, the Servicer will deposit to the Collection Account all amounts representing the proportional interest in Gross Collections available on such day for the Series D Certificates, which shall be equal to the product of (i) Gross Collections and
(ii) the Invested Percentage for the Series D Certificates. The Invested Percentage for the Series D Certificates during their Amortization Period shall be the decimal equivalent of a fraction, the numerator of which is the Invested Amount for the Series D Certificates as of the opening of business on the first day of the Amortization Period and the denominator of which is the greater of
(x) the Eligible Assets on the last day of the prior Settlement Period and (y) the sum of the numerators then being used to determine the Invested Percentage for each outstanding Series of Investor Certificates and the Issuer Percentage for the Variable Funding Certificate.

ISSUANCE OF ADDITIONAL CLASS A CERTIFICATES

     The Series D Supplement to the Pooling and Servicing Agreement allows the Trust to issue additional Class A Certificates and Class B Certificates subject to certain conditions including, among other conditions, receipt by the Trustee of an opinion of counsel to the effect that for federal, California and Illinois income and franchise tax purposes, such additional Certificates will either be treated as indebtedness or will not cause the Trust to be taxed as a corporation, and that such issuance will not adversely affect the federal and state tax characterization of the Trust, any outstanding Series or Class of Investor Certificates or the Variable Funding Certificate, and will not cause a taxable event to Holders of any such Series or Class of Investor Certificates or the Variable Funding Certificate. In addition, the Trustee must receive written confirmation from each Rating Agency that issuance of the additional Class A Certificates and Class B Certificates will not result in any Rating Agency reducing or withdrawing its rating on the Class A Certificates, the Class B Certificates, any then-outstanding Series or Class of Investor Certificates or the Variable Funding Certificate. The Transferor shall also have delivered to the Trustee, prior to the issuance of additional Class A Certificates and Class B Certificates, a certificate of an officer of the Transferor to the effect that the Transferor reasonably believes that such issuance will not at the time of its occurrence or at a future date have a material adverse effect on the Trust, any outstanding Series or Class of Investor Certificates or the Variable Funding Certificate. See "Pooling and Servicing Agreement -- Additional Certificates" in the Prospectus.

                DESCRIPTION OF OUTSTANDING INVESTOR CERTIFICATES

     The Series D Certificates will be the fifth Series of Investor Certificates issued by the Trust. Immediately following the issuance of the Series D Certificates and the repurchase of the Series B Certificates as described under "Description of Repurchase," there will be outstanding the Series C Certificates, the Series D Certificates, Class A and Class B, and the Series 1995-1 Certificates. The tables below describe the principal characteristics of the Series C Certificates and the Series 1995-1 Certificates.

SERIES C CERTIFICATES

     On February 14, 1996, the Transferor caused the Trust to issue an aggregate of $135 million principal amount of Series C Certificates pursuant to the Pooling and Servicing Agreement dated as of March 1, 1993 (the "Original Pooling and Servicing Agreement" (which was amended and restated by the Pooling and Servicing Agreement)) as supplemented by the Series C Supplement dated as of February 1, 1996.

        Initial Investor Amount..........................        $135,000,000
        Certificate Rate.................................  LIBOR + 0.34% per annum
        Current Investor Amount..........................        $135,000,000
        Series C Amortization Commencement Date..........   May 2000 Payment Date
        Series C Termination Date........................   May 2002 Payment Date
        Servicing Fee Percentage.........................            2.0%
        Issuance Date....................................     February 14, 1996
        Initial Optional Repurchase Date.................   May 1999 Payment Date
        Series C Subordinated Minimum Amount.............        $31,666,667

SERIES 1995-1 CERTIFICATES

     On April 11, 1995, the Transferor caused the Trust to issue an aggregate of $30 million principal amount of subordinated Series 1995-1 Certificates pursuant to the Original Pooling and Servicing Agreement as supplemented by the Series 1995-1 Supplement dated as of March 1, 1995.

        Initial Investor Amount..........................         $30,000,000
        Certificate Rate.................................   LIBOR + 0.95% per annum
        Current Investor Amount..........................         $30,000,000
        Series 1995-1 Amortization Commencement Date.....    May 2000 Payment Date
        Series 1995-1 Termination Date...................    May 2002 Payment Date
        Servicing Fee Percentage.........................            2.0%
        Issuance Date....................................       April 11, 1995
        Initial Optional Repurchase Date.................    May 1999 Payment Date

                           DESCRIPTION OF REPURCHASE

SERIES B CERTIFICATES

     On November 9, 1993, the Transferor caused the Trust to issue an aggregate of $100 million principal amount of Series B Certificates pursuant to the Original Pooling and Servicing Agreement as supplemented by the Series B Supplement dated as of November 1, 1993. The table below describes the principal characteristics of the Series B Certificates.

        Initial Investor Amount.........................         $100,000,000
        Certificate Rate................................   LIBOR + 0.50% per annum
        Current Investor Amount.........................         $100,000,000
        Series B Amortization Commencement Date.........  October 1997 Payment Date
        Series B Termination Date.......................  October 1999 Payment Date
        Servicing Fee Percentage........................             2.0%
        Issuance Date...................................       November 9, 1993
        Initial Optional Repurchase Date................   April 1997 Payment Date
        Series B Subordinated Minimum Amount............         $23,456,791

     The Series B Certificates will be called for repurchase pursuant to the optional repurchase provisions of the Original Pooling and Servicing Agreement prior to the issuance of the Series D Certificates. The repurchase of the Series B Certificates will occur on the Series B Payment Date immediately following the date of this Prospectus Supplement (the "Repurchase Date"). To fund the repurchase of the Series B Certificates the Transferor shall have deposited into the Collection Account, on the Transfer Date (as defined in the Pooling and Servicing Agreement) immediately preceding the Repurchase Date, an amount equal to the Invested Amount of the repurchased Series B Certificates plus interest accrued and unpaid thereon at the Series B Certificate Rate as applicable through the date preceding the Repurchase Date. Amounts deposited for the repurchase of the Series B Certificates will be paid to the Holders of the Series B Certificates on the Repurchase Date. No Series B Certificates will remain outstanding on the date following the Repurchase Date. The proceeds of issuance of the Series D Certificates will be used to fund the repurchase of the Series B Certificates.

                DESCRIPTION OF THE VARIABLE FUNDING CERTIFICATE

     Due to the fact that the amount of Principal Advances can fluctuate on a daily basis, and that the Investor Certificates will generally represent a fixed dollar amount, the Transferor Interest will increase or decrease on a daily basis to accommodate these fluctuations. As a mechanism to fund a portion of such fluctuations in the Transferor Interest, the Transferor has caused the Trust to issue a Variable Funding Certificate. The Variable Funding Certificate is currently held by Fremont VFC Funding Corporation, an affiliate of the Transferor, which has established a program pursuant to which commercial paper (which is supported by the Variable Funding Certificate, amounts received with respect to the Variable Funding Certificate and liquidity from an outside source of credit enhancement) is sold to investors. The outstanding balance on the Variable Funding Certificate as of December 31, 1996 was $15 million; however, the outstanding principal balance of the Variable Funding Certificate may fluctuate from time to time in the future. During 1996, the outstanding balance on the Variable Funding Certificate ranged from zero to $48 million. Repayments on the Variable Funding Certificate could be made from time to time to reflect decreases in the aggregate amount of Principal Advances in the Trust. In addition, the Transferor may increase the principal amount of the Variable Funding Certificate to fund a portion of the increases of the aggregate amount of Principal Advances in the Trust. Payments to the Holder of the Variable Funding Certificate will generally include principal and interest.

     The Holder of the Variable Funding Certificate owns an undivided interest in the Trust that is pari passu with the respective interests of each Series of unsubordinated Investor Certificates presently outstanding (including the Series D Certificates); however, payments of principal and interest on the Variable Funding Certificate may be made more frequently than payments with respect to any outstanding Series of Investor Certificates (including the Series D Certificates). If an Event of Termination occurs, such more frequent payments under the Variable Funding Certificate will cease and any payments will be made only on a pro rata basis with any outstanding unsubordinated Series of Investor Certificates (including the Series D Certificates). See "Description of the Certificates -- Variable Funding Certificate" in the Prospectus.

                        POOLING AND SERVICING AGREEMENT

GENERAL

     Deposits and withdrawals from the Collection Account will be made as set forth in the Prospectus. See "Pooling and Servicing Agreement" in the Prospectus.

     NON-AMORTIZATION PERIOD. On each Payment Date with respect to which the Series D Certificates are not in their Amortization Period, the Trustee will make the following payments in the priorities set forth below and to the extent that there are amounts sufficient therefor in the Collection Account, including certain amounts allocated to the Excess Funding Account:

     First, to the Class A Certificateholders, aggregate interest in an amount equal to the product of (i) the Class A Certificate Rate, (ii) the Class A Invested Amount as of the immediately preceding Payment Date and (iii) a fraction, the numerator of which is equal to the actual number of days in the applicable Interest Accrual Period and the denominator of which is 360;

     Second, to the Class B Certificateholders, aggregate interest in an amount equal to the product of (i) the Class B Certificate Rate, (ii) the Class B Invested Amount as of the immediately preceding Payment Date and (iii) a fraction, the numerator of which is equal to the actual number of days in the applicable Interest Accrual Period and the denominator of which is 360;

     Third, to the Servicer, the Servicing Fee for the related Settlement Period; and

     Fourth, upon the occurrence of a Partial Amortization Event, the amounts on deposit in the Excess Funding Account will be paid as principal to all the outstanding unsubordinated Investor Certificateholders on a pro rata basis. Any such amount allocated to the Series D Certificates shall be paid first to the Class A Certificateholders until the Class A Certificates have been paid in full, and second to the Class B Certificateholders. In addition, upon an optional repurchase of the Series D Certificates by the Transferor, the Trustee shall first pay the Class A Certificateholders in full prior to any principal payments being made to the Class B Certificateholders.

     AMORTIZATION PERIOD. The payments described above as payable during the Series D Non-Amortization Period will also be made on Payment Dates during the Series D Amortization Period, to the extent of available funds. In addition, the Trustee will allocate available amounts to the Cash Collateral Account until the balance thereof equals the Cash Collateral Maintenance Amount. Further, with respect to a Payment Date relating to a Settlement Period during the Series D Amortization Period, the Trustee will, to the extent there are amounts sufficient therefor in the Collection Account after payment of the amounts described above and the amounts allocated to the Excess Funding Account, make a principal payment to the Series D Certificateholders, in an amount equal to the Gross Collections deposited with respect to the Series D Certificates for the related Settlement Period minus the interest accrued on such Certificates, the allocable portion of the Servicing Fee payable on the related Payment Date and amounts allocated to the Cash Collateral Account; provided that any such principal payments allocated to the Series D Certificates shall first be made to the Class A Certificateholders until the Class A Certificates have been repaid in full, prior to any principal payments being made to the Class B Certificateholders.

     Principal paid to the Series D Certificateholders will reduce the Series D Invested Amount by a corresponding amount as of the related Payment Date (referred to herein as "Amortization"). The Trustee will make all required withdrawals from the Collection Account on the related Transfer Date and will pay such amounts to the Paying Agent. On each Payment Date, the Paying Agent will distribute such amounts among the Class A Certificateholders and the Class B Certificateholders as provided in the immediately preceding paragraph.

     For the purposes of determining the rights and obligations of the parties to the Pooling and Servicing Agreement as they relate to the Series D Certificates, the following terms have the following meanings:

     "Accounts Receivable Percentage" shall mean the percentage of the aggregate amount of Principal Advances for which accounts receivable are the Primary Collateral.

     "Aggregate Subordinated Amount" shall be equal to the sum of the Subordinated Amount established for each outstanding Series of unsubordinated Investor Certificates and the Variable Funding Certificate, which amount is currently equal to the sum of (i) the Series C Subordinated Amount which is $31,666,667, (ii) the Series D Subordinated Amount which is $23,457,627 and
(iii) the Variable Funding Certificate Subordinated Amount, which was $3,518,519 at December 31, 1996.

     "Aggregate Subordinated Minimum Amount" shall be equal to the sum of the Subordinated Minimum Amount established for each outstanding Series of unsubordinated Investor Certificates and the Variable Funding Certificate, which amount is currently equal to the sum of (i) the Series C Subordinated Minimum Amount which is $31,666,667, (ii) the Series D Subordinated Minimum Amount which is $23,457,627 and (iii) the Variable Funding Certificate Subordinated Minimum Amount, which was $3,518,519 at December 31, 1996.

     "Cash Collateral Maintenance Amount" for the Series D Certificates at any time during the Series D Amortization Period, shall be equal to the sum of (A) nine-twelfths of the product of (i) the then-current Class A Certificate Rate plus the Servicing Fee Percentage and (ii) the then-outstanding Class A Invested Amount, (B) nine-twelfths of the product of (i) the then-current Class B Certificate Rate plus the Servicing Fee Percentage and (ii) the then-outstanding Class B Invested Amount and (C) the Cash Collateral Maintenance Amounts for each other Series then in its Amortization Period.

     "Daily Interest Amount" for any Business Day shall be equal to the sum of
(i) any Daily Interest Shortfall (to the extent not paid in the current Settlement Period), plus (ii) the sum of (x) the Class A Invested Amount as of the most recent Payment Date multiplied by the Monthly Class A Certificate Rate as of such Payment Date, plus (y) the Class B Invested Amount as of the most recent Payment Date multiplied by the Monthly Class B Certificate Rate as of such Payment Date, plus (z) the Monthly Servicing Fee and minus (a) any amounts already deposited into the Collection Account in the related Settlement Period with respect to the Daily Interest Amount, divided by the number of Business Days left in the Settlement Period.

     "Daily Interest Shortfall" shall be equal to the amount of the Daily Interest Amount as of the last Business Day of the immediately preceding Settlement Period that was not paid or deposited on or for such day.

     "Monthly Class A Certificate Rate" shall be equal to the product of the Class A Certificate Rate multiplied by a fraction, the numerator of which is the actual number of days in the related Interest Accrual Period, and the denominator of which is 360. The "Class A Certificate Rate" shall be equal to the lesser of (i) LIBOR + 0.23% per annum, or (ii) the Weighted Average Coupon, each as determined for the related Interest Accrual Period or Settlement Period as applicable.

     "Monthly Class B Certificate Rate" shall be equal to the product of the Class B Certificate Rate multiplied by a fraction, the numerator of which is the actual number of days in the related Interest Accrual Period, and the denominator of which is 360. The "Class B Certificate Rate" shall be equal to the lesser of (i) LIBOR + 0.75% per annum, or (ii) the Weighted Average Coupon, each as determined for the related Interest Accrual Period or Settlement Period as applicable.

     "Monthly Servicing Fee" shall be equal to the product of the Series D Invested Amount as of the first day of the related Settlement Period and the Servicing Fee Percentage multiplied by a fraction, the numerator of which is equal to the total number of days in the related Settlement Period and the denominator of which is equal to 360. The Servicing Fee Percentage shall be equal to 2%.

     "Series D Subordinated Amount" shall be equal to $23,457,627 as of the Closing Date, as decreased due to allocations of Charge-Off Amounts or increased due to allocations of Excess Finance Charge Collections as described in "Pooling and Servicing Agreement -- Determination and Allocation of Charge-Offs and Subordination Amounts -- Defaulted Amount" herein. The Series D Subordinated Amount reflects the amount of credit enhancement provided to support the Class A Certificates and, as of the Closing Date, is equal to the sum of the Series D Subordinated Transferor Amount and the Class B Invested Amount.

     "Series D Subordinated Minimum Amount" shall be equal to $23,457,627; provided however, in the event of a Partial Amortization Event, the Series D Subordinated Minimum Amount shall be equal to the product of 23.46% and the aggregate Class A Invested Amount, immediately after giving effect to the Partial Amortization Event.

     "Series D Subordinated Transferor Amount" shall be equal to the initial Series D Subordinated Transferor Amount (which is $14,197,627), as decreased due to allocations of Charge-Off Amounts or increased due to allocations of Excess Finance Charge Collections, in each case, in accordance with the Pooling and Servicing Agreement and the Series D Supplement. The Series D Subordinated Transferor Amount reflects the amount of credit enhancement provided to support the Class B Certificates.

     "Series D Subordinated Transferor Minimum Amount" shall be equal to (i) when used during the Non-Amortization Period, the product of the Subordinate Enhancement Percentage and the Initial Invested Amount for the Series D Certificates for the Business Day preceding the date of determination, and (ii) when used during the Amortization Period, the product of the Subordinate Enhancement Percentage and the Initial Invested Amount for the Series D Certificates as of the last day of the Settlement Period immediately preceding the Amortization Period.

DETERMINATION AND ALLOCATION OF CHARGE-OFFS AND SUBORDINATED
AMOUNTS -- DEFAULTED AMOUNT

     On each Determination Date, the Servicer will calculate the principal amount of (i) Eligible Advances and (ii) Advances that have been classified as "non-accrual" in accordance with the Servicer's normal servicing procedures, but which would be Eligible Advances had they not been classified as "non-accrual" for the preceding Settlement Period that will be charged off as uncollectible in accordance with the Servicer's customary and usual policies and procedures (such amount referred to as the "Defaulted Amount"); provided however, if an Event of Termination has occurred and is continuing, Defaulted Amounts shall not include the principal amount of Advances that are attributable to Advances classified as non-accrual at the time the Event of Termination occurred. All Defaulted Amounts not covered by finance charges (as described in "Pooling and Servicing
Agreement -- Determination and Allocation of Charge-Offs and Subordination Amounts" in the Prospectus) will constitute Charge-Off Amounts which will be allocated among the then-outstanding Series of Investor Certificates, the Variable Funding Certificate and the Transferor Interest. All Charge-Off Amounts allocable to the Series D Certificates will first be allocated to reduce to zero the Series D Subordinated Transferor Amount and then to reduce the Class B Invested Amount to zero, prior to any allocation of Charge-Off Amounts to the Class A Certificates. In addition, the Series D Subordinated Amount will be reduced by the amount of any Charge-Off Amounts allocated to reduce either the Series D Subordinated Transferor Amount or the Class B Invested Amount, without duplication. Moreover, the Subordinated Investor Certificates will not be expressly subordinated to the Series D Certificates and therefore will not provide any credit enhancement to the Series D Certificates. See "Pooling and Servicing Agreement -- Determination and Allocation of Charge-Offs and Subordination Amounts" in the Prospectus.

EVENTS OF TERMINATION

     Events of Termination for the Series D Certificates will include, among other things, the occurrence of the following events: (i) as of any Determination Date, the Series D Subordinated Amount is equal to or less than 20.48% of the then-outstanding Class A Invested Amount for the end of the related Settlement Period; (ii) the Series D Subordinated Amount is less than the Series D Subordinated Minimum Amount for any three consecutive Settlement Periods; (iii) as of any Determination Date, the Series D Subordinated Transferor Amount is equal to or less than 10.50% of the then-outstanding Series D Invested Amount for the end of the related Settlement Period; (iv) the Series D Subordinated Transferor Amount is less than the Series D Subordinated Transferor Minimum Amount for any three consecutive Settlement Periods; (v) the Class A Certificate Rate or the Class B Certificate Rate equals the Weighted Average Coupon for more than three consecutive Interest Accrual Periods; (vi) the three month rolling average of the Accounts Receivable Percentage is equal to or less than 40%; (vii) a Partial Amortization Event (which occurs if the average balance in the Excess Funding Account exceeds 30% of the Eligible Assets (which includes (a) the total amount of unpaid principal for all Eligible Advances (the "Aggregate Eligible Principal Advances"), (b) all cash in the Collection Account in excess of amounts allocated to pay interest and servicing fees, (c) all cash in the Excess Funding Account and (d) the lesser of the cash in the Concentration Accounts and 3% of the Aggregate Eligible Principal Advances (which may be increased to 5% with the prior approval of each Rating Agency)) for a period of three consecutive Settlement Periods); (viii) failure on the part of the Transferor or the Servicer to make any payment or deposit required under the Pooling and Servicing Agreement or to perform their covenants thereunder, in each case within certain specified grace periods; (ix) a material breach of a representation or warranty of the Transferor made in the Pooling and Servicing Agreement that is not remedied within specified cure periods; (x) Fremont Financial or the Transferor voluntarily seeks, consents to or acquiesces in the benefit of any debtor relief law or an involuntary petition is filed under any debtor relief law and such petition is not dismissed within a specified period of time; (xi) the Servicer fails to deliver the daily or monthly reports required to be delivered by it, and such failure is not cured within specified time periods; (xii) the Trust becomes an "investment company" required to register within the meaning of the Investment Company Act of 1940, as amended; (xiii) the Trustee has not accepted an eligible servicer within 60 days after any Servicer Default with respect to which a termination notice has been issued; (xiv) the lien created in favor of the Trust on all the Trust Assets ceases to be a perfected, first priority enforceable lien thereon (subject to specified permitted liens), or the Transferor or Fremont Financial so asserts in writing; and (xv) failure on the part of Fremont Financial to make any payment or deposit required under the Purchase Agreement or to perform its covenants thereunder, in each case within certain specified grace periods.

     Upon an Event of Termination with respect to the Series D Certificates, a partial or complete amortization of the Series D Certificates will occur. However, in the case of any event described in subparagraph (xi), (xiii) or (xv) either the Trustee or the Holders of Series D Certificates representing more than 50% of the Series D Invested Amount must declare that an Event of Termination has occurred with respect to the Series D Certificates. Notice by the Series D Certificateholders of an Event of Termination should be given in writing to the Trustee by personal delivery, certified or registered mail, return receipt requested.

OPTIONAL REPURCHASE

     The Series D Certificates will be subject to optional repurchase by the Transferor in its sole discretion on any Payment Date on or after the April 2001 Payment Date. The Transferor may not effect an optional repurchase of the Class A Certificates unless all outstanding Series D Certificates (including the Class B Certificates) are concurrently repurchased. Funds to be used to make such a repurchase shall be provided by the Transferor out of funds available to it from distributions on the Transferor Certificate or from proceeds of sales of additional Series or additional capital contributions or proceeds from the sale of Trust Assets; however, the Transferor makes no assurance that it will have sufficient funds at any time in the future to fund any such optional repurchase or that any such optional repurchase will occur. The repurchase price with respect to the Class A Certificates will be equal to the Class A Invested Amount plus accrued and unpaid interest on the Class A Certificates through the day preceding the Payment Date on which the repurchase occurs.

FINAL PAYMENT OF PRINCIPAL; TERMINATION

     The Trust will terminate on the earlier to occur of (i) the day following the Payment Date on which the aggregate Invested Amounts for all outstanding Series and the Issuer Amount for the Variable Funding Certificate are zero, if the Transferor elects to terminate the Trust at such time, and (ii) December 31, 2013. Upon termination of the Trust, all right, title and interest in the Advances and other property of the Trust (other than amounts in the Collection Account for the final distribution of principal and interest to Certificateholders) will be conveyed and transferred to the Transferor.

     In any event, the last payment of principal and interest on the Series D Certificates will be due and payable no later than the April 2004 Payment Date (the "Series D Termination Date"). In the event that the Series D Invested Amount is greater than zero on the Series D Termination Date, the Trustee will sell or cause to be sold (and will apply the proceeds to the extent necessary to pay such remaining amounts to the Series D Certificateholders, which amount may not exceed the unpaid principal balance of the Series D Certificates and any unpaid accrued interest thereon to the date of payment) all or that portion of the interest in the Advances or certain Advances, as specified in the Pooling and Servicing Agreement, as necessary to pay all principal of and accrued and unpaid interest on any outstanding unsubordinated Series and on any other outstanding Series that are pari passu with the Series D Certificates (after giving effect to deposits and distributions otherwise to be made on the Series D Termination Date). The net proceeds of such sale and any collections on the Advances will be deposited in the Collection Account and allocated to Series D Certificateholders on the Series D Termination Date as provided in the Pooling and Servicing Agreement, allocated between the Class A Certificateholders and the Class B Certificateholders in accordance with the priorities described herein, and applied to the outstanding balance of the Class A Certificates and the Class B Certificates.

                                USE OF PROCEEDS

     The Trustee, on behalf of the Trust, will issue the Class A Certificates and the Class B Certificates to or upon the order of the Transferor. The proceeds of the sale of the Class A Certificates and the Class B Certificates will be used to repurchase the Series B Certificates. See "Description of Repurchase" herein. Any excess proceeds of the sale of the Series D Certificates and the proceeds of future issuances of additional Series D Certificates, if any, will be deposited into the Excess Funding Account as additional collateral and will be available to purchase additional Advances, to repurchase outstanding Investor Certificates or, to the extent permitted under the Pooling and Servicing Agreement, released to the Transferor. The Transferor may from time to time distribute any such amounts in excess of its working capital needs to Fremont Financial, its sole shareholder. Fremont Financial will use any such proceeds for general working capital purposes.

                       RATING OF THE CLASS A CERTIFICATES

     It is a condition to the issuance of the Class A Certificates that they be rated "AAA" by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("Standard & Poor's"), and "AAA" by Duff & Phelps Credit Rating Co. ("Duff & Phelps").

     These ratings are based primarily on the value of the Advances, the subordination of a portion of the Transferor Interest and the subordination of the Class B Certificates to the Class A Certificates. These ratings are not a recommendation to purchase, hold or sell Class A Certificates, inasmuch as such ratings do not comment as to market price or suitability for a particular investor. There is no assurance that any rating will remain for any given period of time, or that any rating will not be lowered or withdrawn entirely by a rating agency if in its judgment circumstances so warrant, or that any other rating agency will rate the Class A Certificates at the same level. A reduction in the rating of the Class A Certificates below "AAA" or the decision by another rating agency to rate the Class A Certificates below "AAA" would reduce the number or type of investors who may purchase the securities which may have an adverse effect on liquidity. See "Risk Factors--Limited Liquidity; No Established Secondary Market" in the Prospectus. The Trust previously has issued three Series of unsubordinated Investor Certificates, the Series A Certificates, the Series B Certificates and the Series C Certificates on April 8, 1993, November 9, 1993 and February 14, 1996, respectively. On April 11, 1995, the Trust issued the subordinated Series 1995-1 Certificates. Subsequent to their respective issuances, Moody's Investors Service ("Moody's") assigned unsolicited investment grade ratings of "Baa1" with respect to the Series A Certificates and Series B Certificates and an unsolicited below investment grade rating of "Ba2" with respect to the Series 1995-1 Certificates, in comparison to the "AAA" ratings assigned to the Series A Certificates and Series B Certificates and the "BBB" ratings assigned to the Series 1995-1 Certificates by Duff & Phelps and Standard & Poor's. Fremont Financial did not request Moody's to rate the Series A Certificates, Series B Certificates or Series 1995-1 Certificates nor did it participate in the Moody's rating process. Moody's did not have the same level of access to information regarding Fremont Financial and the Trust Portfolio as did Duff & Phelps and Standard & Poor's. It is uncertain what rating Moody's would have assigned the Investor Certificates of those Series had it had the same level of access to information as Duff & Phelps and Standard & Poor's. It is possible Moody's or another rating service may rate the Class A Certificates or future Series or Classes at lower levels than the ratings issued by Duff & Phelps and Standard & Poor's. See "Risk Factors--Certificate Rating" in the Prospectus.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the underwriting agreement (the "Underwriting Agreement") among the Transferor, the Servicer and the Underwriters, the Transferor has agreed to cause the Trust to sell to the Underwriters, and the Underwriters have agreed to purchase the Class A Certificates offered hereby. The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Class A Certificates are subject to the approval of certain legal matters by their counsel and to certain other conditions. All of the Class A Certificates offered hereby will be issued if any are issued. Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Class A Certificates offered hereby, if any are taken.

     The Underwriters propose initially to offer the Class A Certificates to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of 0.20% of the principal amount of the Class A Certificates. The Underwriters may allow, and such dealers may reallow to other dealers, a concession not in excess of 0.10% of such principal amount. After the initial public offering, the public offering price and such concessions may be changed.

     The Underwriting Agreement provides that the Transferor and the Servicer will indemnify the Underwriters against certain liabilities, including liabilities under applicable securities laws, or contribute to payments the Underwriters may be required to make in respect thereof.

     In connection with the offering of the Class A Certificates, the Underwriters may purchase and sell the Class A Certificates in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Class A Certificates; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of Class A Certificates than they are required to purchase from the Trust in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Class A Certificates sold in the offering may be reclaimed by the Underwriters if such Class A Certificates are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Class A Certificates, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

                                 LEGAL MATTERS

     Certain legal matters relating to the issuance of the Class A Certificates will be passed upon for the Transferor by Wilson Sonsini Goodrich & Rosati, P.C. Certain legal matters relating to the issuance of the Class A Certificates will be passed upon for the Underwriters by Hunton & Williams. Hunton & Williams will also deliver an opinion as to certain federal income tax consequences with respect to the Class A Certificates.

                             PROSPECTUS SUPPLEMENT

                               INDEX OF KEY TERMS

                                                                           PAGE
                                                                           ----
Accounts Receivable Percentage............................................. S-25
Advances.................................................................... S-1
Aggregate Eligible Principal Advances................................. S-8, S-27
Aggregate Subordinated Amount.............................................. S-25
Aggregate Subordinated Minimum Amount...................................... S-25
Aggregate Subordinated Transferor Interest................................. S-19
Amortization............................................................... S-24
Cash Collateral Maintenance Amount......................................... S-25
Cede........................................................................ S-2
Class A Certificateholders' Interest........................................ S-4
Class A Certificate Owner.................................................. S-20
Class A Certificate Rate........................................ S-1, S-20, S-25
Class A Certificates............................................. S-1, S-3, S-19
Class B Certificate Rate................................................... S-25
Class B Certificates............................................. S-1, S-3, S-19
Closing Date................................................................ S-4
Code........................................................................ S-9
Contracts................................................................... S-1
Daily Interest Amount...................................................... S-25
Daily Interest Shortfall................................................... S-25
Defaulted Amount........................................................... S-26
Depository................................................................. S-20
DTC......................................................................... S-1
Duff & Phelps.............................................................. S-28
ERISA....................................................................... S-9
Excess Funding Amount....................................................... S-8
Fremont Portfolio.......................................................... S-15
Interest Accrual Period............................................... S-5, S-20
Investor Interest........................................................... S-3
Issuer Interest............................................................. S-3
LIBOR Determination Date................................................... S-20
Monthly Class A Certificate Rate........................................... S-25
Monthly Class B Certificate Rate........................................... S-25
Monthly Servicing Fee................................................. S-5, S-26
Moody's.................................................................... S-29
Original Pooling and Servicing Agreement....................................S-22
Payment Date........................................................... S-1, S-5
PEB........................................................................ S-11
Plans....................................................................... S-9
Pooling and Servicing Agreement............................................. S-1
Prospectus.................................................................. S-2
Rating Agencies............................................................. S-9
Reference Banks............................................................ S-20
Repurchase Date............................................................ S-23
Securities Act.............................................................. S-3
Securities Exchange Act..................................................... S-3
Series 1995-1 Certificateholders' Interest.................................. S-3
Series 1995-1 Certificates.................................................. S-6

                                                                            PAGE

Series C Certificateholders' Interest....................................... S-3
Series D Amortization Period................................................ S-4
Series D Amortization Period Commencement Date.............................. S-1
Series D Certificateholders' Interest....................................... S-3
Series D Certificates............................................ S-1, S-3, S-19
Series D Non-Amortization Period............................................ S-4
Series D Subordinated Amount............................................... S-26
Series D Subordinated Minimum Amount....................................... S-26
Series D Subordinated Transferor Amount............................... S-7, S-26
Series D Subordinated Transferor Minimum Amount............................ S-26
Series D Supplement......................................................... S-1
Series D Termination Date............................................. S-1, S-28
Service..................................................................... S-9
Servicer.................................................................... S-1
Servicing Fee Percentage.............................................. S-5, S-21
Settlement Period........................................................... S-4
Standard & Poor's.......................................................... S-28
Subordinated Investor Certificates.......................................... S-6
Tax Counsel................................................................. S-9
Transferor............................................................. S-1, S-3
Transferor Interest.................................................... S-3, S-7
Trust............................................................ S-1, S-3, S-19
Trust Assets................................................................ S-1
Trustee..................................................................... S-1
Underwriters................................................................ S-1
Underwriting Agreement..................................................... S-29
Variable Funding Certificate................................................ S-1
Weighted Average Coupon............................................... S-4, S-21

PROSPECTUS

                    FREMONT SMALL BUSINESS LOAN MASTER TRUST
                           ASSET BACKED CERTIFICATES
                            ------------------------

                              FREMONT FUNDING INC.
                                   TRANSFEROR

                         FREMONT FINANCIAL CORPORATION
                                    SERVICER
                            ------------------------

      Fremont Small Business Loan Master Trust (the "Trust") from time to time issues Asset Backed Certificates (the "Certificates") which consist of one or more series of investor certificates (the "Investor Certificates"), a variable funding certificate (the "Variable Funding Certificate") and a transferor certificate (the "Transferor Certificate"), each as more fully described herein and in the related Prospectus Supplement. Each Certificate will represent an undivided interest in the Trust created pursuant to the Pooling and Servicing Agreement dated as of March 1, 1993, among Fremont Funding Inc., as transferor (the "Transferor"), Fremont Financial Corporation, as servicer (the "Servicer"), and LaSalle National Bank, as trustee (the "Trustee"), as amended and supplemented from time to time (the "Pooling and Servicing Agreement"). The property of the Trust includes the following: (i) the right to repayment of loan advances (such rights, the "Advances") generated from time to time in a portfolio of revolving commercial finance loans (and related, cross-collateralized term loans) ("Contracts") and all monies due or to become due in payment of the Advances; (ii) the rights, but not the obligations, under each of the related Contracts; (iii) all liens, security interests and collateral for the Advances (including, but not limited to, any guarantees, agreements, documents and filings related thereto); and (iv) all proceeds of the foregoing. The Investor Certificateholders will be allocated an undivided interest in the assets of the Trust, including the right to receive a percentage of each month's collections with respect to the Advances, at the times, in the manner and in accordance with the priority described herein and in the related Prospectus Supplement. The Transferor owns the remaining undivided interest in the Trust not represented by the Investor Certificates or the Variable Funding Certificate. The Transferor from time to time may offer Series of Certificates that evidence additional undivided interests in certain assets of the Trust by exchanging a portion of its interest in the Trust.

     This Prospectus may not be used to consummate sales of any Series of Investor Certificates unless accompanied by a Prospectus Supplement for that Series. The Prospectus Supplement or Supplements relating to a Series of Investor Certificates to be offered hereunder may set forth with respect to such Series of Investor Certificates, among other things: (i) the aggregate principal amount of such Series; (ii) the interest rate of, or the method by which such interest rate may be determined for, such Series; (iii) the identity and characteristics of any additional collateral or other enhancement which may be provided for such Series; (iv) the method used to calculate the aggregate amount of principal required to be paid on the Investor Certificates of such Series on each Payment Date; (v) the rating agencies and investment ratings required with respect to such Series; (vi) the extent, if any, to which deposits, withdrawals or substitutions of any additional collateral identified for such Series may be permitted; and (vii) additional information with respect to the plan of distribution of such Series.

     POTENTIAL INVESTORS SHOULD CONSIDER, AMONG OTHER THINGS, THE INFORMATION SET FORTH IN "RISK FACTORS" COMMENCING AT PAGE 12 OF THIS PROSPECTUS.
                            ------------------------

  THE CERTIFICATES REPRESENT BENEFICIAL INTERESTS IN THE TRUST ONLY AND DO NOT REPRESENT INTERESTS IN OR RECOURSE OBLIGATIONS OF THE TRANSFEROR, THE SERVICER
                           OR ANY AFFILIATE THEREOF.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                              GOLDMAN, SACHS & CO.
                            ------------------------

                The date of this Prospectus is January 26, 1996.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE INVESTOR CERTIFICATES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

     The Transferor, as originator of the Trust, has filed a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") on behalf of the Trust with respect to the Investor Certificates offered pursuant to this Prospectus. This Prospectus, which forms part of the Registration Statement, does not contain all of the information contained in the Registration Statement and the exhibits thereto. For further information, reference is made to the Registration Statement and amendments thereof and exhibits thereto, which are available for inspection without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the Registration Statement and amendments thereof and exhibits thereto may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Fremont Funding Inc., on behalf of the Trust are incorporated in this Prospectus by reference: each Annual Report on Form 10-K and Current Report on Form 8-K filed since the formation of the Trust.

     All documents and reports filed by the Transferor on behalf of the Trust with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 424(b) of the Securities Act subsequent to the date hereof and prior to the termination of the offering of the Investor Certificates shall hereby be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Transferor on behalf of the Trust will provide without charge to each person to whom this Prospectus is delivered, on written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). Requests for such copies should be directed to Richard C. Pugh, Jr. at Fremont Financial Corporation, 2020 Santa Monica Boulevard, Suite 600, Santa Monica, California 90404-2023, telephone number (310) 315-5550.

                               PROSPECTUS SUMMARY

     The following is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus and in the related Prospectus Supplement. Certain capitalized terms used herein are defined elsewhere in this Prospectus. A listing of the pages on which such terms are defined is found in the "Index of Key Terms" in this Prospectus. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth under the heading "Risk Factors."

Type of Securities.........  The Trust issues multiple series of Asset Backed
                             Certificates (the "Certificates") pursuant to a Pooling and Servicing Agreement, which Certificates may be designated as one or more series of senior investor certificates (the "Senior Investor Certificates," and each series of Senior Investor Certificates, a "Senior Series"), one or more series of subordinated investor certificates (the "Subordinated Investor Certificates," and together with the Senior Investor Certificates, the "Investor Certificates" and each series of Subordinated Investor Certificates, a "Subordinated Series," and together with the Senior Series, the "Series"), a variable funding certificate (the "Variable Funding Certificate"), and a transferor certificate (the "Transferor Certificate"). The Transferor from time to time and at its sole discretion may create additional series of Certificates that evidence undivided interests in certain assets of the Trust by exchanging a portion of its interest in the Trust; provided, that the Aggregate Subordinated Transferor Amount and the Overcollateralization Enhancement Amount (each as defined herein) each remain, after giving effect to such exchange, at a level such that the creation of such new Series will not result in the reduction or withdrawal of the rating of any then-outstanding Series or the Variable Funding Certificate. See "Pooling and Servicing Agreement -- New Certificates."

Transferor.................  Fremont Funding Inc. (the "Transferor"). The
                             principal executive offices of the Transferor are located at 2020 Santa Monica Boulevard, Suite 500, Santa Monica, California 90404-2023, telephone number (310) 315-3988.

Servicer...................  Fremont Financial Corporation acts as servicer of the Advances pursuant to the Pooling and Servicing Agreement (in such capacity, the "Servicer"). The principal executive offices of the Servicer are located at 2020 Santa Monica Boulevard, Suite 600, Santa Monica, California 90404-2023, telephone number (310) 315-5550.

Trustee....................  LaSalle National Bank, a national banking association (the "Trustee").

Trust......................  The Fremont Small Business Loan Master Trust (the
                             "Trust") was formed pursuant to the Pooling and Servicing Agreement, dated as of March 1, 1993, among the Transferor, the Servicer and the Trustee, as amended from time to time by one or more amendments thereto and as supplemented from time to time by one or more Series supplements relating to a Series (each, a "Supplement"). The term "Pooling and Servicing Agreement," unless the context requires otherwise, refers to the Pooling and Servicing Agreement as amended and supplemented from time to time. As used herein, the term "Certificateholder" or "Holder" refers to a holder of any Investor Certificate, Variable Funding Certificate or Transferor Certificate.

Trust Assets...............  The Trust assets include: (i) all Advances outstanding on March 1, 1993 (the "Cut-Off Date") and all Advances thereafter created by Fremont Financial Corporation (in such capacity, "Fremont Financial") and sold or otherwise transferred to the Transferor pursuant to the Purchase Agreement (as defined herein) after the Cut-Off Date; (ii) all rights (but not the obligations) under the commercial loan agreements pursuant to which Advances were created (the "Contracts") and all other evidences of the Advances, and all rights (but not the obligations) relating to such Advances including all of the Related Security (as defined herein) and all monies due or to become due in payment of the Advances; (iii) all liens, security interests and collateral for the Advances (including, but not limited to, any guarantees, agreements, documents and filings related thereto);
                             (iv) all proceeds of the foregoing; and (v) amounts on deposit in the Collection Account (including amounts allocated to the Excess Funding Account and the Cash Collateral Account) and Concentration Accounts (net of investment earnings thereon). See "The Advances."

The Contracts..............  The Contracts pursuant to which the Advances have been or will be generated are revolving commercial loans (in some cases accompanied by cross-collateralized term loans), that are secured by such assets as accounts receivables, inventory, machinery and equipment, and, to a lesser extent, real estate. The Contracts have been selected from commercial loan agreements of Fremont Financial that meet the criteria provided in the Pooling and Servicing Agreement. Pursuant to the Pooling and Servicing Agreement, the Transferor may, but is not obligated to, transfer to the Trust from time to time, Advances arising under additional commercial loan contracts meeting such criteria (the "Additional Contracts").

                             All Advances arising under a Contract or Additional Contract, whether such Advances are then existing or thereafter created, will be acquired by the Transferor pursuant to the Purchase Agreement and thereafter automatically transferred to the Trust. See "The Contracts."

                             Further, pursuant to the Pooling and Servicing Agreement, the Transferor has the right (subject to certain limitations and conditions) to cause the Advances from certain Contracts designated by the Transferor (the "Removed Contracts") no longer to be transferred to the Trust and to accept the transfer from the Trust of all of the Advances arising under the Removed Contracts, whether such Advances are then existing or thereafter created.

Advances...................  The Advances consist of specified rights to repayment arising under a Contract, including all amounts advanced to a borrower (each an "Obligor"), all related monthly finance charges (including amounts designated as interest), proceeds allocable to finance charges, recoveries (net of collection expenses) on Advances which were previously charged off as uncollectible, all other fees billed to Obligors on the Contracts, and the rights of a secured creditor with respect thereto. All Advances have been or will be purchased by or contributed to the Transferor pursuant to the Asset Sale and Contribution Agreement, dated as of March 1, 1993 between Fremont Financial Corporation, as seller (the "Seller"), and Fremont Funding Inc., as buyer, (the "Purchase Agreement") and thereafter have been and will continue to be automatically transferred to the Trust. Accordingly, the aggregate amount of Advances fluctuates from day to day as new Advances are generated and acquired by or contributed to the Transferor and transferred to the Trust, and as existing Advances are collected, written off as uncollectible or otherwise adjusted.

Collections................  All amounts collected on Advances ("Gross
                             Collections") are deposited into one of the concentration accounts (each a "Concentration Account") established in the name of the Trustee for the benefit of the Certificateholders in order to collect payments on a daily basis on the Advances from the Lock-Box Accounts, from the Obligors directly, and from the Servicer as received in payment from Obligors. The Transferor may use any amounts in the Concentration Accounts from time to time to purchase additional Advances from Fremont Financial, to the extent that such amounts are in excess of the amounts required to be deposited into the Collection Account for (i) the payment of interest, and if applicable, principal, on the Certificates, (ii) the servicing fee and
                             (iii) deposits required with respect to the Cash Collateral Account or the Excess Funding Account. The amounts required to be deposited into the Collection Account other than principal on a Series are referred to herein as "Collections." The Servicer will make all required deposits of Collections, or Gross Collections in the event that an Amortization Period has commenced with respect to any Series or Variable Funding Certificate, to the Collection Account for each Business Day as set forth in the Pooling and Servicing Agreement no later than the Business Day following the availability of such Collections or Gross Collections.

Prospectus Supplement......  The Prospectus Supplement relating to each Series to be offered hereunder will set forth with respect to such Series, among other things: (i) the aggregate principal amount of such Series; (ii) the interest rate of, or the method by which such interest rate may be determined for, such Series;
                             (iii) the identity and characteristics of any additional collateral or other enhancement which may be provided for such Series; (iv) the method used to calculate the aggregate amount of principal required to be paid on the Investor Certificates of such Series on each Payment Date; (v) the rating agencies and investment ratings required with respect to such Series; (vi) the extent, if any, to which deposits, withdrawals or substitutions of any additional collateral or enhancement provided for the Investor Certificates of such Series may be permitted; and (viii) additional information with respect to the plan of distribution of such Series.

Interest...................  Interest on each Series will be paid on the dates specified in the Prospectus Supplement for such Series (each a "Payment Date"). Each payment of interest on the Investor Certificates on a Payment Date will include all interest accrued during the period specified in the related Prospectus Supplement (each an "Interest Accrual Period") and immediately preceding such Payment Date.

                             With respect to any Series that pays a variable rate of interest, the related Prospectus Supplement will set forth: (a) the initial certificate rate (or the formula or manner for determining such initial certificate rate) (the "Certificate Rate");
                             (b) the formula, index or other method by which the Certificate Rate will be determined from time to time; (c) the periodic intervals at which such determination will be made; and (d) any maximum or minimum rate for any such Series. With respect to any Series that pays a fixed rate of interest, the related Prospectus Supplement will set forth the applicable rate.

Principal Payments

A. Non-Amortization
   Period..................  No principal will be payable with respect to any
                             Series until the Amortization Period Commencement Date for such Series (or earlier upon the occurrence of an Event of Termination). During the period with respect to which no Series is in its Amortization Period, Gross Collections (other than such amounts required to be deposited into the Collection Account (i) to pay interest on any outstanding Series, (ii) to make daily deposits with respect to the Variable Funding Certificate, if any, (iii) to pay the servicing fee, and (iv) to make required deposits to be allocated to the Excess Funding Account or payments with respect to any Enhancements for any Series) will, subject to certain limitations, be used on behalf of the Transferor to purchase additional Advances from Fremont Financial or be paid from the Trust to the holder of the Transferor Certificate.

B. Amortization Period.....  The principal amount of any Investor Certificates will be payable only during the Amortization Period for the relevant Series. Amortization Periods for each Series may have different lengths and begin on different dates. Thus, certain Series may be in their Non-Amortization Periods, while others are in their Amortization Periods. In addition, Investor Certificates of different Series may pay principal out of Gross Collections based upon different investor percentages. One or more Series may be designated as a Subordinated Series. Payments on any Subordinated Series will be subject to the prior right of payment of each outstanding Senior Series and the Variable Funding Certificate, as set forth in the Pooling and Servicing Agreement and the Prospectus Supplement relating to such Subordinated Series. See "Pooling and Servicing Agreement -- New Certificates" in this Prospectus for a discussion of the potential terms of a Series.

Events of Termination......  Events of Termination for each Series will be as set forth in the related Prospectus Supplement. Events of Termination for a Series may include, among other things, the occurrence of the following events: (i) the Subordinated Amount falls below the amount or percentage set forth in the related Prospectus Supplement; (ii) to the extent set forth in the related Prospectus Supplement, the Subordinated

                             Amount for such Series is less than the
                             Subordinated Minimum Amount for such Series for any three consecutive Settlement Periods as set forth in the related Prospectus Supplement; (iii) to the extent set forth in any Prospectus Supplement, the variable interest rate on the Certificates is equal to or greater than a designated maximum rate; (iv) to the extent set forth in the related Prospectus Supplement, the three-month rolling average percentage of Principal Advances with accounts receivables as the Primary Collateral falls below the specified percentage for such Series as set forth in the related Prospectus Supplement; (v) the average balance of the Excess Funding Account during a period of time set forth in the Prospectus Supplement for such Series exceeds the Maximum Excess Funding Account Balance as set forth in the applicable Prospectus Supplement (a "Partial Amortization Event"); (vi) failure on the part of the Transferor or the Servicer to make any payment or deposit required under the Pooling and Servicing Agreement or to perform their covenants thereunder, in each case within certain specified grace periods; (vii) a material breach of a representation or warranty of the Transferor made in the Pooling and Servicing Agreement which is not remedied within specified cure periods; (viii) the Servicer or the Transferor voluntarily seeks, consents to or acquiesces in the benefit of any debtor relief law, or an involuntary petition is filed under any debtor relief law and such petition is not dismissed within a specified period of time;
                             (ix) the Servicer fails to deliver the daily or the Settlement Date reports required to be delivered by it, and such failure is not cured within specified time periods; (x) the Trust becomes an "investment company" required to register within the meaning of the Investment Company Act of 1940, as amended;
                             (xi) the Trustee has not accepted an eligible servicer within 60 days after any Servicer Default with respect to which a termination notice has been issued; (xii) the interest of the Trustee in all the Trust Assets, if not an ownership interest, ceases to be a perfected, first priority enforceable lien thereon (subject to certain specified permitted liens), or the Transferor shall so assert in writing; and (xiii) failure on the part of Fremont Financial to make any payment or deposit required under the Purchase Agreement or to perform its covenants thereunder, in each case within certain specified grace periods.

                             Upon an Event of Termination with respect to a Series, a partial or complete amortization of the Investor Certificates of such Series will occur, subject, however, to the subordination provisions of certain Series.

Variable Funding
Certificate................  The Trust has issued the Variable Funding
                             Certificate. The outstanding principal balance of the Variable Funding Certificate may fluctuate from time to time to absorb a portion of any increases or decreases in the aggregate outstanding principal balance of the Advances over a specified period. The Holder of the Variable Funding Certificate owns an undivided interest in the Trust that is pari passu with the interests of all Holders of Senior Investor Certificates; however, payments of principal of and interest on the Variable Funding Certificate may be made more frequently than payments with respect to Investor Certificates. Following an Event of Termination, payments with respect to the Variable Funding Certificate will only be made on a pro rata basis with all Senior Investor Certificates. See "Description of the Certificates -- Variable Funding Certificate."

Subordinated Investor
  Certificates.............  The Trust has issued, and may from time to time in the future issue, one or more series of
                             Subordinated Investor Certificates. The rights of the Holders of Subordinated Investor Certificates to receive payments of principal and interest will be subordinated to the Investor Interests of the Holders of Senior Investor Certificates.

Transferor Certificate.....  The Transferor holds the Transferor Certificate which represents its retained interest (the
                             "Transferor Interest") in the Trust. The Transferor has the right under the Pooling and Servicing Agreement, subject to satisfying certain conditions specified therein, including maintaining an interest in the Trust at least equal to the Aggregate Subordinated Minimum Transferor Amount, to exchange portions of its Transferor Certificate to permit the issuance of additional Series or an additional Variable Funding Certificate, in each case to be issued under Supplements relating thereto. See "Pooling and Servicing
                             Agreement -- New Certificates."

                             As the Holder of the Transferor Certificate, the Transferor is entitled to receive, on each Business Day, the amount of Gross Collections available for such day that are not required to be deposited into the Collection Account or used on behalf of the Transferor to acquire additional Advances from Fremont Financial; provided, however, that such amount may not exceed the excess of the Transferor Amount over the sum of (i) the Aggregate Subordinated Minimum Transferor Amount, and (ii) any Defaulted Amounts for the current monthly period (a "Settlement Period"), as determined in accordance with the Pooling and Servicing Agreement. The Transferor's right to receive such amounts is subject to the subordination of the Transferor Interest as described herein.

Subordination of Transferor
  Interest and Subordinated
  Series...................  A portion of the Transferor's Interest constitutes the "Aggregate Subordinated Transferor Amount." Such Aggregate Subordinated Transferor Amount provides credit enhancement to the Investor Certificates and the Variable Funding Certificate and will be reduced for any Charge-Off Amounts. The rights of the Holders of Subordinated Investor Certificates to receive payments of principal and interest will be subordinated to the Investor Interests of the Holders of Senior Investor Certificates (the "Senior Investor Interest") and the Issuer Interest of the Holder of the Variable Funding Certificate, as each may be increased or decreased from time to time. Before any Charge-Off Amounts are allocated to the Senior Investor Interests or the Issuer Interest, Charge-Off Amounts generally will be applied first to reduce the Subordinated Transferor Interest, and then to reduce the Investor Interest of the Holders of Subordinated Investor Certificates (the "Subordinated Investor Interest"). See "Pooling and Servicing Agreement -- Determination and Allocation of Charge-Offs and Subordination Amounts" and "-- Deposits to Collection Account."

Collection Account.........  The Trustee has established a trust account for the benefit of the Certificateholders (the "Collection Account") into which the Collections or Gross Collections, as appropriate, are deposited. The Collection Account has three ledger sub-accounts, consisting of a general account, a cash collateral account (the "Cash Collateral Account") and an excess funding account (the "Excess Funding Account"). Unless otherwise specified, all references to the "Collection Account" shall be references to the general sub-account.

Cash Collateral Account....  To the extent provided in the related Supplement, in the event and to the extent that the Gross Collections are insufficient to pay interest and the servicing fee with respect to any Series that is in its Amortization Period, a withdrawal will be made from the Cash Collateral Account, up to the amount on deposit in the Cash Collateral Account. See "Pooling and Servicing Agreement -- Cash Collateral Account" in the related Prospectus Supplement.

Excess Funding Account.....  On each business day, the Servicer will allocate to the Excess Funding Account the Excess Funding Amount which shall be equal, on any date of determination, to the amount, if any, by which (i) the sum of the Invested Amount for each outstanding Series, the Issuer Amount, and the Aggregate Subordinated Minimum Transferor Amount exceeds (ii) the sum of (1) the total of the unpaid principal balances of the Eligible Advances (the "Aggregate Eligible Principal Advances"), (2) the amounts on deposit in the Excess Funding Account, (3) the amounts on deposit in the Collection Account in excess of any amounts allocated for the payment of interest or servicing fees on any Series of Investor Certificates or the Variable Funding Certificate, and (4) the amounts on deposit in the Concentration Accounts (subject to a maximum amount equal to three percent of the Aggregate Eligible Principal Advances, which may be increased to five percent with the prior approval of each Rating Agency).

                             The Excess Funding Account is designed to hold Gross Collections not deposited in the Collection Account until such amount can be invested on behalf of the Transferor in additional Advances. Funds on deposit in the Excess Funding Account may be withdrawn and paid to the Transferor (subject to the limitations described herein) or allocated to one or more Series. In addition to the foregoing, the Transferor may, at its option on any Business Day, deposit funds in the Excess Funding Account to the extent necessary to maintain the Aggregate Subordinated Minimum Transferor Amount.

Enhancements...............  The Prospectus Supplement may provide for one or more forms of credit enhancement ("Enhancement").

Optional Repurchase........  The Invested Amount of the Investor Certificates of
                             a particular Series will be subject to optional repurchase by the Transferor as set forth in the related Prospectus Supplement.

Issuances of New Series....  The Pooling and Servicing Agreement provides that, pursuant to one or more Supplements thereto, the Transferor may cause the Trustee to issue one or more new Series (a "New Issuance") or, if so provided in the related Series Supplement, increase the Invested Amount of any outstanding Series (an "Additional Issuance"). How-ever, at all times, the interest in the Principal Advances represented by the Transferor Interest must equal or exceed a specified amount with respect to each Series. The issuance of a Series pursuant to the Supplement related thereto will constitute a New Issuance. The Pooling and Servicing Agreement also provides that the Transferor may specify, with respect to any Series, the Principal Terms of the Series. "Principal Advances" shall mean the unpaid balances of the Advances.

                             Under the Pooling and Servicing Agreement, a New Issuance or Additional Issuance may only occur upon delivery to the Trustee of the following: (i) a Supplement specifying the Principal Terms of such Series (with respect to a New Issuance); (ii) an opinion of counsel generally to the effect that, for federal, Illinois and California income or franchise tax purposes, (1) any newly issued certificates will either (x) be treated as indebtedness or (y) not cause the Trust to be taxed as a corporation and (2) such issuance will not have a material adverse effect on the tax characterization of the Trust, or any outstanding Series or the Variable Funding Certificate; and
                             (iii) letters from the Rating Agencies confirming that the New Issuance or Additional Issuance will not result in the reduction or withdrawal of the rating of any Series then outstanding. See "Pooling and Servicing Agreement -- New Certificates."

Certain Federal Income Tax
  Considerations...........  Except as otherwise provided in the related
                             Prospectus Supplement, in the opinion of Hunton & Williams, special tax counsel to the Transferor ("Tax Counsel"), the Investor Certificates will be characterized as debt for federal income tax purposes. See "Certain Federal Income Tax Consequences -- Characterization of the Investor Certificates as Indebtedness" herein. Under the Pooling and Servicing Agreement, the Transferor, the Trustee, and the Servicer will agree to treat the Investor Certificates as debt for federal income tax purposes. In addition, by acceptance of an Investor Certificate, each Investor Certificateholder will be deemed to have agreed to treat such Investor Certificate as a debt instrument for purposes of federal and state income tax, franchise tax, and any other tax measured in whole or in part by income. Nonetheless, no ruling from the Internal Revenue Service (the "Service") on the federal income tax characterization of the arrangement between the Transferor and the Investor Certificateholders has been or will be sought. As a result, there can be no guarantee that the Service will agree with Tax Counsel's opinion of the characterization of that arrangement. See "Certain Federal Income Tax Consequences" herein.

Employee Benefit Plan
  Considerations...........  Any Plan (as defined herein) that invests in the
                             Investor Certificates may be treated as having acquired a direct interest in the assets of the Trust for purposes of the "plan asset" rules of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Accordingly, the purchase or holding of Investor Certificates may result in unfavorable consequences for a Plan or its fiduciaries under the Plan Asset Regulations or the prohibited transaction provisions of ERISA or the Code; consequently, certain Series of Investor Certifi cates will not be offered for sale to, and will not be transferable to, Plans, a person acting on behalf of a Plan, or a person using the assets of a Plan (each a "Plan Investor").

                             Any Plan Investor who proposes to cause a Plan to purchase Investor Certificates should consult with its counsel with respect to the potential applicability of ERISA and the prohibited transaction provisions of the Internal Revenue Code of 1986, as amended (the "Code"), to such investments. See "Employee Benefit Plan Considerations" herein.

Certificate Ratings........  It is a condition to the issuance of each Series that the Investor Certificates of such Series be rated in one of the four highest rating categories by one or more nationally recognized statistical rating agencies. The Prospectus Supplement with respect to each Series will set forth the rating agency or rating agencies that have been requested by the Transferor to rate such Series (each a "Rating Agency" and collectively, the "Rating Agencies").

                                  RISK FACTORS

     In addition to the other information in this Prospectus and the Prospectus Supplement for each Series, the following should be considered carefully in evaluating an investment in the Certificates. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and elsewhere in this Prospectus.

     LIMITED LIQUIDITY; NO ESTABLISHED SECONDARY MARKET. Although certain financial institutions currently make a market in participation certificates which are in some respects similar to the Investor Certificates, there is no established secondary market for the Investor Certificates. It is anticipated that, to the extent permitted, the underwriters (the "Underwriters") of the Investor Certificates will make a market in the Investor Certificates, but in no event will any such Underwriter be under an obligation to do so. There is no assurance that a secondary market will develop with respect to the Investor Certificates of any Series offered hereby, or if it does develop, that it will provide Investor Certificateholders with liquidity of investment or that it will continue until the Investor Certificates are paid in full.

     CERTAIN LEGAL ASPECTS OF ADVANCES. While the Transferor has transferred, and will continue to transfer, Advances to the Trust, a court could treat such transactions as an assignment of collateral as security for the benefit of Holders of Certificates issued by the Trust. The Transferor represents and warrants in the Pooling and Servicing Agreement that the transfer of the Advances to the Trust is either a valid transfer and assignment of the Advances to the Trust or the grant to the Trust of a security interest in the Advances. The Transferor has taken and will take certain actions required to perfect the Trust's security interest in the Advances and warrants that if the transfer to the Trust is deemed to be a grant to the Trust of a security interest in the Advances, the Trustee will have a first priority perfected security interest therein. Nevertheless, if the transfer of the Advances to the Trust is deemed to create a security interest therein under the California Uniform Commercial Code (the "UCC"), a tax or government lien on property of the Transferor arising before Advances come into existence may have priority over the Trust's interest in such Advances, and in the event of the insolvency of the Transferor, certain administrative expenses, including any financing obtained during the insolvency process, may also have priority over the Trust's interest in such Advances. See "Certain Legal Aspects of the Advances -- Transfer of Advances."

     To the extent that the Transferor has granted a security interest in the Advances to the Trust and that security interest was validly perfected before any insolvency of the Transferor and was not granted or taken in contemplation of insolvency or with the intent to hinder, delay, or defraud the Transferor or its creditors, that security interest should not be subject to avoidance in the event of insolvency and receivership, and payments to the Trust with respect to the Advances should not be subject to recovery by a bankruptcy trustee or receiver of the Transferor. If, however, such a bankruptcy trustee or receiver, or any creditors of the Transferor, were to assert a contrary position, delays in payments on the Certificates and possible reductions in the amount of those payments could occur. In addition, to the extent Advances were transferred to the Trust and any new consideration paid to the Transferor was not deemed to be sufficient, the transfer of those additional Advances could be challenged as a preferential transfer in the event of the bankruptcy or insolvency of the Transferor or in contemplation thereof. If successful, such a challenge could result in delays and possibly reductions in payments in respect of the Certificates. In the event of a Servicer Default, if a bankruptcy trustee or receiver were appointed for the Servicer, and if no Servicer Default other than such bankruptcy or receivership or insolvency of the Servicer exists, the bankruptcy trustee or receiver may have the power to prevent either the Trustee or the majority of the Investor Certificateholders from effecting a transfer of servicing to a successor Servicer.

     CERTAIN BANKRUPTCY CONSIDERATIONS. The voluntary or involuntary petition for relief under the United States Bankruptcy Code or any similar applicable federal or state law (collectively, "Insolvency Laws") with respect to Fremont Financial should not necessarily result in a similar petition with respect to the Transferor so long as the Transferor is solvent and does not reasonably foresee becoming insolvent either by reason of Fremont Financial's insolvency or otherwise. The Transferor has taken certain steps in structuring the transactions contemplated hereby that are intended to make it unlikely that any voluntary or involuntary petition for relief by or against Fremont Financial under any Insolvency Law will result in the consolidation, pursuant to such Insolvency Laws, of the assets and liabilities of the Transferor with those of Fremont Financial. No assurance can be given, however, that such a consolidation will not occur. In addition, the transfer of Advances from Fremont Financial to the Transferor is intended to be, and has been structured as, an "absolute conveyance" or "true sale" of the Advances to the Transferor. If a bankruptcy trustee for Fremont Financial or a creditor of Fremont Financial were to take the view that Fremont Financial and the Transferor should be substantively consolidated or that the transfer of the Advances from Fremont Financial to the Transferor should be recharacterized as a pledge of such Advances, then delays in payments on the Certificates or (should the bankruptcy court rule in favor of any such trustee, debtor in possession or creditor) reductions in such payments could result. See "The Transferor and Fremont Financial" and "Certain Legal Aspects of the Advances -- Certain Matters Relating to Bankruptcy."

     If a bankruptcy trustee or receiver were appointed for the Transferor, causing an Event of Termination, pursuant to the Pooling and Servicing Agreement, new Advances would not be transferred to the Trust and the Trustee would sell the portion of the Advances allocable to each Series in accordance with the Pooling and Servicing Agreement (unless holders of more than 50% of the principal amount of each Series then outstanding were to instruct otherwise), thereby causing early termination of the Trust and a loss to Investor Certificateholders if the net proceeds allocable to Investor Certificateholders from such sale, if any, and the amount available under any applicable Enhancement mechanism, as provided under a related Supplement, if any, were insufficient to pay Investor Certificateholders in full. The net proceeds of any such sale of the portion of the Advances allocated in accordance with the Pooling and Servicing Agreement and Supplements thereto for each Series would first be used to pay principal due and owing with respect to the Certificateholders of each Senior Series and the Variable Funding Certificate prior to any principal being allocated for the payment of principal of any Subordinated Series or the Transferor Certificate, as described in the related Prospectus Supplement. If the only Event of Termination to occur was either the insolvency of the Transferor or the appointment of a bankruptcy trustee or receiver for the Transferor, the bankruptcy trustee or receiver might have the power to continue to require the Transferor to transfer new Advances to the Trust and to prevent the early sale, liquidation, or disposition of the Advances and the commencement of the Amortization Period. In addition, a bankruptcy trustee or receiver for the Transferor might have the power to cause early payment of the Investor Certificates. See "Certain Legal Aspects of the
Advances -- Certain Matters Relating to Bankruptcy."

     Application of federal and state bankruptcy and debtor relief laws to the obligations represented by the Advances could adversely affect the interests of the Investor Certificateholders in the Advances if such laws resulted in any Advances being written off as uncollectible. See "Pooling and Servicing Agreement -- Defaulted Amounts."

     CERTAIN LEGAL ASPECTS OF CONTRACTS. Although the terms of the Contracts provide that Fremont Financial's funding obligations are discretionary, it is possible that a court could determine that the Contracts actually contain executory obligations under which Fremont Financial has, and is retaining, certain funding obligations. In the event of a breach of these obligations by Fremont Financial, the Obligors on the Contracts might be able to assert certain defenses to payment. During disputes concerning these obligations, payments in respect of the Advances would likely be delayed. In addition, if the Obligors prevailed on claims against Fremont Financial, the payments in respect of the Advances could be reduced. If such delays or reductions occurred, the interests of the Investor Certificateholders could be adversely affected. If a court were to determine that Fremont had an obligation to continue to fund loans under the Contracts, such funding obligation would presumably continue even if one or more Series were in an Amortization Period.

     During an Amortization Period, unless it issued additional Investor Certificates or increased the amount of the Variable Funding Certificate or an outstanding Series, the Transferor might not have the resources available to purchase additional Advances from Fremont Financial. In such case, Fremont Financial might seek another means of funding new Advances such as financing through a third party. If Fremont Financial were not able to locate an alternative source of funding to continue to make the Advances, payments by Obligors would likely be delayed and might even be reduced or terminated. No assurance can be given that Fremont Financial would be able to obtain an alternative source of financing. See "Maturity Assumptions."

     PAYMENTS AND MATURITY. The Advances may be paid at any time, and there is no assurance that there will be additional Advances created in the Contracts (or that new Contracts will be created) or that any particular pattern of Obligor repayments will occur. A significant decline in the amount of Advances generated could result in the occurrence of a Partial Amortization Event for one or more Series in which case the Investor Certificateholders of that Series would be repaid (in full or in part) and Holders of the Certificates would be subject to the risk of reinvestment at the then existing interest rate or yield to the extent of principal repaid, which may differ from the applicable Certificate Rate. See "Maturity Assumptions."

     POSSIBLE CHANGES TO THE TERMS OF THE CONTRACT. Pursuant to the Pooling and Servicing Agreement, the Transferor does not transfer to the Trust the obligations under the Contracts, but only the Advances and related rights arising pursuant to the Contracts. Fremont Financial (together with the applicable Obligor) has the right to determine the monthly periodic finance charges and other fees that will be applicable from time to time to the Contracts, to alter the payments required on the Contracts and to change various other terms with respect to the Contracts, including the term thereof. Under the Purchase Agreement, Fremont Financial may change the terms of the Contracts or its policies and procedures with respect to the servicing thereof (including without limitation the reduction of the required minimum monthly payment and the calculation of the amount or the timing of finance charges, fees, and charge-offs), if such change would not, in the reasonable belief of Fremont Financial, cause an Event of Termination to occur with respect to, or otherwise have any material adverse effect on, the Investor Certificates. Except as specified above, there are no restrictions on Fremont Financial's ability to change the terms of the Contracts. There can be no assurance that changes in applicable law, changes in the marketplace, or prudent business practice might not result in a determination by Fremont Financial to take actions which would change the terms of the Contracts.

     MASTER TRUST CONSIDERATIONS. The Trust, as a master trust, is expected to issue new Series from time to time, including one or more Series of Senior Investor Certificates, one or more Series of Subordinated Investor Certificates and a Variable Funding Certificate. See "Description of the Certificates." While the Principal Terms of any Series will be specified in a Supplement to the Pooling and Servicing Agreement, the provisions of a Supplement and, therefore, the terms of any additional Series, will not be subject to the prior review or consent of Holders of the Investor Certificates of any previously issued Series. Such provisions may include methods for determining applicable investor percentages and allocating collections, provisions creating different or additional security or other credit enhancement, provisions creating different classes of certificates (including one or more Series of Senior or Subordinated Investor Certificates), provisions subordinating a Series to another Series (if the Supplements relating to such Series so require) and any other amendment or supplement to the Pooling and Servicing Agreement that is made applicable to such Series. See "Pooling and Servicing Agreement -- New Certificates." It is a condition precedent to the issuance of any additional Series that each Rating Agency that has rated any outstanding Series at the request of the Transferor deliver written confirmation to the Trustee that the creation of such new Series will not result in such Rating Agency reducing or withdrawing its rating on any outstanding Series. There can be no assurance, however, that the Principal Terms or other provisions of any Series might not have an adverse impact on the timing and amount of payments received by an Investor Certificateholder. See "Pooling and Servicing Agreement -- New Certificates."

     CERTIFICATE RATING. It is a condition to issuance of any Series that the Investor Certificates of such Series be rated in one of the four highest rating categories by one or more nationally recognized statistical rating agencies. The ratings assigned by a rating agency address the likelihood of full payment of principal and interest on such a Series. The ratings are not a recommendation to purchase, hold or sell Investor Certificates of any Series, inasmuch as such ratings do not comment as to the market price or suitability for a particular investor. There is no assurance that the ratings will remain for any given period of time or that ratings will not be lowered or withdrawn by a rating agency if in its judgment circumstances so warrant, or that any other rating agency will rate the Investor Certificates at the same level. A reduction in the rating of the Investor Certificates or the decision by another rating agency to rate the Investor Certificates below then-existing levels may reduce the number or type of investors who may purchase the securities, which may have an adverse effect on liquidity. See "Risk Factors -- Limited Liquidity; No Established Secondary Market."

     The Trust has issued two Senior Series, the Series A Certificates and the Series B Certificates, on April 8, 1993 and November 9, 1993, respectively (the "Series A Certificates" and "Series B Certificates," respectively). On April 11, 1995 the Trust issued a Subordinated Series, Series 1995-1 (the "Series 1995-1 Certificates"). Subsequent to their respective issuances, Moody's Investors Service ("Moody's") assigned unsolicited investment grade ratings of "Baa1" with respect to the Series A Certificates and Series B Certificates, and a rating of "Ba2" with respect to the Series 1995-1 Certificates, in comparison to the "AAA" ratings assigned to the Series A Certificates and Series B Certificates and the "BBB" ratings assigned to the Series 1995-1 Certificates by Duff & Phelps Credit Rating Co. and Standard & Poor's Ratings Group. Fremont Financial Corporation did not request Moody's to rate the Series A Certificates, Series B Certificates or Series 1995-1 Certificates nor did it participate in the Moody's rating process. Moody's did not have, prior to issuing its ratings, the same level of access to information regarding Fremont Financial Corporation and the Trust Portfolio as did Duff & Phelps Credit Rating Co. and Standard & Poor's Ratings Group. It is uncertain what rating Moody's would have assigned the Investor Certificates of those Series had it had the same level of access to information as Duff & Phelps Credit Rating Co. and Standard & Poor's Ratings Group. It is possible Moody's or another rating service may rate future Series at lower levels than the ratings issued by Duff & Phelps Credit Rating Co. and Standard & Poor's Ratings Group.

     COMPETITION IN THE SMALL BUSINESS AND MIDDLE MARKET LOAN INDUSTRY. The small business and middle market loan industry is competitive and includes banks as well as other business lending companies that offer financing to smaller and middle market companies. Such lenders may compete on the basis of loan pricing and terms, advance rates, underwriting criteria and servicing quality. Fremont Financial, as the originator and the Servicer of the Advances, may be required by competitive pressures to reduce fees or interest rates on new or existing Contracts to acquire or retain borrowers; for example, during 1994 and 1995 Fremont Financial has reduced fees and interest charges on certain contracts to retain certain Obligors. To the extent that the interest rates or fees on the Advances are reduced, the total interest yield of the Trust will be decreased, thereby reducing the amount of Excess Finance Charge Collections available to the Trust to offset any Defaulted Amounts incurred by the Trust. See "Pooling and Servicing Agreement -- Determination and Allocation of Charge-Offs and Subordination Amounts" and "Asset-Based Lending -- Certain Historical Information Relating to the Fremont Portfolio."

     If commercial borrowers choose to utilize competing sources of credit, the amount of available additional Contracts and Advances generated may be reduced. The size of the Trust will be dependent upon Fremont Financial's continued ability to generate Additional Contracts and transfer additional Advances to the Transferor. If the amount of additional Advances generated declines significantly and new Contracts are not designated as Additional Contracts, Advances available to be transferred to the Trust will decline. If the amount of Advances generated declines to such an extent that the amount retained on deposit in the Excess Funding Account exceeds the maximum amount permitted (as specified for each Series in the related Series Supplement), a Partial Amortization Event would occur. If a Partial Amortization Event were to occur with respect to a Series or the Variable Funding Certificate, then Investor Certificateholders of that Series, or, as the case may be, the Holder of the Variable Funding Certificate would be repaid principal amounts earlier than anticipated with respect to their Series (subject to the subordination of any Subordinated Series), or, as the case might be, the Variable Funding Certificate. See "Pooling and Servicing Agreement -- Events of Termination."

                                   THE TRUST

     The Trust was formed pursuant to the Pooling and Servicing Agreement dated as of March 1, 1993, in accordance with the laws of the State of California. The Trust was formed for the transactions described herein and similar transactions, as contemplated by the Pooling and Servicing Agreement, and prior to formation had no assets or obligations. The Trust does not, and will not, engage in any business activity, other than as described herein, but will only acquire and hold the Advances and certain rights under the Contracts, issue (or cause to be issued) the Certificates and engage in related activities (including, with respect to any Series, entering into any Enhancement and Enhancement agreement relating thereto) and make payments thereon. As a consequence, the Trust is not expected to have any need for additional capital resources.

                      THE TRANSFEROR AND FREMONT FINANCIAL

THE TRANSFEROR

     Fremont Funding Inc. (the "Transferor") was incorporated in Delaware on December 2, 1992 and is a wholly-owned subsidiary of Fremont Financial. The Transferor was organized for the limited purpose of purchasing the Advances and certain rights under the related Contracts and any Additional Contracts from Fremont Financial, forming trusts such as the Trust, and transferring and certain rights under related Contracts and the Advances to such trusts. The Transferor has only a limited operating history. The principal executive offices of the Transferor are located at 2020 Santa Monica Boulevard, Suite 500, Santa Monica, California 90404-2023. Its telephone number is (310) 315-3988.

     The Transferor has taken steps in structuring the transactions contemplated hereby that are intended to make it unlikely that the voluntary or involuntary application for relief by or against Fremont Financial under Insolvency Laws would result in consolidation of the assets and liabilities of the Transferor with those of Fremont Financial. These steps include the creation of the Transferor as a separate, limited-purpose subsidiary pursuant to a certificate of incorporation containing certain limitations (including restrictions on the nature of the Transferor's business and a restriction on the Transferor's ability to commence a voluntary case or proceeding under any Insolvency Law without the unanimous affirmative vote of all of its directors). The Transferor's Certificate of Incorporation includes a provision that requires the Transferor to have two directors who qualify under the Certificate of Incorporation as "Independent Directors." No assurance can be given, however, that such a consolidation will not occur.

     With respect to the acquisition by the Trust of Advances from time to time, to the extent that the amounts available in the Trust are insufficient to pay the entire purchase price of the Advances being sold to the Transferor at such time, Fremont Financial (the owner of all the common stock of the Transferor) will contribute Advances in an amount equal to any deficiency as additional capital contributions to the Transferor.

FREMONT FINANCIAL

     Fremont Financial is a wholly-owned subsidiary of Fremont General Corporation, a publicly-owned insurance and financial services holding company with approximately $4.1 billion in assets as of June 30, 1995. In 1979, Fremont General Corporation acquired approximately 80% of Commonwealth Financial Corporation ("Commonwealth"), a company incorporated in California in 1969. In the mid-eighties, Fremont General Corporation acquired the remaining interest in Commonwealth, and in 1989, Commonwealth's name was changed to Fremont Financial Corporation. In addition to its headquarters in Santa Monica, California, Fremont Financial has regional offices in Chicago, Atlanta and New York as well as marketing offices in Boston, Minneapolis, Cleveland, Detroit, St. Louis, Richmond, Newport Beach and

Charlotte. While the major avenue of growth for Fremont Financial remains the origination of new lending relationships, Fremont Financial also purchased the loan portfolios of three regional commercial finance lenders during 1991 and 1992 (Minneapolis-based Churchill Business Credit, Inc., Cleveland-based Dana Business Credit and New York-based First New York Bank for Business). Fremont Financial originates new lending relationships under $1,000,000 through its Fremont Business Credit division, which began its commercial finance operations in 1995.

     Fremont General Corporation, a Nevada corporation incorporated in 1972, is a holding company engaged through its subsidiaries in select insurance and financial services businesses. Fremont General Corporation's principal lines of business include workers' compensation insurance in California and Illinois (which it underwrites through its wholly-owned subsidiaries Fremont Compensation Insurance Company, Pacific Compensation Insurance Company and Casualty Insurance Company), medical malpractice insurance, life insurance and varied financial services provided to commercial and individual customers. Fremont General Corporation's financial services operations commenced in 1979 with the acquisition of its life insurance subsidiary, Commercial Bankers Life Insurance Company, and Fremont Financial.

                              ASSET-BASED LENDING

GENERAL

     Asset-based revolving loans permit a company, subject to satisfaction of certain conditions, to borrow from the lender at any time during the term of the loan agreement up to a maximum amount equal to a percentage of the amount of the collateral (the "Advance Rate") which primarily secures such loans (the "Primary Collateral"), not to exceed a set maximum amount for each loan. Under an asset-based lending agreement, the borrower retains the credit and collection risk with respect to the collateral in which the lender takes a security interest. Cash collections received as often as daily by the borrower after the loan is initially made are paid to the lender to reduce the loan balance. Additional principal payments pursuant to an amortization schedule are generally not required under an asset-based revolving loan, and payment in full is generally not required until the maturity date under the loan agreement. The borrower may request additional loan proceeds, up to maximum percentage and line limitations determined as described above, from the lender. Because of the daily fluctuations in the loan balance resulting from advances made to the borrower and collections received by the lender from the liquidation of the collateral securing the advances, asset-based revolving loans require the lender to monitor the outstanding loan balance in relation to the collateral that secures such loan. Occasionally, a lender may advance to a borrower an amount in excess of the amount of the Advance Rate as applied against the Primary Collateral of the borrower. Such an excess amount is referred to as an "Over-Advance."

     Commercial finance loans made by Fremont Financial are primarily on a revolving short-term basis (generally two or three years) and secured by assets which primarily include accounts receivable, inventory, machinery and equipment and, to a lesser extent, real estate and other types of collateral. In addition, Fremont Financial also makes term loans secured primarily by equipment and real estate. The term loans are cross-collateralized (i.e., the same collateral is used to support both the term loans and all the related revolving loans) and coterminous with the related revolving loan made to the same Obligor. The term to maturity for the term loans is generally five years; however, certain term loans are "balloon loans" that amortize over a longer period and therefore do not amortize fully before their respective maturities. Loans outstanding to a single Obligor generally range in size from $100,000 to $15,000,000. Interests in larger loans may be participated out to other asset-based lenders or lending institutions.

CERTAIN HISTORICAL INFORMATION RELATING TO THE FREMONT PORTFOLIO

     The following tables set forth information relating to the Fremont Portfolio with respect to all advances outstanding as of the dates and periods indicated (except where expressly provided otherwise). Actual characteristics, composition, charge-off and non-accrual experience with respect to the Advances transferred to the Trust from time to time pursuant to the Pooling and Servicing Agreement (referred to herein as the "Trust Portfolio") are likely to be different. There can be no assurance that the characteristics, composition, charge-off and non-accrual experience for the Advances included in the Trust Portfolio from time to time will be similar to the historical experience for the Fremont Portfolio set forth below.

     The majority of the Company's customer base consists of small to medium size manufacturers and distributors that generally require financing for working capital, debt restructuring, growth, seasonal shortfalls, leveraged acquisitions, turnarounds and Chapter 11 financing. In addition to loans originated by Fremont Financial and either transferred to the Transferor or held for its own account, Fremont Financial also sells participation interests to other lending institutions and purchases participation interests in syndicated loans managed by other lenders, although no such participations are included among the Advances transferred to the Trust. The term "Fremont Portfolio" as used herein includes information relating to all commercial finance loans held by Fremont Financial, including information relating to the Advances transferred to the Trust, and loan participations and stand-alone term loans owned by Fremont Financial.

     While consideration is given to the net worth and profitability of a client, asset-based loans are generally extended to borrowers who do not have bank sources of credit readily available and are based on the estimated liquidation value of the collateral pledged to secure the loan. Generally, loans are provided on a floating rate basis at a spread over the prime rate, and each account is supervised and regularly reviewed to monitor collateral sufficiency. The average portfolio balance and gross interest yield over the prime rate of the Fremont Portfolio for each of the fiscal years 1992, 1993, 1994 and 1995 is shown below:

                     AVERAGE INTEREST YIELD OVER PRIME RATE

                                                      YEARS ENDED DECEMBER 31,
                                       -------------------------------------------------------
                                          1995           1994           1993           1992
                                       ----------     ----------     ----------     ----------
                                                       (DOLLARS IN THOUSANDS)
Average Performing Fremont
  Portfolio..........................  $  548,820     $  430,656     $  306,408     $  236,549
Average Prime Rate...................       8.83%          7.14%          6.00%          6.25%
Gross Interest Yield over the Prime
  Rate...............................       3.59%          4.49%          4.85%          4.72%

     The gross interest yield for a loan includes monthly interest charges, but does not include amounts paid by the related borrowers as fees under the related loan contract. Such fees include extension fees, servicing fees, facility fees, overadvance fees, "over-limit" fees and all other similar fees paid by borrowers under the loan contracts. The gross interest yield over the average prime rate has fluctuated over the period shown above for a variety of reasons. The decrease of this yield in 1994 and 1995 for the Fremont Portfolio is due primarily to the substantial increase of participations in syndicated loans in Fremont Financial's portfolio, which on average have a lower interest yield over the prime rate. Such participations are not included among the Advances transferred to the Trust. To the extent that the gross interest yield over the prime rate decreases for Advances held by the Trust, the amount of Excess Finance Charge Collections available to offset Defaulted Amounts may be reduced. See "Pooling and Servicing Agreement -- Determination of Charge-Offs and Subordination Amounts." There can be no assurance that the gross interest yield over the prime rate will equal or maintain any particular level in the future. In addition, it can be expected that such yield will continue to fluctuate and may continue to decrease. See "Risk Factors -- Competition in the Small Business and Middle Market Loan Industry."

COMPOSITION OF COLLATERAL OF THE ADVANCES IN THE FREMONT PORTFOLIO

     The following table sets forth the composition of the Advances in the Fremont Portfolio by classification of Primary Collateral at each of the dates shown and as a percentage of the total principal outstanding at the dates indicated.

                                                   MACHINERY
                           ACCOUNTS                   AND                                  TOTAL FREMONT
                          RECEIVABLE   INVENTORY   EQUIPMENT   REAL ESTATE   NON-ACCRUAL     PORTFOLIO
                          ----------   ---------   ---------   -----------   -----------   --------------
March 1992...............    60.3%        23.1%       10.0%         5.3%         1.3%      $  215,374,000
June 1992................    61.8%        22.6%       10.6%         4.0%         1.0%         256,061,000
September 1992...........    63.8%        21.3%        9.8%         4.0%         1.1%         255,596,000
December 1992............    62.8%        21.4%        9.8%         4.3%         1.7%         284,483,000
March 1993...............    59.9%        23.0%        9.4%         6.0%         1.7%         281,949,000
June 1993................    60.1%        24.3%        8.6%         5.5%         1.5%         297,657,000
September 1993...........    57.6%        23.7%       11.6%         6.0%         1.1%         347,232,000
December 1993............    59.8%        22.7%       10.8%         5.6%         1.1%         387,474,000
March 1994...............    54.7%        26.8%       11.1%         5.9%         1.5%         391,244,000
June 1994................    55.4%        24.6%       12.0%         7.3%         0.7%         449,036,000
September 1994...........    59.5%        22.8%       11.6%         5.9%         0.2%         482,648,000
December 1994............    54.3%        21.6%       10.8%        13.2%         0.1%         543,907,000
March 1995...............    54.1%        23.7%        9.7%        12.4%         0.1%         552,048,000
June 1995................    51.9%        25.6%        9.6%        12.8%         0.1%         585,875,000
September 1995...........    50.8%        25.3%        8.6%        12.9%         2.4%         599,267,000
December 1995............    48.7%        27.8%        9.9%        11.8%         1.8%         532,693,000

     The Primary Collateral is the collateral that Fremont Financial gives the most emphasis in determining the amount to be advanced to a borrower. A loan, or a portion thereof, is classified as non-accrual when, in management's opinion, amounts due under the related contract may not be fully collected because the value of the underlying collateral is insufficient and/or the financial condition of the relevant borrower is uncertain. No assurance can be given that management has correctly characterized the collectibility of the Advances. During 1994, Fremont Financial increased its portfolio of participations in syndicated loans, and in particular, during December 1994, in loans secured by commercial real estate mortgages and therefore increased the percentage of real estate as Primary Collateral. Such participations, however, are not included among the Advances transferred to the Trust. The increase to the non-accruals as a percentage of the portfolio from 0.1% in June 1995 to 1.8% in December 1995 is primarily attributable to the assignment of non-accrual status to a single loan contract with outstanding advances of approximately $13.8 million in September 1995. The advances under that loan contract are not included in the Trust Portfolio. See "Risk Factors -- Competition in the Small Business and Middle Market Loan Industry."

CHARGE-OFFS, RECOVERIES AND NET CHARGE-OFFS

     The following table sets forth the amounts of charge-offs, recoveries and net charge-offs at each of the dates shown for the Fremont Portfolio. A non-accrual loan, or portion thereof, is charged-off when the amount of an Advance that will not be realized becomes more certain. A recovery represents amounts realized with respect to an Advance that was charged-off in any prior period.

                  CHARGE-OFFS, RECOVERIES AND NET CHARGE-OFFS

                                                    YEARS ENDED DECEMBER 31,
                                   -----------------------------------------------------------
                                      1995            1994            1993            1992
                                   -----------     -----------     -----------     -----------
                                                     (DOLLARS IN THOUSANDS)
Average Total Fremont
  Portfolio......................  $   553,409     $   434,232     $   311,098     $   239,585
Charge-Offs......................  $     2,373     $     3,287     $     1,783     $     1,662
Recoveries.......................        (513)            (66)           (301)            (82)
                                      --------        --------        --------        --------
Net Charge-Offs..................  $     1,860     $     3,221     $     1,482     $     1,580
                                      ========        ========        ========        ========
Net Charge-Offs as a Percentage
  of Average Total Fremont
  Portfolio......................        0.34%           0.74%           0.48%           0.66%
                                      ========        ========        ========        ========

     The average total performing balance of the Fremont Portfolio has increased each year primarily due to new business growth and, to a lesser extent, portfolio acquisitions. Although Fremont Financial intends to continue to emphasize new business growth, no assurance can be given that Fremont Financial will be able to increase or sustain its level of growth. Net charge-offs as a percentage of the average total Fremont Portfolio fluctuated over the period shown in the table above for a variety of reasons including the difference in timing of recoveries and charge-offs. Nevertheless, Fremont Financial does not believe that the amount of charge-offs in any period is necessarily indicative of future levels because a charge-off relating to a single loan could significantly impact the level of charge-offs for any single year. Future recoveries are dependent upon a variety of factors including general economic conditions, various legal factors and the level of charge-offs in prior years.

LOAN ORIGINATION AND CREDIT APPROVAL PROCESS

     The credit approval process at Fremont Financial is a multi-step process that involves marketing, auditing, and regional and national credit approval. Essentially, Fremont Financial marketing officers obtain referrals from commercial banks, other asset-based lenders, investment bankers and other sources. The marketing officer contacts the prospective Obligor and conducts an investigation of the prospect, as well as an analysis of historical financial statements.

     The marketing officer compiles a "Prospect Review Report" that details the information that is obtained from the prospective Obligor. In addition, the marketing officer drafts a proposal (a "Proposal Letter") that, upon approval from the regional marketing executive, is delivered to the prospective Obligor, who, upon acceptance of the Proposal Letter, submits a good faith deposit to Fremont Financial to cover expenses associated with the continued evaluation of the prospective Obligor. The Proposal Letter does not commit Fremont Financial to a transaction and certain Proposal Letters require national credit administration approval before being delivered to a prospective Obligor. Immediately upon the receipt of the good faith deposit, a senior credit officer becomes responsible for submitting filings necessary to perfect security interests in the prospective Obligor's assets, submitting a form of representations and warranties of the prospective Obligor's officers, and initiating a background investigation authorization to be completed by the prospective Obligor. An audit is then scheduled with the national audit manager and the senior credit officer in the particular regional office begins an analysis of the Obligor and the collateral.

     The initial audit process normally requires one to two weeks. The Fremont Financial auditor visits the prospective Obligor's facilities and reviews systems, books and records, as well as the physical collateral. The purpose of the audit is to confirm the accuracy and completeness of the information provided to Fremont Financial and analyze the quality and control of the collateral.

     The audit department reports directly to national credit administration rather than the senior credit officer in the applicable regional office in order to facilitate independence and provide a system of checks and balances. Nevertheless, the auditors and senior credit officers act in cooperation with each other to ensure that Fremont Financial has a complete understanding of the proposed relationship.

     A credit approval request package is then prepared by the senior credit officer which includes documents such as UCC searches, certificates of good standing, tax lien searches, bankruptcy searches, appraisals, title reports and other information to be included, along with an auditor's report. The credit approval request package is typically submitted within one week after the completion of an audit. The package is routed from the regional office to national credit administration for approval.

     Once the package is reviewed and approved by national credit administration and accepted by the prospective Obligor, documentation begins. After documentation is approved by national credit administration and general counsel, the loan can then be funded. The entire credit approval process generally requires four to six weeks.

COLLATERAL ANALYSIS

     Fremont Financial takes a security interest in assets that it believes will be sufficient, upon default of the loan, to allow it to realize an amount equal to the amount to be advanced under a loan as well as related termination costs. Fremont Financial may also obtain a security interest, which may be a junior interest, in substantially all of the other assets of the Obligor. If Fremont Financial makes more than one loan to a particular Obligor, the loans are cross-collateralized. The majority of Fremont Financial loans are personally guaranteed by the principal stockholders of the Obligor. Most personal guarantees are unsecured. However, when the situation warrants, Fremont Financial perfects its position in specific assets of the guarantor(s).

     As of December 31, 1995, Primary Collateral consisting of receivables and inventory secured approximately 48.7% and 27.8%, respectively, of the total Principal Advances outstanding on the Fremont Portfolio.

     Advance Rates for receivables are generally computed based on a Historical Dilution Percentage plus 15%, the sum of which is subtracted from 100%. The "Historical Dilution Percentage" is defined as the percentage of receivables that is expected to be retired by something other than cash such as credit memos, chargebacks, returns, or bad-debt writeoffs. The Historical Dilution Percentage provides an estimate for how much of the Obligor's net accounts receivable are expected to be uncollectible in a liquidation. An additional reserve of 15% is based on industry experience with typical accounts receivable liquidations. In determining the eligibility of receivables, the additional reserve may be increased for receivables perceived to be more risky in terms of collectibility.

     Before making inventory advances, Fremont Financial typically requires that it be able to test on a regular basis the cost, count and categories of inventory. Therefore, Fremont Financial requires an up-to-date perpetual inventory system which can be tested by its auditors. There are a number of items to be considered in determining an Advance Rate for inventory. Some of the key issues are the number of potential liquidation buyers, gross profit margin, brand name attachments, price stability and inventory turnover rate. As inventory collateral valuations can vary dramatically from industry to industry and between companies within an industry, there is no standard advance rate for loans secured by inventory. Each Obligor's situation is examined independently.

     For machinery and equipment loans, the collateral must be readily marketable, standard for the industry, in good condition and well-maintained on an on-going basis. Generally, unacceptable items include custom or homemade equipment, limited use and/or single purpose equipment and equipment requiring special care. An appraisal is conducted by an independent third-party appraiser acceptable to Fremont Financial. The Advance Rate will generally not exceed 70-80% of the appraised net liquidation value.

     For loans secured by real estate, Fremont Financial requires a recent appraisal by an independent appraiser and generally obtains an environmental survey of such real estate. The Advance Rate for real estate will generally not exceed 75% of the appraised value of such real estate. In most instances, real estate is secondary collateral.

     Inventory balances are reported and advanced against on a daily, weekly and/or monthly basis. Loans secured by machinery, equipment, and real estate are amortized over a predetermined number of years. Although the amortization period for term loans may extend beyond the original term of the lending agreement with Fremont Financial, these loans are not stand-alone loans, but are cross-collateralized and are generally coterminous with the related revolving loans. (The term loans are due in the event the loan contract is terminated for any reason, including the event that Fremont Financial does not renew the revolving loan.)

     Under certain circumstances, Fremont Financial may make an Over-Advance to an Obligor where the aggregate amount of borrowings under a loan exceeds the Advance Rate multiplied by the amount of available Primary Collateral for such loan. The portion of any Over-Advance that may be included in the Trust as an Eligible Advance is limited, as described under "Pooling and Servicing Agreement -- Representations and Warranties."

     During the period shown in the tables above, the majority of Fremont Financial's loans that have been liquidated or whose Obligor has entered bankruptcy have been fully repaid. Fremont Financial attempts to work closely with the Obligor through the liquidation or bankruptcy process to ensure repayment of the loan. Fremont Financial seeks to maintain conservative collateral valuations and perfection of Fremont Financial's security interest.

     The largest percentage of realized losses has resulted from fraud or collateral misrepresentations by the Obligor. Fremont Financial seeks to protect itself against this risk through a comprehensive system of collateral monitoring and control. Fremont Financial's operations employees, supervised by account executives, review Obligors' sales assigned as receivables and collections against those accounts on a daily basis. Verification of account balance is requested from a percentage of each Obligor's customers on a monthly basis through both phone and mail contacts. Significant sized invoices may be verified during the month.

     Receivables, inventory, payables and financial statements are reviewed on a monthly basis by the account executives.

     Fremont Financial's auditors perform auditing procedures of a prospective Obligor's books and records and physically inspect the collateral prior to approval and funding as well as approximately every 90 days during the term of the loan. Auditors have established procedures to confirm the validity of receivables and inventory and the existence and maintenance of equipment.

                                 THE CONTRACTS

     Fremont Financial's loans are generally made pursuant to a "Loan and Security Agreement." The Loan and Security Agreement sets out the Obligor's credit limit for revolving loans including, in some cases, a subline of credit for inventory loans as well as Advance Rates for accounts receivable and inventory loans. The Loan and Security Agreement provides that advances made pursuant to these lines of credit are to be made in Fremont Financial's sole discretion. The Loan and Security Agreement also provides definitions of "eligible" accounts and "eligible" inventory and states that these definitions are subject to revision in Fremont Financial's discretion.

     An Obligor's grant of a blanket security interest in accounts receivable, inventory, equipment and general intangibles and other personal property of the Obligor is also contained in the Loan and Security Agreement. In the Loan and Security Agreement, the Obligor makes certain warranties, representations and covenants relating to its business and the collateral. Finally, the Loan and Security Agreement defines certain events to be events of defaults and describes Fremont Financial's rights upon an Obligor's default.

     If as part of the revolving loan facility Fremont Financial extends a term loan facility, Fremont Financial generally has the Obligor execute a "Secured Promissory Note." The Secured Promissory Note is subject to the terms of the Loan and Security Agreement, and particularly subject to the security interest granted therein.

     As necessary, Fremont Financial may require an Obligor to execute other documents such as mortgages or patent assignments. Fremont Financial also obtains documents from third parties when necessary to properly execute a credit approval. Such agreements include guaranties, subordination agreements and non-offset agreements.

     Although the terms of the Contracts provide that Fremont Financial's funding obligations are discretionary, it is possible that a court could determine that the Contracts actually contain executory obligations under which Fremont Financial has, and is retaining, certain funding obligations. In the event of a breach of those obligations by Fremont Financial, the Obligors on the Contracts might be able to assert certain defenses to payment. See "Risk
Factors -- Certain Legal Aspects of Contracts" and "-- Certain Legal Aspects of Advances."

                                  THE ADVANCES

GENERAL

     The Advances arise from loans originated or purchased by Fremont Financial. As of the date of this Prospectus, the Advances included in the Trust Portfolio represent the majority of the loans in the Fremont Portfolio. In order to be included in the Trust Portfolio, each Advance must have arisen in the ordinary course of Fremont Financial's business (or, with respect to Advances purchased by Fremont Financial, believed by Fremont Financial to have arisen in the ordinary course of the business of the originator of the Advance) and must meet certain other criteria provided in the Pooling and Servicing Agreement. See "Pooling and Servicing Agreement -- Representations and Warranties."

     On a daily basis, Fremont Financial transfers the Advances originated under any Contract to the Transferor in accordance with the Purchase Agreement. The Transferor then transfers the Advances to the Trust pursuant to the Pooling and Servicing Agreement. The Transferor and, pursuant to the Purchase Agreement, Fremont Financial, have the right at their sole option to designate from time to time additional qualifying contracts to be included as additional Contracts (the "Additional Contracts") and to convey to the Trust any Advances created thereunder. See "Pooling and Servicing Agreement -- Representations and Warranties" and "-- Addition of Contracts." These Additional Contracts must meet the eligibility criteria set forth in the Pooling and Servicing Agreement as of the date such agreements are designated as Additional Contracts. Fremont Financial conveys or will convey the Advances then existing or thereafter created under such Additional Contracts to the Transferor, which in turn conveys or will convey them to the Trust. In addition, as of the date the Advances under any Additional Contract are to be included in the Trust and as of the date any additional Advances are generated, Fremont Financial represents and warrants to Transferor, and the Transferor represents and warrants to the Trust, that such additional Advances meet the eligibility requirements set forth in the Pooling and Servicing Agreement. Under certain circumstances specified in the Pooling and Servicing Agreement, the Transferor has the right at its sole discretion to remove Advances from the Trust provided that the aggregate Eligible Advances remaining in the Trust Portfolio are sufficient to ensure that the Transferor Amount will be equal to or greater than the Aggregate Subordinated Minimum Transferor Amount, as such term is defined in the Pooling and Servicing Agreement.

                              MATURITY ASSUMPTIONS

     Principal with respect to any Series will not be payable until the date specified for such Series in the relevant Prospectus Supplement (the "Amortization Period Commencement Date"), unless an Event of Termination with respect to such Series has occurred. (The period before such date is referred to herein as the "Non-Amortization Period" and the period from and after such date is referred to herein as the "Amortization Period"). The timing of the full amortization of each Series following the Amortization

Period Commencement Date for such Series is primarily dependent on the rate of payment by Obligors of the Advances. The rate of payment on the Advances is unpredictable and is dependent upon, among other things, receipt by Obligors of payment on the underlying collateral and other matters relating to the business of Obligors. To the extent that an Obligor does not receive payment on the underlying collateral, it is likely that such Obligor's ability to pay principal of and interest on the Advance would be limited. Therefore the timing of the principal payments on the Certificates will be uncertain and can occur at any time during an Amortization Period. In addition to the nonpayment of Advances due to defaults on the collateral underlying such Advances, payments on Advances may be affected by other circumstances. Notwithstanding the amortization of a Series of Investor Certificates, Fremont Financial may have an obligation to continue to fund the Advances pursuant to the related Contract. In the event that Fremont Financial does not continue to fund the Advances, payment by Obligors would likely be delayed and may even be reduced or terminated. Therefore payments on the Certificates could be adversely affected. See "Risk Factors -- Certain Legal Aspects of Contracts" and "-- Payments and Maturity."

     In addition, the Invested Amount of a Series will be subject to optional repurchase by the Transferor in its sole discretion at any time after the date specified in the related Prospectus Supplement. Funds to be used to make such a repurchase shall be provided by the Transferor out of funds available to the Transferor from distributions on the Transferor Certificate or from proceeds of the sale of additional Series or additional capital contributions; however, the Transferor makes no assurance that it will have sufficient funds at any time in the future to fund any such optional purchase or that any such optional purchase will occur. The repurchase price will be equal to the Invested Amount plus accrued and unpaid interest on the Investor Certificates through the day preceding the Payment Date on which the repurchase occurs.

                                USE OF PROCEEDS

     As more fully set forth in the related Prospectus Supplement, the Transferor will apply the net proceeds received from the sale of each Series to pay Fremont Financial the purchase price for the Advances pursuant to the Purchase Agreement, to repurchase outstanding Certificates or to distribute as a dividend any excess to Fremont Financial. In addition, a portion of the net proceeds may be deposited in the Excess Funding Account as additional collateral, in which case it would be available to purchase additional Advances. Fremont Financial will use the proceeds received by it for general corporate purposes, including the reduction of debt.

                        DESCRIPTION OF THE CERTIFICATES

     The Certificates for each Series have been and will be issued pursuant to the Pooling and Servicing Agreement as amended by the Supplement pertaining to such Series. The following is a summary of the Certificates as created pursuant to the provisions of the Pooling and Servicing Agreement. See "Pooling and Servicing Agreement."

GENERAL

     The Investor Certificates will represent undivided interests in the assets of the Trust allocated to the Investors (the "Investor Interest"), including the right to receive from such Trust Assets, Collections on the Advances in the Trust up to, but not in excess of, the amounts required to make payments of interest on and principal of the Certificates.

     The Transferor owns the Transferor Certificate, which generally will not be transferable. The Transferor Certificate represents an undivided interest in the Trust, a portion of which is subordinated to each Series of Investor Certificates and the Variable Funding Certificate (the "Subordinated Transferor Interest"). The Subordinated Transferor Interest represents the right to receive Collections on the Advances remaining after the allocation of the Collections to all Investor Certificates and the Variable Funding Certificate then outstanding. Any amounts represented by the Transferor Certificate in excess of the Subordinated Transferor Interest represent an interest that is pari passu with Senior Investor Certificates; however, this portion of the Transferor Interest is not entitled to the benefit of the subordination provided by Subordinated Series and the Subordinated Transferor Interest. The Transferor Certificate may be, subject to certain limitations and conditions set forth in the Pooling and Servicing Agreement, exchanged in part for one or more new Series of Investor Certificates or the Variable Funding Certificate and a reissued Transferor Certificate. The Transferor Certificate may not be transferred for any other purpose. See "Pooling and Servicing Agreement -- New Certificates."

     During the period with respect to which no Series is in its Amortization Period, the Invested Amount of each Series in the Trust will generally remain constant except upon the occurrence of a Partial Amortization Event or upon the amortization of a Series. The amount of Advances in the Trust, however, varies each day as new Advances are created and others are paid or written off. The amount of the Transferor Interest therefore fluctuates each day to reflect the changes in the amount of the Advances in the Trust. During the Amortization Period for a Series, the Invested Amount in the Trust for such Series will decline as payments of principal are collected with respect to the Advances and held for distribution, and then paid, to the Certificateholders for such Series. As a result, the Transferor Interest during any Amortization Period will generally increase each month to reflect the reductions in the Invested Amount of the applicable Series and will also change to reflect the variations in the amount of the Advances in the Trust. The Transferor Interest may be reduced as the result of an issuance of a new Series.

INTEREST PAYMENTS

     Interest on each Series will be distributed on the dates (each a "Payment Date") and in the manner specified in the related Prospectus Supplement for such Series. Each payment of interest on the Certificates on a Payment Date will include all interest accrued during the period specified in the related Prospectus Supplement (each, an "Interest Accrual Period") immediately preceding such Payment Date.

     With respect to any Series that pays a variable rate of interest, the related Prospectus Supplement will set forth: (i) the initial Certificate Rate (or the formula or manner for determining such initial Certificate Rate); (ii) the formula, index or other method by which the Certificate Rate will be determined from time to time; (iii) the periodic intervals at which such determination will be made; and (iv) any maximum or minimum rate for any such Series. With respect to any Series that pays a fixed rate of interest, the related Prospectus Supplement will set forth the rate.

PRINCIPAL PAYMENTS

     During the period with respect to which any Series is not in its Amortization Period, no principal payments will be made to Holders of Investor Certificates of such Series except after the occurrence of a Partial Amortization Event. During the Amortization Period for any Series, principal will be payable monthly on each Payment Date starting on the Amortization Period Commencement Date (or earlier if an Event of Termination occurs). The timing of the full amortization of such Series depends on, among other things, repayment by Obligors of the Advances and may not occur if Obligor's payments are insufficient therefor. Principal will be paid to all Holders of Senior Investor Certificates of a particular Series on a pro rata basis in an amount equal to the amounts on deposit in the Excess Funding Account upon the occurrence of a Partial Amortization Event. See "Maturity Assumptions."

VARIABLE FUNDING CERTIFICATE

     Due to the fact that the principal balance of Advances can fluctuate on a daily basis, and that the Investor Certificates will generally represent a fixed dollar amount, the Transferor Interest will increase or decrease on a daily basis to accommodate these collateral fluctuations. As a mechanism to fund a portion of such fluctuations in the Transferor Interest, the Trust has issued the Variable Funding Certificate.

     The Holder of the Variable Funding Certificate owns an undivided interest in the Trust that is pari passu with the interests of all Holders of Senior Investor Certificates; however, payments of principal of and interest on the Variable Funding Certificate may be made on a more frequent basis than the Investor Certificates. However, if an Event of Termination has occurred, payments under the Variable Funding Certificate will only be made on a pro rata basis with all Senior Investor Certificates. The Variable Funding Certificate is used to fund a portion of the fluctuations on the Advances. Therefore, repayments on this certificate could be made from time to time to reflect decreases in the aggregate amount of Principal Advances in the Trust. Conversely, the Holder of the Variable Funding Certificate may purchase additional Issuer Amounts to pay to the Trust an amount equal to the increases of the balance of the Variable Funding Certificate due to increases in the Advances (subject to the terms of such Variable Funding Certificate). Payments to the Holder of the Variable Funding Certificate will generally include principal and interest and will be senior in right of payment to all Subordinated Investor Certificates.

BOOK-ENTRY REGISTRATION

     If so specified in the Prospectus Supplement, Investor Certificates of any Series may be issued in book-entry form through the facilities of The Depository Trust Company ("DTC") (in the United States) or Cedel, societe anonyme ("Cedel") or The Euroclear System (in Europe) ("Euroclear") if they are participants of such systems, or indirectly through organizations which are participants in such systems.

     Cede & Co. ("Cede"), as nominee for DTC, will be the registered Holder of the global Investor Certificates. Any person who is named as the owner of any Certificate on the books of any clearing corporation or any other financial intermediary is a certificate owner (a "Certificate Owner"). No Certificate Owner will be entitled to receive a certificate representing such person's interest in the Investor Certificates. Unless and until Definitive Certificates are issued under the limited circumstances described below, all references herein to actions by Certificate Owners shall refer to actions taken by DTC upon instructions from its participating organizations (the "Participants"), and all references herein to distributions, notices, reports and statements to Certificate Owners shall refer to distributions, notices, reports and statements to Cede, as the registered Holder of the Investor Certificates, for distribution to Certificate Owners, in accordance with DTC procedures.

     Cedel and Euroclear will hold omnibus positions on behalf of their participants ("Cedel Participants" and "Euroclear Participants," respectively) through customers' securities accounts in Cedel's and Euroclear's names on the books of their respective Depositories which in turn will hold such positions in customers' securities accounts in the Depositories' names on the books of DTC. Citibank, N.A. ("Citibank") will act as depository for Cedel and Morgan Guaranty Trust Company of New York

("Morgan") will act as depository for Euroclear (in such capacities, each, a "Depository" and collectively, the "Depositories").

     Transfers between DTC Participants will occur in the ordinary way in accordance with DTC rules. Transfers between Cedel Participants and Euroclear Participants will occur in the ordinary way in accordance with their applicable rules and operating procedures.

     Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Cedel Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counter party in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Cedel Participants and Euroclear Participants may not deliver instructions directly to the Depositories.

     Because of time-zone differences, credits of securities received in Cedel or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such securities settled during such processing will be reported to the relevant Euroclear Participants or Cedel Participants on such business day. Cash received in Cedel or Euroclear as a result of sales of securities by or through a Cedel Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Cedel or Euroclear cash account only as of the business day following settlement in DTC. For additional information regarding clearance and settlement procedures for the Investor Certificates, see Annex I hereto and for information with respect to tax documentation procedures relating to the Investor Certificates, see Annex I hereto and "Certain Federal Income Tax Consequences -- Federal Income Tax Consequences to Foreign Investors."

     DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include underwriters, securities brokers and dealers (including the Underwriters), banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

     Certificate Owners that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, Investor Certificates may do so only through Participants and Indirect Participants. In addition, Certificate Owners receive all payments of principal of and interest on the Investor Certificates from the Trustee through DTC and its Participants. Under a book-entry format, Certificate Owners receive payments after the related Payment Date, because while payments are required to be forwarded to Cede, as nominee for DTC, on each such date, DTC will forward such payments to its Participants which thereafter will be required to forward them to Indirect Participants or Certificate Owners. It is anticipated that the only "Certificateholder" (as such term is used in the Pooling and Servicing Agreement and the Prospectus Supplement) will be Cede, as nominee of DTC, and that Certificate Owners will not be recognized by the Trustee as a Certificateholder under the Pooling and Servicing Agreement and the Prospectus Supplement. Certificate Owners are only permitted to exercise the rights of a Certificateholder indirectly through DTC (and its Participants which in turn will exercise their rights through DTC).

     Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers among Participants on whose behalf it acts with respect to the Investor Certificates and is required to receive and transmit payments of principal of and interest on the Investor Certificates. Participants and Indirect Participants with which Certificate Owners have accounts with respect to the Investor Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners.

     Because DTC can only act on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of Certificate Owners to pledge Investor Certificates to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such Investor Certificates, may be limited due to the lack of a physical certificate for such Investor Certificates.

     DTC has advised the Transferor that it will take any action permitted to be taken by a Certificateholder under the Pooling and Servicing Agreement or the Prospectus Supplement only at the direction of one or more Participants to whose account with DTC the Investor Certificates are credited. Additionally, DTC has advised the Transferor that it will take such actions with respect to specified percentages of the Invested Amount only at the direction of and on behalf of Participants whose holdings include undivided interests that satisfy such specified percentages. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

     Cedel is incorporated under the laws of Luxembourg as a professional depository. Cedel holds securities for Cedel Participants and facilitates the clearance and settlement of securities transactions between Cedel Participants through electronic book-entry changes in accounts of Cedel Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Cedel in any of 32 currencies, including United States dollars. Cedel provides to its Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedel interfaces with domestic markets in several countries. As a professional depository, Cedel is subject to regulation by the Luxembourg Monetary Institute. Cedel Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Cedel is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedel Participant, either directly or indirectly.

     The Euroclear System was created in 1968 to hold securities for Euroclear Participants and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 32 currencies, including United States dollars. The Euroclear System includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. The Euroclear System is operated by Morgan Guaranty Trust Company of New York, Brussels, Belgium office (the "Euroclear Operator" or "Euroclear"), under contract with Euroclear Clearance System S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for the Euroclear System on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include any underwriters, agents or dealers involved in the distribution of the Investor Certificates. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to Investor Certificates held through Cedel or Euroclear will be credited to the cash accounts of Cedel Participants or Euroclear Participants in accordance with the relevant system's rules and procedures, to the extent received by its Depository. Such distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See "Certain Federal Income Tax Consequences." The Cedel or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a Certificateholder under the Pooling and Servicing Agreement or the Prospectus Supplement on behalf of a Cedel Participant or Euroclear Participant only in accordance with its relevant rules and procedures and subject to its Depository's ability to effect such actions on its behalf through DTC.

     Although DTC, Cedel and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Certificates among participants of DTC, Cedel and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

DEFINITIVE CERTIFICATES

     With respect to any Series originally issued in book-entry form, the Investor Certificates of such Series will be issued in fully registered, certificated form to Certificate Owners or their nominees ("Definitive Certificates"), rather than to DTC or its nominee, only if (i) the Transferor advises the Trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as a depository with respect to the Investor Certificates, and the Trustee or the Transferor is unable to locate a qualified successor, (ii) the Transferor, at its option, advises the Trustee in writing that it elects to terminate the book-entry system through DTC, or (iii) after the occurrence of a Servicer Default, Certificate Owners representing not less than 50% of the Invested Amount, advise the Trustee and DTC through Participants in writing that the continuation of a book-entry system through DTC is no longer in the best interest of the Certificate Owners.

     Upon the occurrence of any of the events described in the immediately preceding paragraph, DTC is required to notify all Participants of the availability through DTC of Definitive Certificates. Upon surrender by DTC of the Definitive Certificates representing the Investor Certificates and instructions for reregistration, the Trustee will recognize the holders of such Definitive Certificates as Certificateholders under the Pooling and Servicing Agreement. In the event that Definitive Certificates are issued or DTC ceases to be the clearing agency for the Certificates, the Pooling and Servicing Agreement provides that the Certificateholders will be notified of such event.

     Payments of principal of and interest on the Investor Certificates are made by the Trustee directly to Holders of Definitive Certificates in accordance with the procedures set forth herein and in the Pooling and Servicing Agreement. Interest payments and any principal payments on each Payment Date are made to Holders in whose names the Definitive Certificates were registered at the close of business on the related Record Date. Payments are made by check mailed to the address of such Holder as it appears on the register maintained by the Trustee. The final payment on any Investor Certificate (whether Definitive Certificates or the certificate or certificates registered in the name of Cede representing the Investor Certificates), however, will be made only upon presentation and surrender of such Investor Certificate at the office or agency specified in the notice of final payment to Certificateholders. The Trustee will provide such notice to registered Certificateholders not later than the fifth day of the month of such final payments.

     Definitive Certificates are transferable and exchangeable at the offices of the Transfer Agent and Registrar, which initially will be the Trustee. No service charge is imposed for any registration of transfer or exchange, but the Transfer Agent and Registrar may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith. The Transfer Agent and Registrar are not required to register the transfer or exchange of Definitive Certificates for a period of fifteen days preceding the due date for any payment with respect to such Definitive Certificates.

                        POOLING AND SERVICING AGREEMENT

     The Pooling and Servicing Agreement states that either the Transferor has transferred and assigned to the Trust all of its right, title and interest in and to the Advances and all Advances subsequently created under the Contracts and purchased by or contributed to the Transferor, or the Transferor has granted to the Trust a perfected security interest in such Advances.

     In connection with the transfer of the Advances to the Trust, the Transferor has delivered secured promissory notes and certain other instruments to the Trustee, and the Transferor has caused certain interests under the Contracts, Related Security (as defined in the Pooling and Servicing Agreement), documents and any records or agreements relating to such documents or the Advances to be marked as being transferred to the Trustee for the benefit of the Trust. In addition, the Transferor has indicated in its hard copy, computer files and microfiche lists that the Advances have been conveyed to the Trust, and the Transferor has provided to the Trustee hard copy, computer files or microfiche lists containing a true and complete list showing the aggregate Advances to each Obligor, identified by name and by total outstanding balance on the Cut-Off Date. The Transferor has caused to be filed a UCC financing statement with respect to the Advances meeting the requirements of California or other applicable law. See "Risk Factors -- Certain Legal Aspects of the Advances" and "-- Certain Legal Aspects of the Contracts."

NEW CERTIFICATES

     The Pooling and Servicing Agreement provides for the Trustee to issue three types of Certificates: (i) Investor Certificates of one or more Series which are transferable only in accordance with the relevant provisions of the Securities Act and have the characteristics described below; (ii) a Variable Funding Certificate; and (iii) the Transferor Certificate, which evidences the Transferor Interest and generally is not transferable. The Transferor Certificate may be, subject to certain limitations and conditions set forth in the Pooling and Servicing Agreement, exchanged in part for one or more new Series or the Variable Funding Certificate and a reissued Transferor Certificate. The Transferor Certificate may not be transferred for any other purpose. The Pooling and Servicing Agreement also provides that, pursuant to one or more Supplements, the holder of the Transferor Certificate may (i) tender only such certificate, or (ii) tender the Transferor Certificate in conjunction with the certificates evidencing any Series or the Variable Funding Certificate, to the Trustee in exchange for one or more new Series and/or a Variable Funding Certificate and a reissued Transferor Certificate. Under the Pooling and Servicing Agreement, the holder of the Transferor Certificate may define, with respect to any newly issued Series, certain terms including: (i) its name or designation; (ii) its initial Invested Amount (or method for calculating such amount); (iii) its Certificate Rate (or formula for the determination thereof);
(iv) the closing date; (v) the rating agency or agencies rating the Series; (vi) the interest payment date or dates and the date or dates from which interest shall accrue; (vii) the name of the clearing agency, if any; (viii) the method for allocating collections to Certificateholders of such Series and the method by which the principal amount of such Series shall amortize; (ix) the identification of any documents to be used in connection with such Series and the terms governing the operation of any such documents; (x) the Subordinated

Minimum Amount; (xi) the Enhancement provider, if applicable, and the terms of any Enhancement with respect to such Series; (xii) the terms on which the Certificates of such Series may be repurchased or remarketed to other investors;
(xiii) the termination date of such Series; (xiv) any deposit into any account provided for such Series; (xv) the number of classes of such Series, and if more than one class, the rights and priorities of each such class; (xvi) the priority of such Series with respect to any other Series; (xvii) the rights, if any, of the Holder of the Transferor Certificate that have been transferred to the Holders of such Series; (xviii) the pool factor (consisting of an eleven-digit decimal expressing the ratio of the investor interest to the initial investor interest); (xix) whether such Series will be part of a group; and (xx) any other relevant terms, including whether or not such Series will be pledged as collateral for an issuance of any other securities, including commercial paper, (all such terms, the "Principal Terms" of such Series). In order to issue an additional Series, (a) the Overcollateralization Enhancement Amount (after taking into account such new issuance) must be equal to or greater than the sum of the Subordinated Minimum Amounts for each outstanding Series and the Variable Funding Certificate and (b) the Aggregate Subordinated Transferor Amount (after taking into account such new issuance) must be equal to or greater than the Aggregate Subordinated Minimum Transferor Amount. None of the Transferor, the Servicer, the Trustee or the Trust is required or intends to obtain the consent of any Certificateholder to issue any additional Series. However, as a condition of the issuance of a new Series, the Holder of the Transferor Certificate will deliver to the Trustee written confirmation that such issuance will not result in any Rating Agency reducing or withdrawing its rating of any outstanding Series. The Transferor may offer any Series to the public under a disclosure document in transactions either registered under the Securities Act or exempt from registration thereunder directly, through one or more other underwriters or placement agents, in fixed-price offerings or in negotiated transactions or otherwise. Any such Series may be issued in fully registered or book-entry form in minimum denominations determined by the Transferor.

     The Pooling and Servicing Agreement provides that the holder of the Transferor Certificate may cause the Trust to issue a new Series and define Principal Terms such that each Series has a period during which amortization of the principal amount thereof is intended to occur that may have a different length and begin on a different date than such period for any other Series. The new Series may be designated as Senior Investor Certificates and therefore interest and principal payments with respect to such new Series will be senior to the Subordinated Investor Certificates, or the new Series may be designated as Subordinated Investor Certificates. Furthermore, one or more Series may be in their Amortization Periods while other Series are not. Thus, certain Series may not be amortizing while other Series are amortizing. Moreover, a Series may have the benefit of an Enhancement that is available only to such Series. Under the Pooling and Servicing Agreement, the Trustee shall hold any such form of Enhancement only on behalf of the Series with respect to which it relates. Likewise, with respect to each such form of Enhancement, the holder of the Transferor Certificate may deliver a different form of Enhancement agreement. The Pooling and Servicing Agreement also provides that the holder of the Transferor Certificate may specify different coupon rates and monthly servicing fees with respect to each Series or the Variable Funding Certificate (or a particular class within such Series or the Variable Funding Certificate). Collections not used to pay interest on the Certificates, the monthly servicing fee or the Defaulted Amounts with respect to any Series may be allocated as provided in such Enhancement agreement, if applicable. The Holder of the Transferor Certificate also has the option under the Pooling and Servicing Agreement to vary among Series and the Variable Funding Certificate the terms upon which a Series or the Variable Funding Certificate (or a particular class within such Series) may be repurchased by the Transferor or remarketed to other investors. Additionally, certain Series may be subordinated to other Series, or classes within a Series may have different priorities. There is no limit to the number of different Series that may be created under the Pooling and Servicing Agreement. The Trust will terminate only as provided in the Pooling and Servicing Agreement.

     Under the Pooling and Servicing Agreement and pursuant to a Supplement, the Trust may issue additional Series or the Variable Funding Certificate only upon the satisfaction of certain conditions provided in the Pooling and Servicing Agreement. Upon satisfaction of such conditions, the Trustee will cancel the existing Transferor Certificate, the Certificates of the exchanged Series or the Variable

Funding Certificate, if applicable, and authenticate the new Series, the Variable Funding Certificate and a new Transferor Certificate.

ADDITIONAL CERTIFICATES

     The Transferor may, subject to certain restrictions, cause the Trustee to issue additional Investor Certificates ("Additional Certificates") of any outstanding Series from time to time during the Non-Amortization Period, if so specified in the related Series Supplement (each such issuance, an "Additional Issuance"). When issued, the Additional Certificates will be identical in all respects to the outstanding Investor Certificates of the same Series and will be equally and ratably entitled to the benefits of the Pooling and Servicing Agreement and the related Series Supplement without preference, priority or distinction.

     As a consequence of each Additional Issuance, the outstanding Initial Invested Amount of the related Series will be increased. The increased Initial Invested Amount may result in an increase in the Aggregate Subordinated Minimum Transferor Amount and the Subordinated Minimum Amount.

     Additional Certificates may be issued only upon the satisfaction of certain conditions provided in the related Series Supplement, including the following:
(a) the Transferor shall have delivered to the Trustee an officer's certificate requesting authentication of such Additional Certificates and stating the date of the proposed issuance; (b) after giving effect to the Additional Issuance, the Aggregate Subordinated Transferor Amount shall be at least equal to the Aggregate Subordinated Minimum Transferor Amount; (c) the Trustee shall have received confirmation from each Rating Agency that such Additional Issuance will not result in the reduction or withdrawal of the rating assigned to any outstanding Series or the Variable Funding Certificate; (d) the Transferor shall have delivered to the Trustee a certificate of an authorized officer, dated the date upon which the Additional Issuance is to occur, to the effect that the Transferor reasonably believes that such issuance will not at the time of its occurrence or at a future date cause an Event of Termination to occur or have a material adverse effect on the Trust or any Series of Investor Certificates or the Variable Funding Certificate; (e) as of the date of the Additional Issuance, all amounts due and owing to the Holders of Investor Certificates shall have been paid; (f) the excess of the principal amount of the Additional Certificates over their issue price shall not exceed the maximum amount permitted under the Code without the creation of original issue discount; and (g) the Transferor shall have delivered to the Trustee an opinion of counsel generally to the effect that, for federal, California and Illinois income and franchise tax purposes, (1) following the Additional Issuance the Trust will not be an association (or publicly traded partnership) taxable as a corporation, or (2) the Additional Certificates will be properly characterized as debt and (3) the Additional Issuance will not have a material adverse effect on the tax characterization of the Trust, any outstanding Series, or the Variable Funding Certificate and will not cause a taxable event to Holders of any such Investor Certificates or the Variable Funding Certificate.

REPRESENTATIONS AND WARRANTIES

     The Transferor has made certain representations and warranties with respect to certain matters regarding itself to the Trust, including that, among other things, (i) as of each date of issuance with respect to any Series (each a "Closing Date"), the Transferor was duly incorporated and in good standing, and that it has the authority to consummate the transactions contemplated by the Pooling and Servicing Agreement and (ii) the Pooling and Servicing Agreement and any amendments and supplements thereto constitute legal, valid and binding obligations of the Transferor. In the event of a breach of any of the representations and warranties in the Pooling and Servicing Agreement described in this paragraph, either the Trustee or the Holders of Certificates evidencing undivided interests in the Trust aggregating more than 50% of the Invested Amount of any Series outstanding, or the Holder of the Variable Funding Certificate or the liquidity agent for the Variable Funding Certificate, by written notice to the Transferor (and to the Trustee and the Servicer if given by the Certificateholders of all Series outstanding), may direct the Transferor to purchase all of the outstanding Investor Certificates of such Series, or, as the case may be, the Variable Funding Certificate, within 90 days of such notice, or within such longer period specified in such notice. The Transferor will be obligated to purchase such Certificates, on a Payment Date occurring within such applicable period. Such purchase will not be required to be made, however, if at any time during such applicable period, the representations and warranties shall then be true and correct in all material respects. The deposit amount for such purchase of all Series required to be repurchased will be equal to the Invested Amount for each such Series on the last day of the Settlement Period preceding the Payment Date on which the reassignment is scheduled to be made less the amount, if any, previously allocated for payment of principal to the Certificateholders of such Series on such Payment Date, plus an amount equal to all interest accrued but unpaid on the affected Investor Certificates at the applicable Certificate Rate through the last day preceding such Payment Date. If the Trustee or Investor Certificateholders give notice as provided above, the obligation of the Transferor to make any such deposit will constitute the sole remedy respecting a breach of the representations and warranties available to the Trustee or such Certificateholders.

     The Transferor will also represent and warrant to the Trust certain matters relating to the Advances including, among other things, that (i) as of the Cut-Off Date (or as of the date of the designation of Additional Contracts), each Contract was an Eligible Contract, as described below, and (ii) as of each Closing Date, the transfer of Advances by it to the Trust under the Pooling and Servicing Agreement constituted the grant of a first priority perfected security interest in the Advances (except for certain tax liens), which is effective as to each such Advance upon the creation thereof. In the event of an uncured breach with respect to an Advance of any of the representations and warranties described in this paragraph, such Advance will be removed from the Trust and reconveyed to the Transferor. If such reconveyance causes the Transferor Interest to fall below the Aggregate Subordinated Minimum Transferor Amount, as described herein, the Transferor shall deposit the difference in cash in the Collection Account for allocation to the Excess Funding Account. Pursuant to the Purchase Agreement, Fremont Financial, as seller thereunder, is required to repurchase some or all of the Advances from the Transferor in the event of the breach of certain representations and warranties contained in the Purchase Agreement. See "Description of the Asset Sale and Contribution
Agreement -- Representations and Warranties."

     An "Eligible Contract" is defined to mean, as of the Cut-Off Date (or, with respect to Additional Contracts, as of the date of designation for inclusion of Advances arising thereunder in the Trust), each Contract (i) that was in existence and maintained with Fremont Financial, (ii) that is payable in United States dollars, (iii) that has not been sold or pledged to any other party, (iv) the Advances arising under which have not been sold or pledged to any other party, (v) for which the address of the principal executive office of the Obligor is in the United States, (vi) that is a revolving commercial loan with an original term of up to two to three years (plus any related, cross-collateralized term loan), and (vii) that was originated or purchased by Fremont Financial and complies with Fremont Financial's underwriting standards.

     An "Eligible Advance" is defined to mean each Advance or portion of each
Advance: (i) that has arisen in Fremont Financial's ordinary course of business (or, if acquired by Fremont Financial after its creation, that has arisen in the ordinary course of business of the originator thereof and been purchased in the ordinary course of business by Fremont Financial); (ii) with respect to which the Obligor's obligation to pay is evidenced by a Contract and such Contract provides for full payment of the amount thereof; (iii) that is not an Advance that is recorded as a non-accrual Advance in accordance with Fremont Financial's normal servicing procedures; (iv) that does not constitute an obligation of the United States, any state or other political subdivision thereof, of any agency, instrumentality or subdivision of any of the foregoing; (v) that was created in compliance, in all material respects, with the Servicer's credit and collection policy and all requirements of law applicable to Fremont Financial and pursuant to a Contract that complies, in all material respects, with the Servicer's credit and collection policy and all requirements of law applicable to Fremont Financial and, as of the date of conveyance under the Purchase Agreement and the Pooling and Servicing Agreement, the terms of which have not been extended or modified except in accordance with the Servicer's credit and collection policy;
(vi) with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with, any governmental authority required to be obtained, effected or given by Fremont Financial in connection with the creation of such Advance, or the execution, delivery and performance by Fremont Financial of the related Contract, have been duly obtained, effected or given and are in full force and effect as of such date of creation; (vii) as to which, at the time of and at all times after the creation of such Advance, Fremont Financial had good and marketable title thereto free and clear of all liens (other than specified permitted liens); (viii) that arises under a Contract that has been duly authorized and which, together with such Advance, is in full force and effect and such Contract, together with such Advance, constitutes the legal, valid and binding payment obligation of the Obligor with respect thereto, enforceable against such Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting the enforcement of creditors' rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
(ix) that is not subject to any dispute, offset, defense or counterclaim with respect to the underlying obligation that has been communicated to Fremont Financial or about which Fremont Financial has knowledge and is not related to a Contract that is so subject; (x) that is denominated and payable only in United States dollars; (xi) the Obligor on which is located (within the meaning of Section 9-103 of the applicable UCC) within the United States of America and is not an affiliate of Fremont Funding; (xii) that constitutes a general intangible or instrument under and as defined in Section 9-106 of the UCC as then in effect in the State of California; (xiii) that conforms with the concentration limits specified in the Pooling and Servicing Agreement, as amended from time to time, which for each Advance is currently equal to three percent of the total amount of Aggregate Eligible Principal Advances (calculated without taking into account this clause (xiii) and clause (xiv) hereof); and (xiv) that is supported by Primary Collateral and conforms with the Over-Advance limits specified in the Pooling and Servicing Agreement, as amended from time to time, that includes, among other limitations, a limitation on the aggregate amount of Over-Advances that can be treated as Eligible Advances and which is currently equal to three percent of the total amount of Aggregate Eligible Principal Advances (calculated without taking into account this clause (xiv) and clause (xiii) hereof).

     It is not required or anticipated that the Trustee will make any initial or periodic general examination of the Advances or any records relating to the Advances for the purpose of establishing the presence or absence of defects, compliance with the Transferor's representations and warranties or for any other purpose. The Servicer, however, will deliver to the Trustee at least twice a year an opinion of counsel with respect to the validity of the security interest of the Trust in and to the Advances and certain other components of the Trust.

ADDITION OF CONTRACTS

     The Transferor has the right, but shall not be obligated, to designate from time to time Additional Contracts to be included as Contracts, the Advances arising under which may then be sold to the Transferor by Fremont Financial as seller under the Purchase Agreement.

     The Transferor will convey to the Trust its interest in all Advances arising under such Additional Contracts, whether such Advances are then existing or thereafter created, subject to the following conditions, among others: (i) each such Additional Contract must be an Eligible Contract; and (ii) no selection procedure believed by the Transferor to be materially adverse to the interests of the Holders of any Investor Certificates, including the Certificates, was used in selecting the Additional Contracts. Additional Contracts need not be of the same credit quality as the initial Contracts. Additional Contracts may have been originated by Fremont Financial using credit criteria different from those that were applied by Fremont Financial to Contracts transferred on the initial Closing Date or may have been acquired by Fremont Financial and met Fremont Financial's credit criteria at the time of the acquisition.

REMOVAL OF CONTRACTS

     Once during any Settlement Period with respect to which no Series is in its Amortization Period, the Transferor may at its sole discretion designate certain Contracts to be removed from the Trust (the

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

"Removed Contracts"). The Transferor may use any criteria it believes advisable for the removal of a Contract provided that it believes that such criteria would not adversely affect the interests of the Holders of any Investor Certificates. Upon removal of a Removed Contract, the Trustee shall be deemed to have offered to the Transferor the right to receive from the Trust all of the Trust's interest in the Advances related to any such Removed Contract. The Transferor has the ability to accept reassignment of such Advances from the Removed Contracts only upon the satisfaction of certain conditions set forth in the Pooling and Servicing Agreement, including, but not limited to, the requirements that: (i) such reassignment will not cause an Event of Termination; (ii) the Principal Advances relating to such Removed Contracts does not exceed 10% of the aggregate amount of Principal Advances in the Trust; and (iii) no selection procedure believed by the Transferor to be materially adverse to the interests of the Holders of any Investor Certificates was used in selecting the Removed Contracts.

COLLECTION AND OTHER SERVICING PROCEDURES

     Pursuant to the Pooling and Servicing Agreement, the Servicer is responsible for servicing and administering the Advances in accordance with the Servicer's policies and procedures contained in its credit policies and procedures manual. The Servicer is required to maintain fidelity bond coverage insuring against losses through wrongdoing of its officers and employees who are involved in the servicing of commercial loans covering such actions and in such amounts as the Servicer believes to be reasonable from time to time.

     The Transferor and the Servicer have set up a system of collecting payments from the Obligors that may include tri-party agreements among an Obligor, the Servicer and a bank (a "Lock-Box Bank") establishing an account (a "Lock-Box Account"). The Trustee for the benefit of the Certificateholders has established accounts (each, a "Concentration Account") at several banks (each a "Concentration Bank") to collect payment from separate lock-boxes and also directly from Obligors and the Servicer as received in payment from Obligors. The Obligors have been or will be instructed by the Servicer or the Transferor to make payments with respect to their Advances either by: (i) depositing such payments into their designated Lock-Box Account at the respective Lock-Box Bank;
(ii) depositing such payments into a Concentration Account at a Concentration Bank; or (iii) making a payment directly to the Servicer; provided, however, that any payments received by the Servicer shall be deposited into a Concentration Account or the Collection Account not later than one business day following receipt.

     Upon maturity of a Contract, the Servicer may either require repayment of the remaining principal balance by the Obligor or extend the Contract. Generally, if the Obligor is unable to immediately repay the Advances, the Servicer may attempt to preserve the collectibility of the Advances by extending the Contract for a limited period of time or otherwise modifying it.

TRUST ACCOUNTS

     The Trustee has established the Collection Account into which the Collections or Gross Collections, as appropriate, shall be deposited. The Collection Account has three ledger sub-accounts, consisting of a general account, the Cash Collateral Account and the Excess Funding Account. Unless otherwise specified, all references to "Collection Account" shall be references to the general sub-account.

CASH COLLATERAL ACCOUNT

     To the extent provided in the related Series Supplement, in the event and to the extent that the Gross Collections are insufficient to pay interest on, and the servicing fee with respect to, any Series, a withdrawal will be made from the Cash Collateral Account, up to the amount on deposit in the Cash Collateral Account. See "Pooling and Servicing Agreement -- General" in the related Prospectus Supplement.

EXCESS FUNDING ACCOUNT

     Funds on deposit in the Excess Funding Account may be withdrawn and paid to the Transferor (subject to the limitations described herein) or allocated to one or more Series of Certificates. On each Business Day, the Servicer will allocate to the Excess Funding Account all amounts being deposited on such day (minus that portion of such amounts to be deposited with respect to the Daily Interest Amounts, as defined below, and the Variable Funding Certificate) up to the Excess Funding Amount, as defined herein. Any funds on deposit in the Excess Funding Account at the beginning of an Amortization Period for a Series will be deposited in the Collection Account to the extent necessary for payment of principal of the Certificates in accordance with the priorities set forth in the Pooling and Servicing Agreement and the related Series Supplement. Also, no funds will be deposited during any Amortization Period for any Series until the Investor Certificates of such Series have been paid in full. To the extent set forth in the related Prospectus Supplement, in the event that the amounts on deposit in the Excess Funding Account exceed the Maximum Excess Funding Account Balance set forth in such related Prospectus Supplement, a Partial Amortization Event shall be deemed to occur and such excess amounts shall be paid to the holders of the Investor Certificates in the priorities and the amounts set forth in such Prospectus Supplement.

ALLOCATION OF COLLECTIONS

     On each Business Day during which no Series is in its Amortization Period, the Servicer will withdraw the Daily Interest Amount, any amounts required to be deposited into the Excess Funding Account, and any amounts payable to the Holder of the Transferor Certificate from the Concentration Accounts, and deposit such amounts into the Collection Account. After the deposit of such amounts into the Collection Account, the Servicer will withdraw an amount equal to the lesser of
(i) the amount of remaining Gross Collections remaining in the Concentration Accounts, and (ii) the amount of Additional Advances originated on such Business Day, and pay such amount to the Transferor to purchase such Additional Advances.

     Any amounts remaining in the Concentration Accounts after such purchase from the Transferor may be retained in the Concentration Accounts or may be withdrawn by the Servicer and deposited into the Collection Account (such amounts, together with the amounts deposited into the Collection Account earlier in the day, referred to herein as "Collections"). On each Business Day during the Amortization Period, the Servicer will withdraw the percentage of Gross Collections allocable to the Certificates from the Concentration Accounts and deposit such amounts into the Collection Account in accordance with the Pooling and Servicing Agreement.

     The Servicer will make all required deposits of Collections, or in the event that an Amortization Period has commenced with respect to any Series or Variable Funding Certificate, Gross Collections, to the Collection Account for each Business Day as set forth in the Pooling and Servicing Agreement no later than the Business Day following the availability of such Collections or Gross Collections.

DEPOSITS TO COLLECTION ACCOUNT

     On each Business Day, the Servicer will determine whether an Amortization Period has commenced with respect to any Series or the Variable Funding Certificate on or prior to such day.

     NON-AMORTIZATION PERIOD. On each Business Day during the Non-Amortization Period for a Series of Certificates, the Servicer will determine the amounts required to be deposited to the Collection Account with respect to such Series and shall deposit to the Collection Account from amounts held in the Concentration Accounts and available for deposit on such day the amounts set forth in the Prospectus Supplement for such Series. The amount required to be deposited to the Collection Account with respect to each Series of Certificates that is not in its Amortization Period may include the following:

          (i) the Daily Interest Amount for each Series of Certificates;

          (ii) the Excess Funding Amount;

          (iii) the Daily Variable Funding Certificate Deposit Amount, if any;

          (iv) any required deposits for Enhancements as set forth in the Prospectus Supplement for such Series; and

          (v) any amounts requested by the Transferor to be deposited for the benefit of the Holder of the Transferor Certificate.

     AMORTIZATION PERIOD. On each Business Day during an Amortization Period for a Series of Certificates, the Servicer will deposit to the Collection Account all amounts representing the proportional interest in Gross Collections available on such day for such Series of Certificates, to the extent and in the percentage set forth in the Prospectus Supplement for such Series.

     To the extent there are insufficient funds available in the Concentration Accounts during an Amortization Period to make the deposits required with respect to the Daily Interest Amounts, the Servicer will allocate from the Cash Collateral Account to the Collection Account, an amount sufficient to make the required deposit, provided there are sufficient amounts available in the Cash Collateral Account on such day.

     For the purposes hereof, the following terms have the following meanings:

     "Aggregate Subordinated Minimum Amount," "Cash Collateral Maintenance Amount," "Daily Interest Amount," "Daily Interest Shortfall," "Subordinated Minimum Amount," and "Monthly Servicing Fees" for a Series will be set forth in the Prospectus Supplement for each Series.

     "Aggregate Subordinated Minimum Transferor Amount" shall mean the greater of (a) the excess, if any, of (i) the Senior Enhancement Percentage of the aggregate Initial Invested Amount of each outstanding Series of Senior Investor Certificates and the Variable Funding Certificate over (ii) the aggregate Initial Invested Amount of each outstanding Series of Subordinated Investor Certificates and (b) the Subordinate Enhancement Percentage of the sum of the aggregate Initial Invested Amounts for each outstanding Series of Investor Certificates (including each Series of Subordinated Investor Certificates) and the Variable Funding Certificate.

     "Aggregate Subordinated Transferor Amount" shall mean the Aggregate Subordinated Minimum Transferor Amount, which amount will be (a) decreased due to allocations of Charge-Off Amounts, and (b) increased due to (i) allocations of Excess Finance Charge Collections, (ii) repayment of one or more Series of Subordinated Investor Certificates, and (iii) subordination of an additional portion, if available, of the Transferor Interest if a Series of Subordinated Investor Certificates is not paid in full on its Amortization Period Commencement Date.

     "Daily Variable Funding Certificate Deposit Amount" shall be the amount of principal and interest payable with respect to the Variable Funding Certificate and will be set forth in the related Variable Funding Supplement, if any.

     "Excess Funding Amount" will be equal, on any date of determination, to the amount by which (i) the sum of the Invested Amount for each Series of Investor Certificates, the Issuer Amount for the Variable Funding Certificate and the Aggregate Subordinated Minimum Transferor Amount exceeds (ii) the sum of (1) the Aggregate Eligible Principal Advances, (2) the amounts on deposit in the Excess Funding Account, (3) the amounts on deposit in the Collection Account in excess of any amounts allocated for the payment of interest or servicing fees on any Series of Investor Certificates or the Variable Funding Certificate and (4) the amounts on deposit in the Concentration Accounts (subject to a maximum amount equal to three percent of the Aggregate Eligible Principal Advances, which may be increased to five percent with the prior approval of each Rating Agency).

     "Initial Invested Amount" shall mean with respect to any Series, the aggregate face amount of the Investor Certificates of such Series on the initial issuance date, plus the amount of any subsequent additional issuance with respect to such Series as described in "Pooling and Servicing Agreement -- New Certificates."

     "Invested Amount" shall mean, for any day when used with respect to any Series, an amount equal to (a) the Initial Invested Amount minus (b) the aggregate amount of payments of principal paid with respect to such Series prior to such day minus, after the Subordinated Amount applicable to such Series has been reduced to zero, (c) the excess, if any, of the aggregate Charge-Off Amounts allocated to such Series over the Excess Finance Charge Collections which have been allocated to such Series.

     "Issuer Amount" shall mean, for any day when used with respect to the Variable Funding Certificate, an amount equal to (a) the initial issuer amount specified in the Variable Funding Supplement, plus (b) the aggregate principal amount of the purchases by the Holder of the Variable Funding Certificate of additional amounts thereunder prior to such day, minus (c) the aggregate amount of payments of principal paid to the Holder of the Variable Funding Certificate prior to such day, minus (d) the excess, if any, of the Charge-Off Amounts allocated to the Variable Funding Certificate over the Excess Finance Charge Collections which have been allocated to the Variable Funding Certificate prior to such day.

     "Overcollateralization Enhancement Amount" shall be the sum of (i) the Aggregate Subordinated Transferor Amount and (ii) the Invested Amount with respect to all then outstanding Subordinated Series of Investor Certificates.

     "Senior Enhancement Percentage" shall mean the weighted average of the "Subordinated Percentages" as set forth in the related Series Supplement for each Series of Senior Investor Certificates and the Variable Funding Certificate, which is currently equal to 23.46%. The "Subordinated Percentage" for each Senior Series and the Variable Funding Certificate is a percentage, the numerator of which is the applicable overcollateralization percentage (currently such overcollateralization percentage is equal to 19% for each outstanding Senior Series and the Variable Funding Certificate) and the denominator of which is 100% minus the applicable overcollateralization percentage for such Series.

     "Subordinate Enhancement Percentage" shall be equal to the weighted average of the "Subordinated Percentages" as set forth in the Series Supplement for each Series of Subordinated Investor Certificates, which is currently equal to 12.99%. The "Subordinated Percentage" for each Subordinated Series is a percentage, the numerator of which is the applicable overcollateralization percentage (currently such overcollateralization percentage is equal to 11.5% for each outstanding Subordinated Series) and the denominator of which is 100% minus the applicable overcollateralization percentage for such Series.

WITHDRAWALS AND PAYMENTS FROM COLLECTION ACCOUNT

     On each Business Day, with respect to (a) the amounts on deposit in the Collection Account and certain amounts in the Excess Funding Account (not to exceed the amount on deposit in the Excess Funding Account that is in excess of the Excess Funding Amount for such day, as of the beginning of business on such day), and (b) the amounts to be deposited into the Collection Account with respect to the Variable Funding Certificate or the Transferor Certificate, the Servicer will determine and instruct the Trustee as to the following:

          (i) the amount to be withdrawn from the Excess Funding Account to be deposited into one or more Concentration Accounts for the purchase of Advances;

          (ii) the amount to be withdrawn from the Collection Account and paid to the Holder of the Variable Funding Certificate or the amount to be withdrawn from the Collection Account to be deposited into one or more Concentration Accounts as set forth in the related Variable Funding Supplement, if any; and

          (iii) the amount to be withdrawn from the Collection Account and paid to the Holder of the Transferor Certificate.

     On each Business Day, the Transferor may cause the Trust to pay to it, as Holder of the Transferor Certificate, an amount not to exceed the sum of (i) the excess of the Transferor Interest (calculated after giving effect to the deposits and payments required to be made on such day) over the sum of the

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

Aggregate Subordinated Minimum Transferor Amount and the aggregate of the Defaulted Amounts for the current Settlement Period and (ii) any amounts in the Cash Collateral Account in excess of the Cash Collateral Maintenance Amount. However, the Transferor would not be entitled to receive such payments if, after giving effect thereto, either (i) the Excess Funding Amount would be greater than zero, or (ii) the total amount on deposit in the Collection Account and the Concentration Account would be less than the sum of (A) an amount equal to two months of interest on the outstanding Investor Certificates and the Variable Funding Certificate, based on the then-current Invested Amount for Investor Certificates of each outstanding Series, the Issuer Amount and the respective interest rates applicable thereto, and (B) an amount equal to two months of servicing fees, based on such Invested Amounts and the Issuer Amount. To the extent that the Transferor elects not to direct such payments, such amounts will be retained in the Concentration Accounts.

     On each Determination Date, the Servicer will determine, and on each Payment Date the Trustee will make, the following payments in the priorities set forth below, subject to the subordination provisions of any Subordinated Series and to the extent that there are amounts sufficient therefor in the Collection Account, including certain amounts allocated to the Cash Collateral Account and the Excess Funding Account:

          (i) to the Certificateholders, interest in an amount equal to the product of the Monthly Certificate Rates for each Series in effect for the related Interest Accrual Period and the Invested Amount for such Series as of the immediately preceding Payment Date;

          (ii) to the Servicer, the servicing fee for the related Settlement Period;

          (iii) principal to the Investor Certificateholders as partial payment of principal in the event of a Partial Amortization Event; and

          (iv) with respect to a Payment Date relating to a Settlement Period for which a Series of Investor Certificates is in an Amortization Period, principal to the appropriate Certificateholders, in an amount equal to the Gross Collections deposited with respect to such Series for the related Settlement Period minus (x) the interest accrued on such Investor Certificates and the allocable portion of the servicing fee payable on the related Payment Date and (y) the amounts allocated to the Cash Collateral Account with respect to such Series.

     Principal paid to the Certificateholders of a Series will reduce the Invested Amount for such Series by a corresponding amount as of the related Payment Date (referred to herein as "Amortization"). The Trustee will make all required withdrawals from the Collection Account on the related Transfer Date and will pay such amounts to the Paying Agent. On each Payment Date, the Paying Agent will distribute such amount to the Certificateholders.

DETERMINATION AND ALLOCATION OF CHARGE-OFFS AND SUBORDINATION AMOUNTS

     On each Determination Date, the Servicer will determine with respect to the related Settlement Period, the amount by which the Finance Charge Collections plus Recoveries (each as defined herein) realized for the related Settlement Period exceeds (or is less than) the sum of (i) the interest payable or paid on each Series and the Variable Funding Certificate with respect to the related Interest Accrual Period or Settlement Period, (ii) the servicing fee payable for such Settlement Period, and (iii) the Defaulted Amount (as defined herein) with respect to the related Settlement Period. To the extent that such amount is a positive number, such amount is referred to as "Excess Finance Charge Collections," and, to the extent that such amount is a negative number, such amount is referred to as the "Charge-Off Amount."

     The Servicer shall allocate any Charge-Off Amount among the various interests in the Trust based upon: (i) with respect to each Series of Investor Certificates, the applicable Invested Percentage of such Charge-Off Amount; (ii) with respect to the Issuer Interest, the Issuer Percentage of such Charge-Off

Amount; and (iii) with respect to the Transferor Interest, the Transferor Percentage of such Charge-Off Amount, and shall apply such amounts as follows:

          First, with respect to any Charge-Off Amount allocated to each Series of Senior Investor Certificates and the Variable Funding Certificate, to reduce the Subordinated Amount for such Investor or Variable Funding Certificate until each such Subordinated Amount is equal to zero (with respect to reductions in such Subordinated Amounts, such reductions will first be allocated to reduce the Aggregate Subordinated Transferor Amount until such amount has been reduced to zero, then to reduce the Invested Amount for each Series of Subordinated Investor Certificates pro rata until such amounts have been reduced to zero);

          then, to reduce the Invested Amount for each Series, the Issuer Amount and the Transferor Amount, in an amount equal to the portion of such Charge-Off Amount allocated to such Series, Variable Funding Certificate or Transferor Certificate, to the extent not allocated to the Subordinated Amount as described above.

          Second, with respect to any Charge-Off Amount allocated to each Series of Subordinated Investor Certificates, to reduce the Aggregate Subordinated Transferor Amount until such amount has been reduced to zero, then to reduce the Invested Amount for each Series of Subordinated Investor Certificates pro rata until such amounts have been reduced to zero.

     The Servicer shall allocate any Excess Finance Charge Collections for each Payment Date as follows:

          First, to reinstate the Invested Amount for each Series of Senior Investor Certificates and the Issuer Amount for the Variable Funding Certificate (only to the extent that such interests have been reduced on a prior Determination Date and have not been previously reinstated) up to an amount equal to the proportional interest of Excess Finance Charge Collections based upon the outstanding Invested Amount or Issuer Amount of such Series or Variable Funding Certificate;

          Second, to reinstate the Subordinated Amount for each Series and the Variable Funding Certificate (only to the extent that such amounts have been reduced on a prior Determination Date and have not been previously reinstated), until the Subordinated Amount for each Series and the Variable Funding Certificate is equal to the Subordinated Minimum Amount applicable to such Series or the Variable Funding Certificate. With respect to reinstatements of the Subordinated Amount for a Series of Senior Investor Certificates or the Variable Funding Certificate, such reinstatement will first be allocated to reinstate the Invested Amount for each Series of Subordinated Investor Certificates (on a pro rata basis and only to the extent that such interests have been reduced on a prior Determination Date and have not been previously reinstated) and then to reinstate the Aggregate Subordinated Transferor Amount; and

          then, to the extent of any remaining Excess Finance Charge Collections, to reinstate the Transferor Amount:

     For the purposes hereof, the following terms have the following meanings:

          "Finance Charge Collections" are the portion of Gross Collections other than amounts representing principal and amounts that would have a corresponding out-of-pocket expense for the Seller, which includes amounts constituting interest, fees and other similar amounts.

          "Recoveries" refer to all amounts received by the Servicer with respect to defaulted Advances that were previously charged-off.

     DEFAULTED AMOUNT. On each Determination Date, the Servicer will calculate the principal amount of (i) Eligible Advances and (ii) Advances that have been classified as "non-accrual" in accordance with the Servicer's normal servicing procedures, but which would be Eligible Advances if they were not classified as "non-accrual" for the preceding Settlement Period that will be charged off as uncollectible in accordance with the Servicer's customary and usual policies and procedures (such amount referred to as the "Defaulted Amount"); provided however, if an Event of Termination has occurred and is continuing, Defaulted Amounts shall not include the principal amount of Advances that are attributable to Advances classified as non-accrual at the time the Event of Termination occurred. All Defaulted Amounts not covered by finance charges will constitute Charge-Off Amounts. All Charge-Off Amounts allocated to a Senior Series or the Variable Funding Certificate, up to the Subordinated Amount for such Senior Series or Variable Funding Certificate, will first be allocated to the Subordinated Transferor Interest until it is reduced to zero. If the Subordinated Transferor Interest has been reduced to zero, such Charge-Off Amounts will be allocated on a pro rata basis among any outstanding Series of Subordinated Investor Certificates. If both the Subordinated Transferor Interest and the Invested Amount of each Series of Subordinated Investor Certificates have been reduced to zero, such Charge-Off Amounts will be allocated to each Series of Senior Investor Certificates and the Variable Funding Certificate in proportion to their respective Invested Percentage or Issuer Percentage, as applicable.

EVENTS OF TERMINATION

     Events of Termination for each Series will be as set forth in the related Prospectus Supplement. Events of Termination may include, among others, the occurrence of any one of the following events: (i) the Subordinated Amount falls below a specified percentage for each Series as set forth in the related Prospectus Supplement; (ii) the Subordinated Amount for such Series is less than the Subordinated Minimum Amount for such Series for any three consecutive Settlement Periods to the extent set forth in the related Prospectus Supplement;
(iii) to the extent set forth in any Prospectus Supplement, the variable interest rate on the Certificates exceeds or maintains a maximum rate; (iv) the three month rolling average percentage of Principal Advances with accounts receivable as the Primary Collateral falls below the specified percentage for such Series to the extent set forth in the related Prospectus Supplement; (v) a Partial Amortization Event; (vi) failure on the part of the Transferor or the Servicer to make any payment or deposit required under the Pooling and Servicing Agreement or to perform their covenants thereunder, in each case within certain specified grace periods; (vii) a material breach of a representation or warranty of the Transferor made in the Pooling and Servicing Agreement which is not remedied within specified cure periods; (viii) the Servicer or the Transferor voluntarily seeks, consents to or acquiesces in the benefit of any Insolvency Law or an involuntary petition is filed under any Insolvency Law and such petition is not dismissed within a specified period of time; (ix) the Servicer shall fail to deliver the daily or the Settlement Date reports required to be delivered by it, and such failure is not cured within specified time periods;
(x) the Trust shall become an "investment company" required to register within the meaning of the Investment Company Act of 1940, as amended; (xi) the Trustee has not accepted an eligible servicer within 60 days after any Servicer Default with respect to which a termination notice has been issued; (xii) the lien created in favor of the Trust on all the Trust Assets shall cease to be a perfected, first priority enforceable lien thereon, or the Transferor or Fremont Financial shall so assert in writing; and (xiii) failure on the part of Fremont Financial to make any payment or deposit required under the Purchase Agreement or to perform its covenants thereunder, in each case within certain specified grace periods.

     Upon the occurrence of any Event of Termination, other than a Partial Amortization Event, with respect to any Series, an Amortization Period will be deemed to have commenced with respect to such Series. However, in the case of any event described in subparagraph (ix), (xi) or (xiii) either the Trustee or the Holders of any Investor Certificates representing more than 50% of the Invested Amount of such Series must declare that an Event of Termination has occurred with respect to such Series or all Series. Notice by the Investor Certificateholders of an Event of Termination should be given in writing to the Trustee by personal delivery, certified or registered mail, return receipt requested.

FINAL PAYMENT OF PRINCIPAL; TERMINATION

     The Invested Amount of the Investor Certificates will be subject to optional repurchase by the Transferor from time to time as set forth in the related Prospectus Supplement. The termination date for each Series will be set forth in the related Prospectus Supplement.

SERVICING COMPENSATION AND PAYMENT OF EXPENSES

     Pursuant to the Pooling and Servicing Agreement and any supplements thereto, for its servicing of the Advances, the Servicer will receive servicing compensation including the servicing fee for each Settlement Period (payable on the next succeeding Payment Date) and investment earnings on amounts held in the Collection Account. The total servicing fee for a Payment Date will be equal to the product of (i) the greater of the weighted average of the servicing fee Percentage for each Series as set forth in the applicable Prospectus Supplements or 2% and (ii) the aggregate dollar amount of Principal Advances in the Trust (the "Aggregate Principal Advances") on the first day of the Settlement Period immediately preceding such Payment Date, such product multiplied by a fraction, the numerator of which is equal to the actual number of days in the related Settlement Period and the denominator of which is equal to 360. The Monthly Servicing Fee represents the portion of the servicing fee allocated to any Series of Certificates.

     The servicing fee is intended to be compensation for customary loan servicing activities to be performed by the Servicer for the Transferor and the Trust, additional administrative services performed by the Servicer on behalf of the Transferor and the Trust, and expenses paid by the Servicer on behalf of the Transferor and the Trust, including the Trustee's fee.

CERTAIN MATTERS REGARDING THE TRANSFEROR AND THE SERVICER

     The Servicer may not resign from its obligations and duties under the Pooling and Servicing Agreement, except upon a determination that performance of its duties is no longer permissible under applicable law. No such resignation will become effective until the Trustee or a successor to the Servicer has assumed the Servicer's responsibilities and obligations under the Pooling and Servicing Agreement.

     The Pooling and Servicing Agreement provides that the Servicer will indemnify the Trust and the Trustee from and against any reasonable loss, liability, expense, damage or injury suffered or sustained by reason of any acts or omissions or alleged acts or omissions of the Servicer with respect to the activities of the Trust or the Trustee; provided, however, that the Servicer shall not indemnify: (i) the Trustee for liabilities imposed by reason of fraud, negligence, or willful misconduct by the Trustee in the performance of its duties under the Pooling and Servicing Agreement; (ii) the Trust or the Certificateholders for liabilities arising from actions taken by the Trustee at the request of Certificateholders; (iii) the Trust or the Certificateholders for any losses, claims, damages or liabilities incurred by any of them in their capacities as investors, including without limitation, losses incurred as a result of defaulted Advances or Advances which are written off as uncollectible; or (iv) the Trust or the Certificateholders for any liabilities, costs or expenses of the Trust or the Certificateholders arising under any tax law, including without limitation, any federal, state or local income or franchise tax or any other tax imposed on or measured by income (or any interest or penalties with respect thereto or arising from a failure to comply therewith) required to be paid by the Trust or the Certificateholders in connection with the Pooling and Servicing Agreement to any taxing authority.

     In addition, the Pooling and Servicing Agreement provides that, subject to certain exceptions, the Transferor will indemnify the Trust and the Trustee from and against any reasonable loss, liability, expense, damage or injury suffered or sustained by reason of any actual or alleged acts or omissions arising out of or based upon the arrangement created by the Pooling and Servicing Agreement as though the Pooling and Servicing Agreement created a partnership under the California Revised Uniform Limited Partnership Law in which the Transferor is a general partner.

     The Pooling and Servicing Agreement provides that neither the Transferor nor the Servicer nor any of their respective directors, officers, employees or agents will be under any other liability to the Trust, the Certificateholders or any other person for any action taken, or for refraining from taking any action, in good faith pursuant to the Pooling and Servicing Agreement. Neither the Transferor, the Servicer, nor any of their respective directors, officers, employees or agents will be protected against any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence of the Transferor, the Servicer or any such person in the performance of its duties or by reason of reckless disregard of obligations and duties thereunder. In addition, the Pooling and Servicing Agreement provides that the Servicer is obligated to appear in, prosecute or defend any legal action only when such appearance, prosecution or defense is incidental to its servicing responsibilities under the Pooling and Servicing Agreement and which in its opinion will not expose it to any expense or liability.

     Any person into which, in accordance with the Pooling and Servicing Agreement, the Transferor or the Servicer may be merged or consolidated or any person resulting from any merger or consolidation to which the Transferor or the Servicer is a party, or any person succeeding to the business of the Transferor or the Servicer, upon execution of a supplement to the Pooling and Servicing Agreement and delivery of an opinion of counsel with respect to the compliance of the transaction with the applicable provisions of the Pooling and Servicing Agreement, will be the successor to the Transferor or the Servicer, as the case may be, under the Pooling and Servicing Agreement.

SERVICER DEFAULT

     In the event of any Servicer Default (as defined below), either the Trustee or Investor Certificateholders representing undivided interests aggregating more than 50% of the aggregate Invested Amount for all outstanding Series, by written notice to the Servicer (and to the Trustee if given by the Investor Certificateholders), may terminate all of the rights and obligations of the Servicer as servicer under the Pooling and Servicing Agreement and in and to the Advances and the proceeds thereof, and the Trustee may appoint a new Servicer (a "Service Transfer"). The rights and interest of the Transferor under the Pooling and Servicing Agreement and in the Transferor Interest will not be affected by such termination. The Trustee shall promptly appoint a successor Servicer. If no such Servicer has been appointed and has accepted such appointment by the time the Servicer ceases to act as Servicer, all authority, power and obligations of the Servicer under the Pooling and Servicing Agreement shall pass to and be vested in the Trustee. If the Trustee is unable to obtain any bids from eligible servicers and the Servicer delivers an officer's certificate to the effect that it cannot in good faith cure the Servicer Default that gave rise to a transfer of servicing, and if the Trustee is legally unable to act as successor Servicer, then the Trustee shall give the Transferor the right of first refusal to purchase the Advances on terms equivalent to the best purchase offer as determined by the Trustee.

     A "Servicer Default" refers to any of the following events:

          (i) failure by the Servicer to make any payment, transfer or deposit, or to give instructions to the Trustee to make certain payments, transfers or deposits, on the date the Servicer is required to do so under the Pooling and Servicing Agreement or any Supplement (or within the applicable grace period, which shall not exceed five business days);

          (ii) failure on the part of the Servicer duly to observe or perform in any respect any other covenants or agreements of the Servicer that has a material adverse effect on the Certificateholders of any Series then outstanding and that continues unremedied for a period of 90 days after written notice and continues to have a material adverse effect on the Certificateholders of any Series then outstanding for such period;

          (iii) any representation, warranty or certification made by the Servicer in the Pooling and Servicing Agreement, or in any certificate delivered pursuant to the Pooling and Servicing Agreement, proves to have been incorrect when made that has a material adverse effect on the Certificateholders of any Series then outstanding, and that continues to be incorrect in any material respect for a period of 60 days after written notice and continues to have a material adverse effect on such Certificateholders for such period; or

          (iv) the occurrence of certain events of bankruptcy, insolvency or receivership of the Servicer.

     Notwithstanding the foregoing, a delay in or failure of performance referred to in clause (i) above for a period of five business days, or referred to under clause (ii) or (iii) for a period of 30 business days, shall not constitute a Servicer Default if such delay or failure could not be prevented by the exercise of reasonable diligence by the Servicer and such delay or failure was caused by an act of God or other similar occurrence. Upon the occurrence of any such event, the Servicer shall not be relieved from using its best efforts to perform its obligations in a timely manner in accordance with the terms of the Pooling and Servicing Agreement, and the Servicer shall provide the Trustee, any provider of Enhancement, the Transferor, the Holder of the Variable Funding Certificate and the Holders of Certificates of all Series outstanding, prompt notice of such failure or delay by it, together with a description of the cause of such failure or delay and its efforts to perform its obligations.

     In the event of a Servicer Default, if a conservator or receiver is appointed for the Servicer and no Servicer Default other than such conservatorship or receivership or the insolvency of the Servicer exists, the conservator or receiver may have the power to prevent either the Trustee or the majority of the Investor Certificateholders from effecting a Service Transfer.

REPORTS TO CERTIFICATEHOLDERS

     On each Payment Date (including the Payment Date that corresponds to the Amortization Period Commencement Date for a Series), the Trustee will forward to each Investor Certificateholder of record a statement (the "Payment Date Statement") prepared by the Servicer setting forth the following information (which, in the case of (i), (ii) and (iv), below, will be stated on the basis of an original principal amount of $1,000 per Investor Certificate if the Amortization Period for such Series has commenced): (i) the aggregate amount of Collections and Gross Collections, allocated to such Series during the immediately preceding Settlement Period; (ii) the total amount paid on the Certificates; (iii) the amount of such payment, if any, allocable to principal of the Certificates; (iv) the amount of such payment allocable to interest on the Certificates; (v) the Defaulted Amount for such Payment Date; (vi) the amount of Recoveries for such Settlement Period; (vii) the amount of the servicing fee for such Settlement Period; (viii) the "pool factor" for the Certificates as of such Payment Date (consisting of an eleven-digit decimal expressing the Invested Amount as of such Payment Date (determined after taking into account any reduction in the Invested Amount that will occur on such Payment Date) as a proportion of the initial Invested Amount); (ix) the Aggregate Subordinated Transferor Amount for such Payment Date; (x) the Cash Collateral Account balance, if any, for such date; and (xi) the Excess Funding Account Balance for such date.

     On or before January 31 of each calendar year, the Trustee will furnish (or cause to be furnished) to each person who at any time during the preceding calendar year was an Investor Certificateholder of record, a statement containing the information required to be provided by an issuer of indebtedness under the Code for such preceding calendar year or the applicable portion thereof during which such person was an Investor Certificateholder, together with such other customary information as is required to be provided by an issuer of indebtedness under the Code and such other customary information as is necessary to enable the Investor Certificateholders to prepare their tax returns. See "Certain Federal Income Tax Consequences."

     Three or more Holders holding Investor Certificates representing in the aggregate at least 5% of the Invested Amount of any Series may obtain a list of the Holders of such Series from the Trustee by applying in writing and stating that the purpose is to communicate with other Investors with respect to their rights under the Pooling and Servicing Agreement or under the Investor Certificates. The request must be accompanied by a copy of the communication that such Investor Certificateholders propose to transmit. In addition, the Trustee must be indemnified to its satisfaction by such Investor Certificateholders for its costs and expenses. Access to the most recent list of Certificateholders held by the Trustee will be afforded such Investor Certificateholders within five business days after the receipt of the application.

EVIDENCE AS TO COMPLIANCE

     The Pooling and Servicing Agreement provides that the Servicer will cause a firm of independent public accountants to furnish on an annual basis a report relating to certain matters in connection with the servicing of the Trust Portfolio.

     The Pooling and Servicing Agreement also provides for delivery to the Trustee, on or before a certain date each year, of a statement signed by an officer of the Servicer stating that the Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects throughout the preceding twelve months or, if there has been a default in the fulfillment of any such obligations, describing each such default.

AMENDMENTS

     The Pooling and Servicing Agreement and any Supplement may be amended by the Transferor, the Servicer and the Trustee, without the consent of Certificateholders, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of such Pooling and Servicing Agreement and Supplements or of modifying in any manner the rights of such Certificateholders; provided that (i) the Servicer shall have provided an officer's certificate to the effect that such action will not adversely affect in any material respect the interests of such Certificateholders; (ii) the Rating Agencies contracted to rate the Investor Certificates confirm that such action will not result in a reduction or withdrawal of their rating of the Investor Certificates; and (iii) such action will not, in the opinion of counsel satisfactory to the Trustee, result in certain adverse tax consequences. In addition, the Pooling and Servicing Agreement and any Supplement may be amended from time to time by the Transferor, the Servicer and the Trustee, without the consent of Investor Certificateholders, to add to or change any of the provisions of the Pooling and Servicing Agreement to provide that bearer certificates issued with respect to any subsequently issued Series may be registrable as to principal, to change or eliminate any restrictions on the payment of principal of or any interest on such bearer certificates, to permit such bearer certificates to be issued in exchange for registered certificates or bearer certificates of other authorized denominations or to permit the issuance of uncertificated certificates. Moreover, any Supplement and any amendments regarding the addition or removal of Advances from the Trust will not be considered amendments requiring the consent of Investor Certificateholders under the provisions of the Pooling and Servicing Agreement or any Supplement.

     The Pooling and Servicing Agreement and any Supplement thereto may be amended by the Transferor, the Servicer and the Trustee with the consent of the Holders of Investor Certificates evidencing undivided interests aggregating not less than 50% of the Investor Interests of each and every Series adversely affected for the purpose of adding any provisions to, changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement, or any Supplement thereto, or of modifying in any manner the rights of Investor Certificateholders of any then outstanding Series. No such amendment, however, may (i) reduce in any manner the amount of, or delay the timing of, payments required to be made on any such Series, (ii) change the definition of or the manner of calculating the interest of any Investor Certificateholder of such Series, or (iii) reduce the aforesaid percentage of undivided interests the Holders of which are required to consent to any such amendment, in each case without the consent of all Investor Certificateholders of all Series adversely affected. Promptly following the execution of any amendment to the Pooling and Servicing Agreement, the Trustee will furnish written notice of the substance of such amendment to each Investor Certificateholder.

THE TRUSTEE

     LaSalle National Bank is the Trustee under the Pooling and Servicing Agreement. The Transferor, the Servicer and their respective affiliates may from time to time enter into normal banking and trustee relationships with the Trustee and its affiliates. The Trustee, the Transferor, the Servicer and any of their respective affiliates may hold Certificates in their own names. In addition, for purposes of meeting the legal requirements of certain local jurisdictions, the Trustee shall have the power to appoint a co-trustee or separate trustees of all or any part of the Trust. In the event of such appointment, all rights, powers, duties and obligations conferred or imposed upon the Trustee by the Pooling and Servicing Agreement shall be conferred or imposed upon the Trustee and such separate trustee or co-trustee jointly, or, in any jurisdiction in which the Trustee shall be incompetent or unqualified to perform certain acts, singly upon such separate trustee or co-trustee who shall exercise and perform such rights, powers, duties and obligations solely at the direction of the Trustee.

     The Trustee may resign at any time, in which event the Transferor will be obligated to appoint a successor Trustee. The Transferor may also remove the Trustee if the Trustee ceases to be eligible to continue as such under the Pooling and Servicing Agreement or if the Trustee becomes insolvent. In such circumstances, the Transferor will be obligated to appoint a successor Trustee. Any resignation or removal of the Trustee and appointment of a successor Trustee does not become effective until acceptance of the appointment by the successor Trustee.

            DESCRIPTION OF THE ASSET SALE AND CONTRIBUTION AGREEMENT

     The Advances transferred to the Trust by the Transferor have been or will be purchased by or contributed to the Transferor from Fremont Financial pursuant to the Asset Sale and Contribution Agreement (the "Purchase Agreement") entered into between the Transferor, as purchaser of the Advances, and Fremont Financial, as seller of the Advances. Under the Purchase Agreement, Fremont Financial has agreed to sell or contribute the Advances then existing and thereafter created in specified Contracts to the Transferor. Pursuant to the Pooling and Servicing Agreement, such Advances will be immediately transferred by the Transferor to the Trust, and the Transferor has assigned and will continue to assign its rights in, to and under the Purchase Agreement with respect to such Advances to the Trust. The following is a summary of certain terms of the Purchase Agreement.

ABSOLUTE TRANSFER OF ADVANCES

     Pursuant to the Purchase Agreement, Fremont Financial has made an absolute transfer to the Transferor of all its right, title and interest in and to all of the Advances in the Contracts as of the Cut-Off Date and all of the Advances thereafter created in such Contracts. The purchase price of the Advances is the unpaid balance thereof as of the time of their sale to the Transferor. To the extent that the Transferor were not to have sufficient cash available to pay the entire purchase price for any Advance, the remaining portion of the purchase price (equal to the difference between the value of the Advances at the time of sale to the Transferor and the cash proceeds paid to Fremont Financial by the Transferor in exchange therefor) of the Advances would be contributed by Fremont Financial to the capital of the Transferor.

     In connection with the transfer of the Advances to the Transferor, Fremont Financial has and will indicate in its books, microfiche and computer records that the Advances have been sold or contributed to the Transferor by Fremont Financial and that such Advances have been transferred by the Transferor to the Trust. In addition, Fremont Financial has and will provide to the Transferor a hard copy, computer file or a microfiche list containing a true and complete list showing each Advance identified by name of Obligor and by total outstanding balance on the Cut-Off Date or Date of Processing. Fremont Financial has filed UCC financing statements with respect to the Advances, and those financing statements meet and will continue to meet the requirements of law in such jurisdictions as are necessary to perfect the transfer and assignment of the Advances to the Trust. See "Risk Factors -- Certain Legal Aspects of the Advances" and "-- Certain Legal Aspects of Contracts."

     Fremont Financial and the Transferor may agree from time to time to designate Additional Contracts under the Purchase Agreement. See "Pooling and Servicing Agreements -- Removal of Contracts." The purchase price for accounts so designated will be an amount equal to the unpaid balance thereon.

REPRESENTATIONS AND WARRANTIES

     Fremont Financial has made certain representations and warranties to the Transferor to the effect that, among other things, (i) as of the date of the sale of each Advance (each such date, an "Addition Date") it is duly incorporated and in good standing and that it has the authority to consummate the transactions contemplated by the Purchase Agreement and (ii) as of such Addition Date, each Advance arose out of Fremont Financial's performance in accordance with the terms of the Contract giving rise to that Advance. In the event of a breach of any representation or warranty set forth in this paragraph that results in the requirement that the Transferor accept retransfer of such Advance as to which such breach relates (a "Reconveyed Advance") pursuant to the Pooling and Servicing Agreement, Fremont Financial shall repurchase such Reconveyed Advance from the Transferor on the date of such retransfer. The purchase price for such Reconveyed Advance shall be its unpaid balance as of the previous Business Day and shall be paid in cash.

     Fremont Financial will also represent and warrant to the Transferor to the effect, among other things, that as of each Advance Date: (i) the Purchase Agreement constitutes a legal, valid and binding obligation of Fremont Financial and (ii) the Purchase Agreement constitutes a valid and absolute transfer to the Transferor of all right, title and interest of Fremont Financial in and to the Advances, whether then existing or thereafter created in the Contracts and the proceeds thereof which is effective as to each Advance upon the creation thereof. If the breach of any of the representations and warranties described in this paragraph results in the obligation of the Transferor under the Pooling and Servicing Agreement to accept retransfer of all the outstanding Investor Certificates for some or all of the Series, Fremont Financial will repurchase the Investor Certificates transferred to the Transferor for an amount of cash equal to the amount that the Transferor is required to deposit under the Pooling and Servicing Agreement in connection with such transfer.

     Fremont Financial has agreed to indemnify the Transferor and to hold the Transferor harmless from and against any and all losses, damages and expenses (including reasonable attorneys' fees) suffered or incurred by the Transferor if the foregoing representations and warranties are materially false.

CERTAIN COVENANTS

     In the Purchase Agreement, Fremont Financial has agreed that it will timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts relating to the Advances.

     Fremont Financial has further agreed that it will not extend, amend or otherwise modify the terms of any Advances, or amend, modify or waive any term or condition of any Contract related thereto in any manner that would have a material adverse effect on the interests of the Transferor or Trust, and it will comply in all material respects with its credit extension policies and procedures and collection practices relating to the Advances and Contracts (the "Credit and Collection Policy") in regard to each Advance and the related Contract. Fremont Financial has also agreed that it will not make any change in the Credit and Collection Policy that could reasonably be expected to have a material adverse effect on the interests of the Transferor or its interests in the Advances, or the ability of the Seller to perform its obligations under the Pooling and Servicing Agreement.

     In addition, Fremont Financial has expressly acknowledged and consented to the Transferor's assignment of its rights relating to the Advances under the Purchase Agreement to the Trustee for the benefit of the Certificateholders. Fremont Financial has also agreed, for the benefit of the Trustee, that any amounts payable by Fremont Financial to the Transferor pursuant to the Purchase Agreement that are to be paid by the Transferor, to the Trustee for the benefit of the Certificateholders may be paid by Fremont Financial, on behalf of the Transferor, directly to the Trustee.

TERMINATION

     The Purchase Agreement provides for a stated term of one year, renewable automatically until the earlier of (i) the occurrence of any "insolvency event" described in the next succeeding sentence, or (ii) the termination of the Trust. An "insolvency event" will be deemed to have occurred if either Fremont Financial or the Transferor becomes insolvent, fails to pay its debts generally as they become due, voluntarily seeks, consents to, or acquiesces in the benefit or benefits of any Insolvency Law, becomes a party to (or is made the subject of) any proceeding provided for by any Insolvency Law, other than as a creditor or claimant, and, in the event such proceeding is involuntary, the petition instituting same is not dismissed within 60 days after its filing or becomes unable for any reason to convey or reconvey

Advances in accordance with the provisions of the Purchase Agreement. In the event that the Purchase Agreement is terminated for any reason prior to the termination of the Trust or the repayment in full of the Investor Certificates and the Variable Funding Certificate, the principal amount of Advances would decline and cash would be retained in the Excess Funding Account. Such retained amounts would remain in the Excess Funding Account to be distributed to the Certificateholders in accordance with their respective principal payment mechanisms upon the occurrence of each Partial Amortization Event. See "Risk Factors -- Certain Legal Aspects of Contracts," "-- Competition in the Small Business and Middle Market Loan Industry" and "Maturity Assumptions."

                     CERTAIN LEGAL ASPECTS OF THE ADVANCES

TRANSFER OF ADVANCES

     The Transferor has represented and warranted in the Pooling and Servicing Agreement that the transfer of Advances by it to the Trust constitutes either a valid transfer and assignment to the Trust of all right, title and interest of the Transferor in and to the Advances, except for the interest of the Transferor as Holder of the Transferor Certificate, or the grant to the Trust of a security interest in the Advances. The Transferor has also represented and warranted in the Pooling and Servicing Agreement that, in the event the transfer of Advances by the Transferor to the Trust is deemed to create a security interest under the UCC, there will exist a valid, subsisting and enforceable first priority perfected security interest in such Advances created thereafter in favor of the Trust on and after their creation, except for certain tax and other governmental liens. For a discussion of the Trust's rights arising from a breach of these warranties, see "Pooling and Servicing Agreement -- Representations and Warranties."

     The Transferor has represented that the Advances are "general intangibles" or "instruments" for purposes of the UCC. For assets classified as general intangibles, the filing of an appropriate financing statement is required to perfect the security interest of the Trust. Financing Statements covering the Advances have been filed with the appropriate governmental authority to protect the interests of the Trust in the Advances.

     With respect to the Advances that are evidenced by promissory notes, which are considered instruments, the Transferor has represented that all of these instruments have been or will be delivered in pledge to the Trust. So long as the Trustee is not aware of any adverse claims to the instruments and maintains continuous possession of the instruments, the Trust will have a perfected security interest, having priority over all other such interests except to the limited extent discussed below, in such instruments.

     In addition to the Advances, undivided interests in security interests in certain other property securing the Advances (the "Additional Security") have been or will be transferred to the Trust. In general, the perfection by Fremont Financial of its security interests in the Additional Security and the perfection of the Trust's security interest in the Advances (including the rights of a secured creditor with respect to the Additional Security) are sufficient to create a perfected security interest in the Additional Security in favor of the Trust. Fremont Financial has represented and warranted in the Purchase Agreement that all actions necessary to perfect its security interest in the Additional Security have been taken. In addition to the foregoing, each of Fremont Financial and the Transferor has filed UCC financing statements perfecting their respective interests in the Additional Security. However, not all items of Additional Security are governed by the UCC and therefore the security interest of the Trust in such Additional Security may not be perfected and may be subject to attack from third parties with interests therein.

     Under the Pooling and Servicing Agreement, the Transferor has represented and warranted that it has transferred the Advances to the Trust free and clear of all liens (except for tax liens representing amounts not yet due, or the assessments of which are being contested in good faith by appropriate proceedings). However, pursuant to the Code, the United States government could nonetheless assert a lien on the Advances and other assets of the Trust after the Closing Date which would be legally entitled to priority over the interests of the Trust. In addition, certain other federal or state governmental or similar liens might arise after the Closing Date and be entitled to superior priority under applicable federal or state law.

CERTAIN MATTERS RELATING TO BANKRUPTCY

     The Transferor has agreed not to engage in any activities except purchasing certain rights in respect of commercial loan advances from Fremont Financial, forming trusts, transferring interests in such advances and related rights to such trusts and engaging in activities incident to, or necessary or convenient to accomplish the foregoing. The Transferor has represented and warranted that it has no intention of filing a voluntary petition under the United States Bankruptcy Code or any similar applicable state law so long as the Transferor is solvent and does not reasonably foresee becoming insolvent. There can be no assurance that the Transferor, Fremont Financial, or the Trust will not file a voluntary petition, or become insolvent and be subject to the filing of an involuntary petition under Insolvency Laws in the future.

     The voluntary or involuntary petition for relief under the United States Bankruptcy Code or any similar applicable state law with respect to Fremont Financial should not necessarily result in a similar voluntary or involuntary petition with respect to the Transferor so long as the Transferor is solvent and does not reasonably foresee becoming insolvent either by reason of Fremont Financial's insolvency or otherwise. The Transferor has taken certain steps in structuring the transactions contemplated hereby that are intended to make it unlikely that any voluntary or involuntary petition for relief by Fremont Financial under the Insolvency Laws will result in the consolidation, pursuant to the Insolvency Laws, of the assets and liabilities of the Transferor with those of Fremont Financial. These steps include the formation of the Transferor as a wholly-owned, special purpose subsidiary pursuant to charter documents containing certain limitations (including restrictions on the nature of the Transferor's business and on its ability to commence a voluntary case or proceeding under any Insolvency Laws is without an affirmative vote of all of its directors). While there is no direct bankruptcy law precedent for the position, Fremont Financial and the Transferor believe that (i) subject to certain assumptions (including the assumption that the books and records relating to the assets and liabilities of Fremont Financial will at all times be maintained separately from those relating to the assets and liabilities of the Transferor, the Transferor will prepare its own balance sheets and financial statements and the Advances will not appear as assets of Fremont Financial on its balance sheets, and there will be no commingling of the assets of Fremont Financial with those of the Transferor) the assets and liabilities of the Transferor should not be substantively consolidated with the assets and liabilities of Fremont Financial in the event of a petition for relief under the United States Bankruptcy Code with respect to Fremont Financial and (ii) the sale of Advances by Fremont Financial to the Transferor should constitute an absolute transfer and, therefore, such Advances would not be property of Fremont Financial in the event of the filing of a petition for relief by or against Fremont Financial under the United States Bankruptcy Code. If a bankruptcy trustee for Fremont Financial or a creditor of Fremont Financial were to take the view that Fremont Financial and the Transferor should be substantively consolidated or that the transfer of the Advances from Fremont Financial to the Transferor should be recharacterized as a pledge of such Advances, then delays in payments on the Certificates or (should the bankruptcy court rule in favor of any such trustee, debtor in possession or creditor) reductions in such payments could result.

     The Pooling and Servicing Agreement provides that, upon the bankruptcy or appointment of a receiver for the Transferor, the Transferor will promptly give notice thereof to the Trustee, and an Event of Termination with respect to all Series and the Variable Funding Certificate will occur. Under the Agreement, no new Collections will thereafter be transferred to the Trust and, unless otherwise instructed within a specified period by the Certificateholders representing undivided interests aggregating more than 50% of the aggregate Invested Amount of each Series and of the Variable Funding Certificate, the Trustee will proceed to sell, dispose of or otherwise liquidate the Advances in a commercially reasonable manner and on commercially reasonable terms. The proceeds from the sale of the Advances would then be treated by the Trustee as Collections on the Advances. If the only Event of Termination to occur is either the insolvency of the Transferor or the appointment of a bankruptcy trustee or receiver for the Transferor, the receiver or bankruptcy trustee for the Transferor might have the power to continue to require the Transferor to transfer new Collections to the Trust and to prevent the early sale, liquidation or disposition of the Advances and the commencement of the Amortization Period.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following summary of the anticipated material federal income tax consequences of the purchase, ownership, and disposition of the Investor Certificates is based on the advice of Hunton & Williams, special tax counsel to the Transferor ("Tax Counsel"). The summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder, and the judicial and administrative rulings and decisions now in effect or (with respect to regulations) proposed, all of which are subject to change or to possible differing interpretations. The statutory provisions, regulations, and interpretations on which this summary is based are subject to change, and such a change could apply retroactively.

     The summary does not purport to deal with all aspects of federal income taxation that may affect particular investors in light of their individual circumstances, nor with certain categories of investors subject to special treatment under the federal income tax laws. This summary focuses primarily upon investors who will hold Investor Certificates as "capital assets," (generally, property held for investment) within the meaning of Section 1221 of the Code, but much of the discussion is applicable to other investors as well.

     PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF INTERESTS IN THE INVESTOR CERTIFICATES, AS WELL AS THE TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, FOREIGN COUNTRY, OR OTHER TAXING JURISDICTION.

CHARACTERIZATION OF THE INVESTOR CERTIFICATES AS INDEBTEDNESS

     Except as otherwise provided in the Prospectus Supplement for each Series, Tax Counsel will advise the Transferor that in its opinion the Investor Certificates will be treated for federal income tax purposes as indebtedness of the Transferor, and not as ownership interests in the assets of the Trust or equity interests in the Transferor or in a separate association taxable as a corporation. That opinion will be based upon the application of existing law to the facts of the transaction as set forth in the Pooling and Servicing Agreement and in other relevant documents, but there can be no assurance that the law will not change or that contrary positions will not be taken by the Internal Revenue Service (the "Service").

     Under the Pooling and Servicing Agreement, the Transferor, the Trustee, and the Servicer each agree to treat the Investor Certificates of each Series as debt for federal income tax purposes. In addition, by acceptance of an Investor Certificate, each Investor Certificateholder will be deemed to have agreed to treat such Investor Certificate as a debt instrument for purposes of federal and state income tax, franchise tax, and any other tax measured in whole or in part by income.

     One or more Series may be subordinated to one or more other Series. In general, such subordination should not affect the federal income tax treatment of either the Subordinated or the Senior Investor Certificates. However, certificates that are Subordinated Investor Certificates will not be eligible for the benefit of certain prohibited transaction exemptions issued by the United States Department of Labor. See "Employee Benefit Plan Considerations" herein.

     No election will be made to treat the Transferor, the assets of the Trust, or the arrangement by which the Investor Certificates are issued as a real estate mortgage investment conduit (a "REMIC").

TAXABLE MORTGAGE POOL RULES

     Taxable mortgage pool ("TMP") rules enacted as part of the Tax Reform Act of 1986 (the "1986 Act") treat certain arrangements that securitize real estate mortgages (other than REMICs) as taxable corporations that cannot file a consolidated federal income tax return with any other corporation ("Stand-Alone Corporations"). An entity will be characterized as a TMP and, therefore, will be taxable as a Stand-Alone Corporation if: (i) 80% or more of its assets are debt obligations and more than 50% of such debt obligations consist of real estate mortgages or interests therein, (ii) the entity is the obligor under debt obligations with two or more maturities, and
(iii) payments on the debt obligations referred to in clause (ii) bear a relationship to payments on the debt obligations referred to in clause (i).

     It is expected that 80% or more of the assets of the Trust generally will consist of the Advances, which constitute "debt obligations" as that term is defined in the TMP rules. The Trust also will be considered the Obligor under debt obligations with two or more maturities because it has issued (and intends in the future to issue) Series of Investor Certificates that are treated as debt obligations for federal income tax purposes and that have different stated maturities and rights to principal payments. Furthermore, despite the initial Non-Amortization Period associated with each Series of Investor Certificates, payments on each Series of Certificates likely will be considered to bear a relationship to payments on the Advances under the TMP rules, because once the Non-Amortization Period for a Series ends, the timing and amount of payments on such Series are based in large part on the timing and amount of payments received on the Advances. Accordingly, the Trust can avoid being characterized as a TMP and, therefore, being taxed as a Stand-Alone Corporation under the TMP rules only if, on the date of issuance of the Variable Funding Certificate and any Investor Certificates, no more than 50% of the Contracts held by the Trust constituted or will constitute real estate mortgages as that term is defined in the TMP rules.

     Under the TMP rules, a real estate mortgage includes an obligation that is principally secured by an interest in real property. An obligation is considered principally secured by an interest in real property if the Equity Value (as defined below) of the interest in real property securing the obligation was at least equal to 80% of the issue price of the obligation at the time of origination. For purposes of determining whether an obligation is principally secured by an interest in real property, the Equity Value of the interest in real property is equal to the fair market value of such interest, less the amount of any lien on such interest that is senior to, or in parity with, the obligation being tested. In addition, any interest in real property that secures a guarantee or other form of credit enhancement is excluded in applying the foregoing test. Because the Contracts are revolving credit lines, a Contract's advance limit should be considered its issue price for purposes of determining whether it is principally secured by an interest in real property and, in turn, whether it constitutes a real estate mortgage under the TMP rules.

     The Transferor and Fremont Financial each have made the following representations in a certificate (the "Non-TMP Status Certificate") signed by their authorized representatives and delivered to Tax Counsel: (i) on the Closing Dates relating to all Series of Investor Certificates issued on or prior to the date of this Prospectus and on the date of issuance of the Variable Funding Certificate, no more than 50% of the Contracts held by the Trust, measured by the advance limit associated with each such Contract, are or were secured by interests in real property with an Equity Value equal to 80% or more of the advance limit associated with such Contract at the time such Contract was originated, and (ii) on the Closing Dates relating to all Series of Investor Certificates issued after the date of this Prospectus, no more than 50% of the Contracts held by the Trust, measured by the advance limit associated with each such Contract, will be secured by interests in real property with an Equity Value equal to 80% or more of the advance limit associated with such Contract at the time such Contract was originated. Based on those representations, no more than 50% of the assets of the Trust have consisted or will consist of "real estate mortgages" as that term is defined in the TMP rules. Accordingly, the Trust should not be characterized as a TMP and, therefore, should not be taxable as a Stand-Alone Corporation. However, no attempt has been or will be made by Tax Counsel to verify the accuracy of the representations made by the Transferor and Fremont Financial in the Non-TMP Status Certificate. If the Trust were characterized as a TMP and, therefore, were taxable as a Stand-Alone
Corporation: (i) such Corporation would be subject to federal income tax at corporate rates on its net income from the Advances, which could result in a deferral of or reduced distributions to Investor Certificateholders, (ii) such Corporation would not be permitted to file a consolidated federal income tax return with any other corporation and, therefore, losses of other corporations could not be used to offset the income of such Corporation, (iii) distributions on the Transferor Certificate and to the Holders of Investor Certificates that are not characterized as debt of such Corporation ("Equity Certificates") would not be deductible in computing the taxable income of such Corporation, and (iv) distributions to the holders of Equity Certificates would be treated as dividend income to such holders to the extent of the current and accumulated earnings and profits of such Corporation and, in the case of Foreign Investors, would be subject to withholding tax. See "-- Federal Income Tax Consequences to Foreign Investors" herein.

TAXATION OF INTEREST INCOME OF INVESTOR CERTIFICATEHOLDERS

     Assuming that the Investor Certificates are classified as indebtedness for federal income tax purposes, payments received by the Investor Certificateholders on such Investor Certificates generally should be accorded the same tax treatment under the Code as payments received on other taxable corporate bonds. Except as described below for Investor Certificates issued with original issue discount or premium, interest paid or accrued on an Investor Certificate will be treated as ordinary income to the Certificateholder. In general, interest paid to Holders of Investor Certificates who report their income on the cash receipts and disbursements method should be taxable to them when received. Interest earned by Holders of Investor Certificates who report their income on the accrual method will be taxable when accrued, regardless of when it is actually received. Interest received on the Investor Certificates also may constitute "investment income" for purposes of certain limitations of the Code concerning the deductibility of investment interest expense. The Trustee will report annually to the Service and to the holders of record of the Investor Certificates with respect to interest paid or accrued and original issue discount, if any, accrued on the Investor Certificates.

TAXATION OF ORIGINAL ISSUE DISCOUNT INCOME OF INVESTOR CERTIFICATEHOLDERS

     An Investor Certificate will be issued with original issue discount ("OID") if its "stated redemption price at maturity" (generally, its principal amount) exceeds its "issue price." Under regulations that were issued by the Treasury on January 27, 1994 (the "OID Regulations"), an Investor Certificate's stated redemption price at maturity is equal to the sum of all payments provided for by the Investor Certificate other than "qualified stated interest" ("Deemed Principal Payments"). Qualified stated interest, in general, is stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at (i) a single fixed rate or (ii) a variable rate that meets certain requirements set out in the OID Regulations. The issue price of an Investor Certificate generally will equal the initial price at which a substantial amount of such Investor Certificates are sold to the public. The related Prospectus Supplement will indicate whether a particular Series of Investor Certificates is issued with original issue discount.

     If an Investor Certificate is issued with original issue discount, the amount of original issue discount required to be included in the Investor Certificateholder's income in any taxable year will be computed in accordance with Section 1272(a)(6) of the Code, which provides rules for the accrual of original issue discount under a constant yield method for certain debt instruments, such as the Investor Certificates, that are subject to prepayment by reason of prepayments of underlying obligations. Under section 1272(a)(6), the amount and rate of accrual of original issue discount generally is to be calculated based on the prepayment assumptions and the reinvestment rate on amounts held pending distribution that were assumed in pricing the Investor Certificates (the "Pricing Prepayment Assumptions"). The Trustee will report annually to the Service and to the Holders of record of the Investor Certificates with respect to OID accrued on the Investor Certificates.

     Under a de minimis rule, an Investor Certificate will be considered to have no original issue discount if the amount of its original issue discount is less than 0.25% multiplied by the product of its stated redemption price at maturity and its weighted average maturity ("WAM"). For that purpose, the WAM of an Investor Certificate is the sum of the amounts obtained by multiplying the amount of each Deemed Principal Payment by a fraction, the numerator of which is the number of complete years from the Investor Certificate's issue date until the relevant Deemed Principal Payment is made, and the denominator of which is the Investor Certificate's stated redemption price at maturity. Although Treasury regulations have not been issued under the relevant Code provisions, it is expected that the WAM of a debt instrument such as an Investor Certificate should be computed using the related Pricing Prepayment Assumptions.

TAXATION OF MARKET DISCOUNT INCOME OF INVESTOR CERTIFICATEHOLDERS

     A subsequent purchaser of an Investor Certificate who purchases such Investor Certificate at a discount from its outstanding principal amount (or, in the case of an Investor Certificate having original issue discount, its "adjusted issue price") will acquire such Investor Certificate with market discount. Such purchaser generally will be required to recognize the market discount (in addition to any original issue discount remaining with respect to the Investor Certificate) as ordinary income. A person who purchases an Investor Certificate at a price lower than such Investor Certificate's outstanding principal amount but higher than its adjusted issue price does not acquire such Investor Certificate with market discount, but will be required to report original issue discount, appropriately adjusted to reflect the excess of the price paid over the adjusted issue price. An Investor Certificate will not be considered to have market discount if the amount of such market discount is de minimis. Although no Treasury regulations have been issued under the relevant Code provisions, it is expected that market discount on a debt instrument such as an Investor Certificate will be considered de minimis if it is less than the product of (i) 0.25% of the remaining principal amount of such Investor Certificate (or, in the case of an Investor Certificate having original issue discount, the adjusted issue price of such Investor Certificate), and (ii) the WAM of such Investor Certificate (determined as for original issue discount) remaining after the date of purchase. Regardless of whether the subsequent purchaser of an Investor Certificate with more than a de minimis amount of market discount is a cash-basis or an accrual-basis taxpayer, market discount generally will be taken into income as principal payments (including, in the case of an Investor Certificate having original issue discount, any Deemed Principal Payments) are received in an amount equal to the lesser of (i) the amount of the principal payment received and (ii) the amount of market discount that has "accrued" (as described below), but that has not yet been included in income. The purchaser may make a special election, which generally applies to all market discount instruments acquired by the purchaser in the taxable year of election or thereafter, to recognize market discount currently on an uncapped accrual basis (the "Current Recognition Election"). In addition, the purchaser generally may elect to include in gross income all stated interest, market discount , and de minimis market discount as it accrues on an Investor Certificate under the constant yield method used to account for original issue discount that is set forth in the OID Regulations (the "All OID Election"). An All OID Election is irrevocable unless the Holder obtains the consent of the Service. In addition, if an All OID Election is made for a debt instrument with market discount, the Holder will be deemed to have made an election to include in income currently the market discount on all of its other debt instruments with market discount acquired in the taxable year of election or thereafter.

     Until the Treasury promulgates applicable regulations, the purchaser of an Investor Certificate with market discount generally may elect to accrue the market discount either: (i) on the basis of a constant interest rate, (ii) in the case of any Investor Certificate not issued with original issue discount, in the ratio of stated interest payable in the relevant period to the total stated interest remaining to be paid from the beginning of such period, or (iii) in the case of an Investor Certificate issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the total remaining original issue discount at the beginning of such period. The Pricing Prepayment Assumptions should be used to calculate the accrual of market discount under the constant interest rate method. A Holder who has acquired an Investor Certificate with market discount generally will be required to treat a portion of any gain on the sale or exchange of such Investor Certificate as ordinary income to the extent of the market discount accrued up to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial principal payments were received. Moreover, such Holder generally must defer interest deductions attributable to any indebtedness incurred or continued to purchase or carry the Investor Certificate to the extent these deductions exceed income on the Investor Certificate. Any such deferred interest expense, in general, is allowed as a deduction not later than the year in which the related market discount income is recognized. If the Holder of an Investor Certificate makes a Current Recognition Election or an All OID Election, the interest deferral rule will not apply.

     Treasury regulations implementing the market discount rules have not yet been issued, and uncertainty exists with respect to many aspects of those rules. For example, the treatment of an Investor Certificate subject to redemption at the option of the Transferor that is acquired at a market discount is unclear. Due to the substantial lack of regulatory guidance with respect to the market discount rules, it is unclear how those rules will affect any secondary market that may develop for the Investor Certificates. Prospective investors in Investor Certificates should consult their tax advisors regarding the application of the market discount rules to those Investor Certificates.

AMORTIZABLE PREMIUM

     A subsequent purchaser of an Investor Certificate who purchases such Investor Certificate at a premium over the total of its Deemed Principal Payments may elect to amortize such premium under a constant yield method that reflects compounding based on the interval between payments on such Investor Certificate. The legislative history of the 1986 Act indicates that such premium is to be accrued in the same manner as market discount (as described above). Accordingly, it appears that the accrual of premium on an Investor Certificate will be calculated using the Pricing Prepayment Assumptions. Under the Code, except as otherwise provided in Treasury regulations yet to be issued, amortized premium would be treated as an offset to interest income on an Investor Certificate and not as a separate deduction item. If a Holder were to make an election to amortize premium on an Investor Certificate, such election would apply to all taxable debt instruments (including all Investor Certificates) held by the Holder at the beginning of the taxable year in which the election is made, and to all taxable debt instruments acquired thereafter by such Holder, and would be irrevocable without the consent of the Service. In addition, a Holder that elected to amortize premium on an Investor Certificate would be required to reduce its tax basis in such Investor Certificate by the amount of the aggregate deductions (or interest offsets) allowable for amortizable premium. Investors who pay a premium for the Investor Certificates should consult their tax advisors regarding the election to amortize premium and the method to be employed.

     Amortizable premium on an Investor Certificate that is subject to redemption at the option of the Transferor generally must be amortized as if the optional redemption price and date were such Investor Certificate's principal amount and maturity date if doing so would result in a smaller amount of premium amortization during the period ending with the optional redemption date. Thus, the Holder of an Investor Certificate will not be able to amortize any premium on such Investor Certificate if such Investor Certificate is subject to optional redemption at a price equal to or greater than the Holder's acquisition price unless and until the redemption option expires. In cases where premium must be amortized on the basis of the price and date of an optional redemption, an Investor Certificate will be treated as having matured on the redemption date for the redemption price and then having been reissued on that date for that price. Any premium remaining on the Investor Certificate at the time of the deemed reissuance will be amortized on the basis of (i) the original principal amount and maturity date or (ii) the price and date of any succeeding optional redemption, under the principles described above.

     If an Investor Certificate is purchased for less than its stated principal amount, but more than its adjusted issue price, it is acquired with acquisition premium (i.e., the excess of purchase price over adjusted issue price). Acquisition premium is amortized in the same manner as, and is treated as an offset to, original issue discount.

DISPOSITION OF INVESTOR CERTIFICATES

     In general, an Investor Certificateholder will recognize gain or loss upon the sale, exchange, redemption, or other disposition of an Investor Certificate equal to the difference between (i) the amount of cash and the fair market value of any property received (other than amounts attributable to, and taxable as, accrued stated interest) and (ii) the Holder's adjusted tax basis in the Investor Certificate. A Holder's adjusted tax basis in an Investor Certificate generally will equal the cost of such Investor Certificate, increased by any original issue discount or market discount previously includible in the Holder's gross income with respect to such Investor Certificate and reduced by the portion of the basis of such Investor Certificate allocable to payments previously received on such Investor Certificate (other than qualified stated interest) and by any amortized premium or acquisition premium. Similarly, the Holder of an Investor Certificate who receives a scheduled or prepaid principal payment with respect to such Investor Certificate will recognize gain or loss equal to the difference between the amount of the payment and the allocable portion of his adjusted basis in such Investor Certificate. Subject to the market discount rules discussed above and to the one-year holding requirement for long-term capital gain treatment, any such gain or loss generally will be long-term capital gain, provided that the Investor Certificate was held as a capital asset. If the Holder of an Investor Certificate is a bank, thrift, or similar institution described in
Section 582 of the Code, any gain or loss on the sale or exchange of an Investor Certificate will be treated as ordinary income or loss. The federal income tax rates applicable to capital gains for taxpayers other than individuals, estates and trusts are currently the same as those applicable to ordinary income; however, the maximum statutory ordinary income rate for individuals, estates and trusts is generally 39.6%, whereas the maximum long-term capital gains rate for such taxpayers is 28%. Moreover, capital losses generally may be used only to offset capital gains.

     A portion of any gain from the sale of an Investor Certificate that might otherwise be capital gain may be treated as ordinary income to the extent that such Investor Certificate is held as part of a "conversion transaction" within the meaning of Section 1258 of the Code. A conversion transaction generally is one in which the taxpayer has taken two or more positions in Investor Certificates or similar property that reduce or eliminate market risk, if substantially all of the taxpayer's return is attributable to the time value of the taxpayer's net investment in such transaction. The amount of gain realized in a conversion transaction that is recharacterized as ordinary income generally will not exceed the amount of interest that would have accrued on the taxpayer's net investment at 120% of the appropriate "applicable federal rate" (which rate is computed and published monthly by the Service) at the time the taxpayer entered into the conversion transaction, subject to appropriate reduction for prior inclusion of interest and other ordinary income from the transaction.

FEDERAL INCOME TAX CONSEQUENCES TO FOREIGN INVESTORS

     In general, under the Code, interest and OID income (including accrued interest and OID recognized on a sale or exchange) paid or accrued with respect to an Investor Certificate held by or on behalf of a nonresident alien individual, foreign corporation, foreign partnership, or other foreign person (each a "Foreign Investor") will be treated as "portfolio interest" and therefore will not be subject to any United Stated federal income tax, provided that (i) such interest is not effectively connected with a trade or business in the United States of such Foreign Investor and (ii) the Transferor (or other person who would be required to withhold tax from such payments) is provided with the required statement that the beneficial owner of the Investor Certificate is a Foreign Investor. Interest (including principal payments attributable to original issue discount) paid on an Investor Certificate to a Holder who is a Foreign Investor will not be subject to withholding if such interest is effectively connected with a United States business conducted by such Foreign Investor. Such interest (and original issue discount), however, generally will be subject to the regular United States income tax. The rules governing United States federal income taxation of Foreign Investors are complex, and no attempt is made herein to provide more than a brief synopsis of those rules. Accordingly, prospective Foreign Investors should consult with their tax advisors to determine the United States federal, state, and local income and estate tax consequences of an investment in Investor Certificates.

BACKUP WITHHOLDING

     An Investor Certificate may, under certain circumstances, be subject to "backup withholding" at the rate of 31% with respect to "reportable payments," which include certain interest and principal payments on, and distributions of proceeds from a sale of, Investor Certificates. This withholding generally will apply if the Holder of an Investor Certificate (i) fails to furnish the Trustee with its taxpayer identification number ("TIN"); (ii) furnishes the Trustee or the Issuer an incorrect TIN; (iii) fails to report properly interest, dividends, or other "reportable payments" as defined in the Code; or (iv) under certain circumstances, fails to provide the Trustee or the Issuer or such Holder's securities broker with a certified statement, signed under penalty of perjury, that the TIN is its correct number and that the Holder is not subject to backup withholding. Backup withholding will not apply, however, with respect to payments made to certain Holders of Investor Certificates, including payments to certain exempt recipients (such as corporations and exempt organizations) and to Foreign Investors that comply with the requisite certification procedures. Holders of Investor Certificates should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining the exemption.

     Within a reasonable time after the end of each calendar year, the Trustee will report to the Holders of the Investor Certificates and to the Service each calendar year the amount of any "reportable payments" during such year and the amount of tax withheld, if any, with respect to payments on the Investor Certificates.

FOREIGN TAXATION

     The discussion above does not address the tax treatment of the Trust, the Investor Certificates, or the Investor Certificateholders under foreign income tax laws. Prospective investors are urged to consult their own tax advisors regarding the foreign income tax treatment of the Trust and the Investor Certificates, and the consequences of the purchase, ownership, and disposition of the Investor Certificates under any foreign tax law.

     DUE TO THE COMPLEXITY OF THE FEDERAL INCOME TAX RULES APPLICABLE TO THE HOLDERS OF INVESTOR CERTIFICATES AND THE CONSIDERABLE UNCERTAINTY THAT EXISTS WITH RESPECT TO MANY ASPECTS OF THOSE RULES, ALL POTENTIAL INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF SUCH INVESTOR CERTIFICATES.

                            STATE TAX CONSIDERATIONS

     In addition to the federal income tax consequences described in "Certain Federal Income Tax Consequences" above, potential investors should consider the state income tax consequences of the acquisition, ownership, and disposition of the Investor Certificates.

     CALIFORNIA. Some of the activities to be undertaken by the Servicer in servicing and collecting the Advances will take place in California. The California Bank and Corporation Tax Law imposes a franchise tax on banks and financial corporations doing business in the State of California measured by their net income allocated and apportioned to California.

     Assuming the Investor Certificates are treated as indebtedness for federal income tax purposes, this treatment also will apply for California income tax purposes. Pursuant to this treatment, Investor Certificateholders not otherwise subject to California tax and not holding Investor Certificates for use in a California trade or business would not become subject to such tax solely because of their ownership of the Investor Certificates. Investor Certificateholders already subject to taxation in California or holding Investor Certificates for use in a California trade or business, however, could be required to pay tax on the income generated from ownership of the Investor Certificates.

     This discussion is based upon present provisions of California law and regulations, and applicable judicial or ruling authority, all of which are subject to change that may be retroactive. No ruling on any of the issues discussed above will be sought from the California Franchise Tax Board.

     OTHER JURISDICTIONS. The acquisition, ownership, and disposition of the Investor Certificates may result in tax consequences in additional jurisdictions, including Illinois, the location of the Trustee. State income tax law may differ substantially from the corresponding federal and California law, and the discussion herein does not purport to describe any aspect of the income tax laws of any other states. No opinion of counsel has been sought concerning the tax consequences of the arrangement between the Transferor and the holders of the Investor Certificates, or the acquisition, ownership, and disposition of the Investor Certificates under the laws of any state other than California. THEREFORE, POTENTIAL INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE VARIOUS STATE TAX CONSEQUENCES OF AN INVESTMENT IN THE INVESTOR CERTIFICATES.

                      EMPLOYEE BENEFIT PLAN CONSIDERATIONS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA") imposes certain restrictions on those pension, profit sharing, and other employee benefit plans to which it applies ("Plans") and on those persons who are fiduciaries or have certain specified relationships to such Plans ("Parties in Interest"). Under ERISA, any person who exercises any authority or control with respect to the management or disposition of the assets of a Plan is considered to be a fiduciary of such Plan (subject to certain exceptions not here relevant). In considering an investment of the assets of a Plan in Investor Certificates, a fiduciary should consider, among other things: (i) the purposes, requirements, and liquidity needs of such Plan; (ii) the definition of Plan assets under ERISA and the applicable United States Department of Labor ("DOL") regulations; (iii) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA; and (iv) whether such an investment is appropriate for the Plan and prudent, considering the nature of the investment. The prudence of a particular investment must be determined by the responsible fiduciary (usually the trustee or investment manager) with respect to each Plan taking into account all of the facts and circumstances of the investment.

     Sections 406 and 407 of ERISA and Section 4975 of the Code prohibit certain transactions that involve (i) a Plan and any party in interest under ERISA or "disqualified person" under the Code with respect to the Plan and (ii) Plan assets. If a Plan were deemed to have acquired indirect ownership rights in the Transferor or its assets, certain transactions involving the operations of the Transferor might be deemed to be prohibited transactions under ERISA and the Code. Under DOL Regulations set forth in 29 C.F.R. 2510.3-101 (the "Plan Asset Regulations"), "plan assets" include not only securities held by a Plan but also the underlying assets of the issuer of any equity securities held by a Plan (the "Look-Through Rule"), unless one or more exceptions specified in the Plan Asset Regulations are satisfied. The Plan Asset Regulations define an equity security as a security other than a security that is treated as debt for state law purposes and that has no substantial equity features. Because the Investor Certificates will be issued in the form of trust certificates rather than in the form of bonds, they may be treated as equity securities for purposes of the Plan Asset Regulations. Nevertheless, the Look-Through Rule would not apply to a Plan's purchase of the Investor Certificates if one or more of the exceptions specified in the Plan Asset Regulations are satisfied. One exception to the Look-Through Rule applies to securities that are (i) freely transferable, (ii) part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another, and (iii) either (A) part of a class of securities registered under section 12(b) or 12(g) of the Exchange Act, or (B) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act, within 120 days (or such later time as may be allowed by the Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred (the "Publicly Offered Exception"). Another exception to the Look-Through Rule applies to securities purchased by a Plan if, immediately after the most recent acquisition of an equity interest in the issuing entity, benefit plan investors (which include government plans and individual retirement accounts) do not own 25% or more of the value of any class of equity interests issued by such entity (the "Insignificant Participation Exception").

     The Investor Certificates will be sold as part of an offering pursuant to an effective registration statement under the Securities Act, and then will be timely registered under the Exchange Act. In addition, it is anticipated that there will be no restrictions imposed on the transfer of the Investor Certificates. However, no assurances can be given that the Investor Certificates will be held by at least 100 persons at the conclusion of the offering. Accordingly, no assurances can be given that the Investor Certificates will meet the criteria of the Publicly Offered Exception. In addition, no assurances can be given that the Insignificant Participation Exception will apply to a Plan's purchase of Investor Certificates.

     The DOL has granted to Goldman, Sachs & Co. an administrative exception (Prohibited Transaction Exception 89-88, Fed. Reg. 42,581 (1989)) (the "Exemption") from certain of the prohibited transaction rules of ERISA with respect to the initial purchase, the holding, and the subsequent resale by Plans of certificates representing interests in asset-backed pass-through trusts that consist of certain secured receivables, loans, and other obligations that meet the conditions and requirements of the Exemption. Those requirements may not be met in the case of the Investor Certificates, and no separate exemption ruling has been sought from the DOL with respect to the Investor Certificates. There also are certain class exemptions issued by the DOL that could apply to transactions involving the Trust's assets, including, but not limited to: (i) Prohibited Transaction Class Exemption ("PTCE") 90-1, regarding investments by insurance company pooled separate accounts, (ii) PTCE 91-38, regarding investments by bank collective investment funds, and (iii) PTCE 84-14, regarding transactions effected by a "qualified professional asset manager." However, a purchaser of Investor Certificates should be aware that certain exemptions noted above do not apply to the purchase, sale, or holding of subordinated certificates. Moreover, a purchaser of Investor Certificates also should be aware that even if the conditions specified in one or more of such exemptions are met, the scope of the relief provided by an exemption might not cover all acts that might be construed as prohibited transactions.

     In light of the foregoing, fiduciaries of a Plan considering the purchase of Investor Certificates should consult their own counsel as to whether the assets of the Trust which are represented by the Investor Certificates would be considered "plan assets," the consequences that would apply if the Trust's assets were considered "plan assets," and the applicability of exemptive relief from the prohibited transaction rules.

     BECAUSE THE PURCHASE OR HOLDING OF INVESTOR CERTIFICATES MAY RESULT IN UNFAVORABLE CONSEQUENCES FOR A PLAN OR ITS FIDUCIARIES UNDER THE PLAN ASSET REGULATIONS OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA OR THE CODE, CERTAIN SERIES OF INVESTOR CERTIFICATES WILL NOT BE OFFERED FOR SALE TO, AND WILL NOT BE TRANSFERABLE TO, PLAN INVESTORS.

                              PLAN OF DISTRIBUTION

     The Transferor may offer Certificates of each Series either directly, through Goldman, Sachs & Co. or through one or more underwriters in underwriting syndicates (the "Underwriters"). The Prospectus Supplement relating to each Series of Certificates will set forth the specific terms of the offering of such Series of Certificates, the names of the Underwriters, the name of the managing underwriter, the proceeds to the Transferor from such sale, any securities exchange on which the Investor certificates may be listed and, if applicable, the initial public offering prices, the discounts and commissions to the Underwriters and any discounts and concessions allowed or reallowed to certain dealers. The expected place and time of delivery of each Series of Certificates will also be set forth in the related Prospectus Supplement.

     The Certificates of a Series may be acquired by Underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale or at the time of commitment therefor. Firm commitment underwriting and public reoffering by underwriters will be through underwriting syndicates led by one or more managing underwriters or through one or more firms acting alone. The specific managing underwriter or underwriters, if any, with respect to the offer and sale of a particular Series of Investor Certificates will be set forth on the cover of the related Prospectus Supplement, and the members of the underwriting syndicate, if any, will be named in such Prospectus Supplement. The obligations of any Underwriters or Purchasers will be subject to certain conditions precedent, and such Underwriters will be severally obligated to purchase all the Investor Certificates of a Series described in the related Prospectus Supplement, if any are purchased. If Certificates of a Series are offered other than through Underwriters, the related Prospectus Supplement will contain information regarding the nature of such offering and any agreements to be entered into between the Transferor and the purchasers of Certificates of such Series.

     In connection with the sale of the Investor Certificates, underwriters may receive compensation from the Transferor or from purchasers of the Investor Certificates in the form of discounts, concessions or commissions. Underwriters and dealers participating in the distributions of the Investor Certificates may be deemed to be underwriters in connection with such Investor Certificates and any discounts or commissions received by them may be deemed to be underwriting discounts and commissioned under the Securities Act.

     The Prospectus Supplement with respect to any Series of Certificates offered other than through Underwriters will contain information concerning the nature of such offering and any agreements to be entered into between the Issuer and dealers of the Certificates for such Series.

     Purchasers of Investor Certificates, including dealers, may, depending on the facts and circumstances of such purchasers, be deemed to be "underwriters" within the meaning of the Securities Act in connection with reoffers and sales by them of Investor Certificates. Certificateholders should consult with their legal advisors in this regard prior to any such reoffer or sale.

                                 LEGAL MATTERS

     Certain legal matters relating to the issuance of the Investor Certificates will be passed upon for the Transferor by Wilson, Sonsini, Goodrich & Rosati, P.C. Certain legal matters relating to the issuance of the Investor Certificates will be passed upon for the Underwriters by Hunton & Williams. Hunton & Williams will also deliver an opinion as to certain federal income tax consequences with respect to the Investor Certificates.

                                   PROSPECTUS
                               INDEX OF KEY TERMS

                                                                                     PAGE
                                                                                    -------
Addition Date......................................................................      46
Additional Certificates............................................................      32
Additional Contracts...............................................................   4, 23
Additional Issuance................................................................   9, 32
Additional Security................................................................      49
Advance Rate.......................................................................      17
Advances...........................................................................       1
Aggregate Eligible Principal Advances..............................................       9
Aggregate Principal Advances.......................................................      42
Aggregate Subordinated Minimum Amount..............................................      37
Aggregate Subordinated Minimum Transferor Amount...................................      37
Aggregate Subordinated Transferor Amount...........................................   8, 37
Amortization.......................................................................      39
Amortization Period................................................................      23
Amortization Period Commencement Date..............................................      23
Cash Collateral Account............................................................       9
Cash Collateral Maintenance Amount.................................................      37
Cede...............................................................................      26
Cedel..............................................................................      26
Cedel Participants.................................................................      26
Certificateholder..................................................................   4, 27
Certificate Owner..................................................................      26
Certificate Rate...................................................................       6
Certificates.......................................................................    1, 3
Charge-Off Amount..................................................................      39
Citibank...........................................................................      26
Closing Date.......................................................................      32
Code...............................................................................  11, 51
Collection Account.................................................................   9, 35
Collections........................................................................   5, 36
Commission.........................................................................       2
Commonwealth.......................................................................      16
Concentration Account..............................................................   5, 35
Concentration Bank.................................................................      35
Contracts..........................................................................       1
Cooperative........................................................................      28
Credit and Collection Policy.......................................................      47
Cut-Off Date.......................................................................       4
Daily Interest Amount..............................................................      37
Daily Interest Shortfall...........................................................      37
Daily Variable Funding Certificate Deposit Amount..................................      37
Defaulted Amount...................................................................      40
Definitive Certificates............................................................      29
Depository.........................................................................      27
DOL................................................................................      59

                                   PROSPECTUS
                         INDEX OF KEY TERMS (CONTINUED)

                                                                                     PAGE
                                                                                    -------
DTC................................................................................      26
Eligible Advance...................................................................      33
Eligible Contract..................................................................      33
Enhancement........................................................................       9
ERISA..............................................................................  10, 59
Euroclear..........................................................................  26, 28
Euroclear Operator.................................................................      28
Euroclear Participants.............................................................      26
Excess Finance Charge Collections..................................................      39
Excess Funding Account.............................................................       9
Excess Funding Amount..............................................................      37
Exchange Act.......................................................................       2
Finance Charge Collections.........................................................      40
Fremont Financial..................................................................       4
Fremont Portfolio..................................................................      18
Gross Collections..................................................................       5
Historical Dilution Percentage.....................................................      21
Holder.............................................................................       4
Indirect Participants..............................................................      27
Initial Invested Amount............................................................      37
Insolvency Laws....................................................................      12
Interest Accrual Period............................................................   6, 25
Invested Amount....................................................................      38
Investor Certificates..............................................................    1, 3
Investor Interest..................................................................      25
Issuer Amount......................................................................      38
Loan and Security Agreement........................................................      22
Lock-Box Account...................................................................      35
Lock-Box Bank......................................................................      35
Monthly Servicing Fees.............................................................      37
Moody's............................................................................      15
Morgan.............................................................................      27
New Issuance.......................................................................       9
Non-Amortization Period............................................................      23
OID................................................................................      53
OID Regulations....................................................................      53
Obligor............................................................................       4
Over-Advance.......................................................................      17
Overcollateralization Enhancement Amount...........................................      38
Partial Amortization Event.........................................................       7
Participants.......................................................................      26
Payment Date.......................................................................   6, 25
Payment Date Statement.............................................................      44
Plan Asset Regulations.............................................................      59

                                   PROSPECTUS
                         INDEX OF KEY TERMS (CONTINUED)

                                                                                     PAGE
                                                                                    -------
Plan Investor.....................................................................       11
Plans.............................................................................       59
Pooling and Servicing Agreement...................................................        1
Primary Collateral................................................................       17
Principal Advances................................................................       10
Principal Terms...................................................................       31
Proposal Letter...................................................................       20
Prospect Review Report............................................................       20
Purchase Agreement................................................................    5, 46
Rating Agencies...................................................................       11
Reconveyed Advance................................................................       47
Recoveries........................................................................       40
REMIC.............................................................................       51
Removed Contracts.................................................................    4, 35
Secured Promissory Note...........................................................       22
Securities Act....................................................................        2
Seller............................................................................        5
Senior Enhancement Percentage.....................................................       38
Senior Investor Certificates......................................................        3
Senior Investor Interest..........................................................        8
Senior Series.....................................................................        3
Series............................................................................        3
Series 1995-1 Certificates........................................................       15
Series A Certificates.............................................................       15
Series B Certificates.............................................................       15
Service...........................................................................   10, 51
Servicer..........................................................................     1, 3
Servicer Default..................................................................       43
Service Transfer..................................................................       43
Settlement Period.................................................................        8
Subordinate Enhancement Percentage................................................       38
Subordinated Investor Certificates................................................        3
Subordinated Investor Interest....................................................        8
Subordinated Minimum Amount.......................................................       37
Subordinated Percentage...........................................................       38
Subordinated Series...............................................................        3
Subordinated Transferor Interest..................................................       25
Supplement........................................................................        3
Tax Counsel.......................................................................   10, 51
Terms and Conditions..............................................................       29
TMP...............................................................................       51
Transferor........................................................................ 1, 3, 16
Transferor Certificate............................................................     1, 3
Transferor Interest...............................................................        8
Trust.............................................................................     1, 3

                                   PROSPECTUS
                         INDEX OF KEY TERMS (CONTINUED)

                                                                                     PAGE
                                                                                    -------
Trustee............................................................................    1, 3
Trust Portfolio....................................................................      18
UCC................................................................................      12
Underwriters.......................................................................  12, 60
Variable Funding Certificate.......................................................    1, 3

                                    ANNEX I

         GLOBAL CLEARANCE, SETTLEMENT AND TAX DOCUMENTATION PROCEDURES

     If so specified in the relevant Prospectus Supplement, globally offered Investor Certificates (the "Global Securities") will be available in book-entry form. Investors in the Global Securities may hold such Global Securities through any of DTC, Cedel or Euroclear. The Global Securities will be tradeable as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle in same-day funds.

     Secondary market trading between investors holding Global Securities through Cedel and Euroclear will be conducted in the ordinary way in accordance with their normal rules and operating procedures and in accordance with conventional eurobond practice (i.e., seven calendar day settlement).

     Secondary market trading between investors holding Global Securities through DTC will be conducted according to the rules and procedures applicable to U.S. corporate debt obligations.

     Secondary cross-market trading between Cedel or Euroclear and DTC Participants holding Global Securities will be effected on a delivery-against-payment basis through Citibank and Morgan as the respective depositaries of Cedel and Euroclear and as participants in DTC.

     Non-U.S. holders of Global Securities will be exempt from U.S. withholding taxes, provided that such holders meet certain requirements and deliver appropriate U.S. tax documents to the securities clearing organizations or their participants.

INITIAL SETTLEMENT

     All Global Securities will be held in book-entry form by DTC in the name of Cede as nominee of DTC. Investors' interest in the Global Securities will be represented through financial institutions acting on their behalf as direct and indirect participants in DTC. As a result, Cedel and Euroclear will hold positions on behalf of their Participants through their respective Depositories, which in turn will hold such positions in accounts as Participants.

     Investors electing to hold their Global Securities through DTC will follow the settlement practices applicable to book-entry securities previously issued by the Trust. Investor securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.

     Investors electing to hold their Global Securities through Cedel or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no "lock-up" or restricted period. Global Securities will be credited to the securities custody accounts on the settlement date against payment in same-day funds.

SECONDARY MARKET TRADING

     Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

     TRADING BETWEEN DTC PARTICIPANTS. Secondary market trading between DTC Participants will be settled using the procedures applicable to book entry securities previously issued by the Trust in same-day funds.

     TRADING BETWEEN CEDEL PARTICIPANTS AND/OR EUROCLEAR
PARTICIPANTS. Secondary market trading between Cedel Participants and/or Euroclear Participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

     TRADING BETWEEN DTC SELLER AND CEDEL OR EUROCLEAR PURCHASER. When Global Securities are to be transferred from the account of a DTC Participant to the account of a Cedel Participant or a Euroclear Participant, the purchaser will send instructions to Cedel or Euroclear through a Participant at least one business day prior to settlement. Cedel or Euroclear will instruct Citibank or Morgan, respectively, as the case may be, to receive the Global Securities against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment date to and excluding the settlement date. For transactions settling on the 31st day of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by Citibank or Morgan to the DTC Participant's account against delivery of the Global Securities. After settlement has been completed, the Global Securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Cedel Participant's or Euroclear Participant's account. The Global Securities credit will appear the next day (European time) and the cash debt will be back-valued to, and the interest on the Global Securities will accrue from, the value date (which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the Cedel or Euroclear cash debit will be valued instead as of the actual settlement date.

     Cedel Participants and Euroclear Participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Cedel or Euroclear. Under this approach, they may take on credit exposure to Cedel or Euroclear until the Global Securities are credited to their accounts one day later.

     As an alternative, if Cedel or Euroclear has extended a line of credit to them, Participants can elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Cedel Participants or Euroclear Participants purchasing Global Securities would incur overdraft charges for one day, assuming they cleared the overdraft when the Global Securities were credited to their accounts. However, interest on the Global Securities would accrue from the value date. Therefore, in many cases the investment income on the Global Securities earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each Participant's particular cost of funds.

     Since the settlement is taking place during New York business hours, DTC Participants can employ their usual procedures for sending Global Securities to Citibank or Morgan for the benefit of Cedel Participants and Euroclear Participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC Participant a cross-market transaction will settle no differently than a trade between two DTC Participants.

     TRADING BETWEEN CEDEL OR EUROCLEAR SELLER AND DTC PURCHASER. Due to time zone differences in their favor, Cedel Participants and Euroclear Participants may employ their customary procedures for transactions in which Global Securities are to be transferred by the respective clearing system, through Citibank or Morgan, to a DTC Participant. The seller will send instructions to Cedel or Euroclear through a Participant at least one business day prior to settlement. In these cases, Cedel or Euroclear will instruct Citibank or Morgan, as appropriate, to deliver the bonds to the DTC Participant's account against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment date to and excluding the settlement date. For transactions settling on the 31st day of the month, payment will include interest accrued to and excluding the first day of the following month. The payment will then be reflected in the account of the Cedel Participant or Euroclear Participant the following day, and receipt of the cash proceeds in the Cedel Participants or Euroclear Participant's account would be backvalued to the value date (which would be the preceding day, when settlement occurred in New
York). Should the Cedel Participants or Euroclear Participant have a line of credit with its respective clearing system and elect to be in debit in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (i.e., the trade fails), receipt of the cash proceeds in the Cedel Participants or Euroclear Participant's account would instead be valued as of the actual settlement date.

     Finally, day traders that use Cedel or Euroclear and that purchase Global Securities from DTC Participants for delivery to Cedel Participants or Euroclear Participants should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

          (1) borrowing through Cedel or Euroclear for one day (until the purchase side of the day trade is reflected in their Cedel or Euroclear accounts) in accordance with the clearing system's customary procedures:

          (2) borrowing the Global Securities in the U.S. from a DTC Participant no later than one day prior to settlement, which would give the Global Securities sufficient time to be reflected in their Cedel or Euroclear account in order to settle the sale side of the trade; or

          (3) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC Participant is at least one day prior to the value date for the sale to the Cedel Participant or Euroclear Participant.

CERTAIN U.S. FEDERAL INCOME TAX DOCUMENTATION REQUIREMENTS

     A Holder of Global Securities holding securities through Cedel or Euroclear (or through DTC if the Holder has an address outside the U.S.) will be subject to the 30% U.S. holding withholding tax that generally applies to payments of interest (including original issue discount) on registered debt issued by U.S. persons, unless such Holder takes one of the following steps to obtain an exemption or reduced tax rate:

     EXEMPTION FOR NON-U.S. PERSON (FORM W-8). Non-U.S. persons that are beneficial owners can obtain a complete exemption from the withholding tax by filing a signed Form W-8 (Certificate of Foreign Status).

     EXEMPTION FOR NON-U.S. PERSONS WITH EFFECTIVELY CONNECTED INCOME (FORM
4224). A non-U.S. person, including a non-U.S. corporation or bank with a U.S. branch, for which the interest income is effectively connected with its conduct of a trade or business in the United States, can obtain an exemption from the withholding tax by filing Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States).

     EXEMPTION OR REDUCED RATE FOR NON-U.S. PERSONS RESIDENT IN TREATY COUNTRIES (FORM 1001). Non-U.S. persons that are beneficial owners residing in a country that has a tax treaty with the United States can obtain an exemption or reduced tax rate (depending on the treaty terms) by filing Form 1001 (Ownership, Exemption or Reduced Rate Certification). If the treaty provides only for a reduced rate, withholding tax will be imposed at that time unless the filer alternatively files Form W-8. Form 1001 may be filed by the beneficial owner or his agent.

     EXEMPTION FOR U.S. PERSONS (FORM W-9). U.S. persons can obtain a complete exemption from the withholding tax by filing Form W-9 (Request for Taxpayer Identification Number and Certification).

     U.S. FEDERAL INCOME TAX REPORTING PROCEDURE. The Global Security holder, or in the case of a Form 1001 or a Form 4224 filer, his agent, files by submitting the appropriate form to the person through whom he holds (the clearing agency, in the case of persons holding directly on the books of the clearing agency). Form W-8 and Form 1001 are effective for three calendar years and Form 4224 is effective for one calendar year.

     This summary does not deal with all aspects of federal income tax withholding that may be relevant to foreign Holders of these Global Securities. Investors are advised to consult their own tax advisors for specific tax advice concerning their holding and disposing of these Global Securities.

======================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS AND PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

               ------------------

                TABLE OF CONTENTS

              PROSPECTUS SUPPLEMENT

                                            PAGE
                                            ----
Reports to Class A Certificateholders.....  S-2
Available Information.....................  S-2
Prospectus Supplement Summary.............  S-3
Risk Factors..............................  S-10
The Trust.................................  S-11
The Trust Portfolio.......................  S-11
Fremont Financial.........................  S-15
Maturity Assumptions......................  S-17
Description of the Class A Certificates...  S-19
Description of Outstanding Investor
  Certificates............................  S-22
Description of Repurchase.................  S-23
Description of the Variable Funding
  Certificate.............................  S-23
Pooling and Servicing Agreement...........  S-24
Use of Proceeds...........................  S-28
Rating of the Class A Certificates........  S-28
Underwriting..............................  S-29
Legal Matters.............................  S-30
Prospectus Supplement Index of Key
  Terms...................................  S-31
                   PROSPECTUS
Available Information.....................    2
Incorporation of Certain Documents by
  Reference...............................    2
Prospectus Summary........................    3
Risk Factors..............................   12
The Trust.................................   16
The Transferor and Fremont Financial......   16
Asset-Based Lending.......................   17
The Contracts.............................   22
The Advances..............................   23
Maturity Assumptions......................   23
Use of Proceeds...........................   24
Description of the Certificates...........   25
Pooling and Servicing Agreement...........   30
Description of the Asset Sale and
  Contribution Agreement..................   46
Certain Legal Aspects of the Advances.....   49
Certain Federal Income Tax Consequences...   51
State Tax Considerations..................   58
Employee Benefit Plan Considerations......   59
Plan of Distribution......................   60
Legal Matters.............................   61
Prospectus Index of Key Terms.............   62
Annex I: Global Clearance, Settlement and
  Tax Documentation Procedures............  I-1

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                     $100,000,000

                        FREMONT
                  SMALL BUSINESS LOAN
                     MASTER TRUST

                     VARIABLE RATE
               ASSET BACKED CERTIFICATES,
                    SERIES D, CLASS A

                          [LOGO]

                  FREMONT FUNDING INC.
                       TRANSFEROR

              FREMONT FINANCIAL CORPORATION
                        SERVICER

           ----------------------------------

                  PROSPECTUS SUPPLEMENT
           ----------------------------------

                   GOLDMAN, SACHS & CO.

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